   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 19, 2001
                                            REGISTRATION STATEMENT NO. 333-72448
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                               AMENDMENT NO. 1 TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                              ARMOR HOLDINGS, INC.
               (Exact name of registrant as specified in charter)

            DELAWARE                                    59-3392443
  (State or other jurisdiction                       (I.R.S. Employer
of incorporation or organization)                   Identification No.)


                                 --------------
                      1400 MARSH LANDING PARKWAY, SUITE 112
                             JACKSONVILLE, FL 32250
                                 (904) 741-5400
     (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)
                                 --------------
              WARREN B. KANDERS, CHAIRMAN OF THE BOARD OF DIRECTORS
                              ARMOR HOLDINGS, INC.
                      1400 MARSH LANDING PARKWAY, SUITE 112
                             JACKSONVILLE, FL 32250
                                 (904) 741-5400
            (Name, Address, including zip code and telephone number,
              including area code, of agent for service of process)

                                 --------------
                                 with copies to:


        ROBERT L. LAWRENCE, ESQ.                   MARK C. SMITH, ESQ.
           KANE KESSLER, P.C.           SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
      1350 AVENUE OF THE AMERICAS                   FOUR TIMES SQUARE
           NEW YORK, NY 10019                      NEW YORK, NY 10036

             (212) 541-6222                          (212) 735-3000

                                --------------
     Approximately Date of Commencement of Proposed Sale to Public: As soon as practical after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than the securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                           PROPOSED               PROPOSED
                                                            MAXIMUM               MAXIMUM            AMOUNT OF
    TITLE OF EACH CLASS OF         AMOUNT TO BE       OFFERING PRICE PER         AGGREGATE          REGISTRATION
 SECURITIES TO BE REGISTERED        REGISTERED              UNIT(1)          OFFERING PRICE(1)          FEE
---------------------------------------------------------------------------------------------------------------------
Common stock ................        5,750,000(2)          $ 24.51              $140,932,500        $ 35,233.13
=====================================================================================================================

--------------------------------------------------------------------------------

(1) Provided solely for purposes of calculating the registration fee in accordance with Rule 457(c) based on the average high and low prices of the common stock reported in the consolidated reporting system on October 26, 2001.


(2)  Includes 750,000 shares subject to the overallotment option.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                              SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED NOVEMBER 16, 2001


PROSPECTUS

                               5,000,000 SHARES

                           [ARMOR HOLDINGS, INC. LOGO]

                                  COMMON STOCK

                                ---------------

     We are selling 4,500,000 shares and the selling stockholder identified in this prospectus is selling 500,000 shares.


      Our common stock trades on the New York Stock Exchange under the symbol "AH." On November 16, 2001, the last reported sale price of our shares on the New York Stock Exchange was $21.90 per share.


     INVESTING IN OUR COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

                               ---------------


                                                                        PER SHARE     TOTAL
                                                                       -----------   -------
    Public offering price ..........................................   $             $
    Underwriting discount ..........................................   $             $
    Proceeds, before expenses, to Armor Holdings, Inc. .............   $             $
    Proceeds, before expenses, to the selling stockholder ..........   $             $



     The underwriters may also purchase up to an additional 750,000 shares from the selling stockholders, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The shares will be ready for delivery on or about , 2001.

                                ---------------
MERRILL LYNCH & CO.
                           BEAR, STEARNS & CO. INC.
                                                             WACHOVIA SECURITIES
                                ---------------

               The date of this prospectus is December , 2001.

[INSIDE FRONT COVER: CAPTION "ARMOR HOLDINGS, INC. -- A LEADING GLOBAL PROVIDER OF SECURITY PRODUCTS, VEHICLE ARMOR SYSTEMS AND SECURITY RISK MANAGEMENT SERVICES" FOLLOWING ARMOR HOLDINGS LOGO ABOVE PICTURE OF GLOBAL MAP SHOWING LOCATIONS OF ARMOR HOLDINGS' OFFICES AND FACILITIES.]

                               TABLE OF CONTENTS


Prospectus Summary ...................................................................     1
Risk Factors .........................................................................     7
Forward-Looking Statements ...........................................................    12
Use of Proceeds ......................................................................    13
Dividend Policy ......................................................................    14
Price Range of Our Common Stock ......................................................    14
Capitalization .......................................................................    15
Selected Financial Data ..............................................................    16
Management's Discussion and Analysis of Financial Condition and Results of Operations     18
Business .............................................................................    26
Management ...........................................................................    43
Principal and Selling Stockholders ...................................................    45
Underwriting .........................................................................    48
Legal Matters ........................................................................    51
Experts ..............................................................................    51
Incorporation of Certain Documents by Reference ......................................    51
Where You Can Find More Information ..................................................    52
Index to Financial Statements ........................................................    F-1


                            ---------------------

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY


     This summary highlights information more fully described elsewhere in this prospectus. Because it is a summary, it may not include all of the information that is important to you. You should read the entire prospectus before investing. All information in this prospectus assumes the underwriters' overallotment option is not exercised, unless otherwise noted. References to Armor Holdings, the Company, we, us and our refer to Armor Holdings, Inc. and its subsidiaries. Industry information in this prospectus is taken from sources we believe reliable. However, we do not guarantee the accuracy of this information. Pro forma financial information included in this summary reflects the acquisition of the Armor Mobile Security Division as if it had occurred at the beginning of the period indicated.


                              ARMOR HOLDINGS, INC.

     We are a leading manufacturer and provider of security products, vehicle armor systems and security risk management services. Our products and services are used by military, law enforcement, security and corrections personnel throughout the world, as well as governmental agencies, multinational corporations and non-governmental organizations. Our company is organized and operated under three business segments: Armor Holdings Products; Armor Mobile Security; and ArmorGroup Services.

     ARMOR HOLDINGS PRODUCTS. Our Armor Holdings Products Division manufactures and sells a broad range of high quality equipment marketed under brand names that are well-known and respected in the military and law enforcement communities. Products manufactured by this division include body armor, tactical armor, hard armor, duty gear, less-lethal munitions, anti-riot products, police batons, forensic products and weapon maintenance products.

     ARMOR MOBILE SECURITY. Our Armor Mobile Security Division manufactures and installs ballistic and blast protection armoring systems for military vehicles, commercial vehicles, military aircraft and missile components. Under the brand name O'Gara-Hess & Eisenhardt, we are the sole-source provider to the U.S. military for the supply of armoring and blast protection systems for the High Mobility Multi-purpose Wheeled Vehicle (HMMWV, commonly known as the Humvee). Additionally, we have been subcontracted to develop a ballistically armored and sealed truck cab for the High Mobility Artillery Rocket System (HIMARS) currently in development for the U.S. Army. We armor a variety of commercial vehicles including limousines, sedans, sport utility vehicles, commercial trucks and cash-in-transit vehicles, to protect against varying degrees of ballistic and blast threats. Our Armor Mobile Security Division recently acquired the companies that constituted the majority of what was formerly known as the Security Products and Services Group of The Kroll-O'Gara Company ("O'Gara Acquisition").

     ARMORGROUP SERVICES. Our ArmorGroup Services Division provides a broad range of sophisticated security risk management solutions to multinational corporations in diverse industries such as natural resources, financial services and consumer products, and to governmental and non-governmental agencies such as the U.S. Departments of State and Defense, the United Nations and CARE International. Services provided include security planning, advice and management, security systems integration, intellectual property asset protection, due diligence investigations and training programs in counterintelligence, countersurveillance, advanced driving techniques and ballistics.

INDUSTRY OVERVIEW / MARKET OPPORTUNITY

     We participate in the defense and global security products and services industries. Increasingly, governments, militaries, businesses, and individuals have recognized the need for our products and services to protect them from the risks associated with terrorism, physical attacks, threats of violence, white-collar crime and fraud. We believe the following trends and developments will drive growth in the industries in which we participate:

     o the terrorist attacks on September 11, 2001 generating strong federal and local support for increased spending in the defense and domestic security sectors;


     o the U.S. defense budget submission for fiscal 2002 reflecting an 11% increase over fiscal 2001, excluding a recent supplemental appropriation of $40 billion;


     o   the creation of a new federal authority, the Office of Homeland
         Security;

     o the Department of Defense ("DoD") recently published the Quadrennial Defense Review highlighting the need to enhance critical domestic defense infrastructure;

     o a continued increase in the number of law enforcement and security personnel in the U.S.; and

     o a continuing trend toward the outsourcing of security services at the corporate level.

     We believe that the three segments of our business are well positioned to respond to the new security environment created by the September 11, 2001 terrorist attacks on the United States. An increased law enforcement population that will need to be properly equipped to combat and defend against the domestic terrorist threat will, we expect, positively impact our Armor Holdings Products Division. We believe that 85% -- 90% of our product line by revenue including body armor, tactical armor, hard armor, duty gear, less-lethal munitions, anti-riot products and police batons will exhibit higher than previously expected demand over the next three to five years. With respect to our Armor Mobile Security Division, we believe that increased demand for Up-Armored HMMWVs by the U.S. military, though not currently quantifiable, is likely, and that the demand for commercial armored vehicles is likely to increase under the new security environment. We expect that the services provided by our ArmorGroup Services Division will be more sought after as corporations, governmental and non-governmental agencies re-evaluate their security programs.

BUSINESS STRENGTHS

     We believe that the following key strengths are critical to our success as a leading provider of security products, vehicle armor systems and security risk management services:

     o BROAD PORTFOLIO OF PRODUCTS AND SERVICES. We believe we have a unique competitive advantage due to the diversity of our security product and service portfolio and the ability to offer that portfolio on a worldwide basis, resulting in a well balanced revenue base.

     o STRONG BRANDS WITH LEADING MARKET POSITIONS. The strength of our brand names, such as American Body Armor, NIK (Registered Trademark) , Defense Technology, Federal Laboratories, MACE (Registered Trademark) , Safariland, O'Gara-Hess & Eisenhardt and others, has contributed to our leading market positions in several of the product categories in which we compete.

     o STRONG CLIENT BASE AND EXTENSIVE DISTRIBUTION NETWORK. Our offices in 38 countries and extensive worldwide distribution network of approximately 500 distributors for our Armor Holdings Products and ArmorGroup Services Divisions has allowed us to develop a diversified client base that reduces our dependence on any particular customer.

     o PROVEN TRACK RECORD OF IDENTIFYING, COMPLETING AND INTEGRATING ACQUISITIONS. Since January 1996, we have completed 26 acquisitions that we believe, in the aggregate, have strengthened our market position, leveraged our distribution network and expanded our product and service offerings.

     o SOLE-SOURCE PROVIDER OF UP-ARMORED HMMWVS. We believe that our sole-source position and positive delivery outlook on this product program should provide significant revenue opportunities in the future.

GROWTH STRATEGY

     Our strategic objective is to be the leading global provider of security products, vehicle armor systems and security risk management services to multinational corporations, governmental, non-governmental and law enforcement entities. The following elements define our growth strategy:

     o CAPITALIZE ON EXPOSURE TO MILITARY PROGRAMS. We expect an increase in volume for our current major military programs and expect to participate in other existing and future military programs that require our unique products and services.

     o EXPAND DISTRIBUTION NETWORK AND PRODUCT OFFERINGS. We will continue to leverage our distribution network by expanding our range of branded law enforcement equipment through strategic acquisitions and the development of new products.

     o CAPITALIZE ON INCREASED HOMELAND SECURITY REQUIREMENTS. We are well positioned to provide reputable, well branded products and services as well as specialized training that are essential to establishing a sustainable domestic security infrastructure.

     o INCREASE GLOBAL POSITION IN HIGH FRIGHT AREAS. We will address the heightened security concerns of our customers in existing high fright areas and leverage our global expertise and reputation in newly developing high fright areas.

     o BROADEN SERVICE OFFERINGS TO EXISTING CLIENT BASE. We intend to increase revenue by cross-selling our expanding security risk management service offerings to our existing client base.

     o PURSUE STRATEGIC ACQUISITIONS. We intend to selectively pursue acquisitions that enhance our product lines, service offerings, geographic presence and client relationships in an effort to create a diverse and global reach in our highly fragmented market.

                          -------------------------

     The mailing address and telephone number of our principal executive offices are 1400 Marsh Landing Parkway, Suite 112, Jacksonville, FL 32250, (904) 741-5400.

                                 THE OFFERING


Common Stock Offered:

 By Armor Holdings ........................   4,500,000
 By the selling stockholder ...............     500,000
                                              ---------
   Total ..................................   5,000,000
Shares outstanding after offering .........   29,138,053 shares
Use of proceeds ...........................   We intend to use our net proceeds
                                              from this offering to repay
                                              indebtedness under our credit
                                              facility (including indebtedness
                                              incurred to finance the O'Gara
                                              Acquisition), to finance future
                                              acquisitions, for working capital
                                              and for general corporate
                                              purposes. See "Use of Proceeds."

Risk Factors ..............................   You should carefully consider the
                                              information set forth in "Risk
                                              Factors" and all other information
                                              set forth in this prospectus
                                              before investing in our common
                                              stock.

New York Stock Exchange symbol ............   AH




     The total number of shares of common stock outstanding after the offering is based on 24,638,053 shares of common stock outstanding on November 15, 2001. This number excludes:

     o 3,067,968 shares of common stock issuable upon exercise of stock options outstanding as of November 15, 2001, at a weighted average exercise price of $11.62 per share;

     o 497,884 shares of common stock reserved for future issuance under the 1999 Stock Incentive Plan; and

     o 63,377 shares of common stock issued as restricted stock bonuses under the 1999 Stock Incentive Plan.

        SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION


     You should read the following summary historical and unaudited pro forma financial information together with our financial statements and related notes incorporated by reference in this prospectus. The summary historical consolidated financial information for the years ended December 31, 1998, 1999 and 2000 has been derived from our audited financial statements. The summary historical consolidated financial information for the nine months ended September 30, 2000 and 2001 has been derived from our unaudited financial statements. In the opinion of management, these unaudited financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods.

     The summary unaudited pro forma data for the year ended December 31, 2000 and the nine months ended September 30, 2001 have been derived from, and should be read in conjunction with, the unaudited pro forma consolidated financial statements included elsewhere in this prospectus. The unaudited as adjusted balance sheet data reflect the application of the net proceeds from this offering, as if it had occurred at September 30, 2001. The unaudited pro forma statement of operations data reflect the O'Gara Acquisition as if it had occurred at the beginning of our 2000 and 2001 fiscal years. The unaudited pro forma financial information may not be indicative of the results of operations that actually would have occurred had the O'Gara Acquisition been in effect on the dates indicated or the financial position and results of operations that may be obtained in the future.



                                                                                                         NINE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                         SEPTEMBER 30,
                                                   --------------------------------------------- ----------------------------------
                                                                                         PRO                                 PRO
                                                                                        FORMA                               FORMA
                                                      1998       1999        2000        2000        2000        2001        2000
                                                   ---------- ---------- ----------- ----------- ----------- ----------- ----------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
 Revenues
  Products .......................................  $45,644    $ 96,706   $135,343    $135,343    $100,049    $103,121    $ 103,121
  Services .......................................   51,563      59,958     85,612      91,774      62,402      74,206       74,206
  Mobile Security ................................       --          --         --     106,258          --       9,349       88,163
                                                    -------    --------   --------    --------    --------    --------    ---------
 Total revenues ..................................   97,207     156,664    220,955     333,375     162,451     186,676      265,490
 Cost of sales ...................................   61,638      94,407    137,499     227,592     100,810     118,563      185,639
 Operating expenses ..............................   21,915      37,004     50,341      72,112      38,288      43,763       57,324
 Amortization expense ............................    1,347       2,463      3,429       3,429       2,272       2,621        2,621
 Restructuring and related charges ...............       --          --         --         686          --       9,959        9,959
 Integration and other non-recurring charges .....       --       2,569      3,290       3,290       2,537       1,800        1,800
 Equity in earnings of investee ..................     (713)       (179)       (87)        (87)        (87)         --           --
                                                    -------    --------   --------    --------    --------    --------    ---------
 Operating income ................................   13,020      20,400     26,483      26,353      18,631       9,970        8,147
 Interest (income) expense, net ..................     (625)         17      1,896       4,495       1,186       2,639        5,550
 Other (income) expense, net .....................      (28)       (816)    (1,803)         40      (1,837)        (52)         936
 Provision for income taxes ......................    5,077       8,003      9,342       7,493       7,206       2,658          611
                                                    -------    --------   --------    --------    --------    --------    ---------
 Net income ......................................  $ 8,596    $ 13,196   $ 17,048    $ 14,325    $ 12,076    $  4,725    $   1,050
                                                    =======    ========   ========    ========    ========    ========    =========

Earnings per share(1): ...........................
 Basic ...........................................  $  0.53    $   0.63   $   0.75    $   0.61    $   0.53    $   0.20    $    0.04
 Diluted .........................................  $  0.50    $   0.61   $   0.73    $   0.59    $   0.51    $   0.20    $    0.04

Weighted average number of shares outstanding:
 Basic ...........................................   16,165      21,006     22,630      23,639      22,706      23,190       24,055
 Diluted .........................................   17,354      21,702     23,356      24,365      23,613      23,905       24,770

OTHER DATA:
 EBITDA(2) .......................................   14,961      27,360     36,277      40,009      25,416      27,518       27,574
 Depreciation & amortization(3) ..................    2,654       4,570      6,591       9,767       4,335       5,789        7,668
 Capital expenditures ............................    3,301       3,414      7,833      12,847       3,399       5,661        6,696


                                   AS OF SEPTEMBER 30, 2001
                                 -----------------------------
                                    ACTUAL      AS ADJUSTED(5)
                                 -----------   ---------------
                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital(4) ...........    $101,107         $110,319
Total assets .................     340,922          350,134
Long-term debt ...............      89,181            5,838
Stockholders' equity .........     191,902          283,782



----------

(1) Earnings per share is after non-recurring income and charges. Earnings per share before restructuring and related charges, integration and other non-recurring charges and other (income) expense, net was $0.50, $0.66, $0.86, and $0.70, for the years ended December 31, 1998, 1999, 2000 and 2000 pro forma for the O'Gara acquisition, respectively. For the nine months ended September 30, 2000, 2001, and pro forma 2001 for the O'Gara acquisition, earnings per share before restructuring and related charges, integration and other non-recurring charges and other (income) expense, net was $0.53, $0.51 and $0.37, respectively.


(2) EBITDA is defined as operating income plus integration and other non-recurring charges, restructuring and related charges, equity in earnings of investee and depreciation and amortization. The depreciation and amortization is taken from the depreciation and amortization line of the statement of cash flows. EBITDA is not a substitute for operating income, net income and cash flow from operating activities as determined in accordance with generally accepted accounting principles as a measure of profitability or liquidity. EBITDA is presented because we believe some investors may find it useful in evaluating an investment in our common stock.

(3) The depreciation and amortization is taken from the depreciation and amortization line on the statement of cash flows. For fiscal 1998 depreciation and amortization includes $1.4 million of depreciation and $1.3 million of amortization; for fiscal 1999 depreciation and amortization includes $2.1 million of depreciation and $2.5 million of amortization; and for fiscal 2000 depreciation and amortization includes $3.2 million of depreciation and $3.4 million of amortization. According to Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets, goodwill arising from business combinations will no longer require annual amortization but rather be tested for impairment.

(4)  Working capital is defined as current assets minus current liabilities.


(5) Gives effect to the net proceeds from the sale of 4,500,000 shares of common stock offered by us in this offering at an assumed offering price of $21.90 per share.

                                 RISK FACTORS

     Before you invest in our common stock, you should consider carefully the following risk factors and cautionary statements, as well as other information and financial data set forth in this prospectus. If any of the following risks actually occur, our business, financial condition or results of operation may suffer. As a result, the trading price of our common stock could decline, and you could lose a substantial portion of the money you paid to buy our common stock.

                          RISKS RELATED TO OUR INDUSTRY

THEPRODUCTS WE SELL ARE INHERENTLY RISKY AND COULD GIVE RISE TO PRODUCT LIABILITY CLAIMS.

     The products we manufacture are used in applications where the failure to use such products for their intended purposes, the failure to use them properly, or their malfunction, could result in serious bodily injury or death. Our products include: body armor designed to protect against ballistic and sharp instrument penetration; less-lethal products such as less-lethal munitions, pepper sprays, distraction devices and flameless expulsion grenades; various models of police batons made of wood, alloy steel, acetate, aluminum and polycarbonate products; vehicle and hard armoring systems; and police duty gear.


     We are aware of claims against certain of our subsidiaries, of permanent physical injury and death caused by self-defense sprays and other munitions intended to be less-lethal. In addition, the manufacture and sale of certain less-lethal products may be the subject of product liability claims arising from the design, manufacture or sale of such goods. Based on our experience, we believe that we maintain adequate insurance coverage under the circumstances. However, we cannot assure you that this coverage would be sufficient to cover the payment of any potential claim. In addition, we cannot assure you that this or any other insurance coverage will continue to be available or, if available, that we will be able to obtain it at a reasonable cost. Any material uninsured loss could have a material adverse effect on our business, financial condition and results of operations. In addition, the inability to obtain product liability coverage would prohibit us from bidding for orders from certain municipal customers since, at present, many municipal bids require such coverage, and any such inability would have a material adverse effect on our business, financial condition and results of operations.


THESERVICES WE PROVIDE ARE INHERENTLY RISKY AND MAY SUBJECT US TO CLAIMS SEEKING SUBSTANTIAL DAMAGES.

     We provide security risk management services through our ArmorGroup Services Division. These services are most in demand in areas of the world encountering high levels of violence, unstable or chaotic political environments and little or no effective local law enforcement authorities. As a result, our management and employees are often located, and provide services, in hostile and high risk environments characterized by political instability, emerging market conditions and/or significant natural resources such as Africa, South America, Southeast Asia, Central Asia, the Balkans and Russia. In addition, we operate in locations where murders, kidnappings and attacks on facilities and installations and terrorism are endemic. We cannot be certain whether parties will bring lawsuits in the future alleging negligence or other theories of liability in the provision of security services and seeking substantial amounts in damages. Based on our experience, we believe that the insurance coverage that we maintain is adequate under the circumstances. However, the success of such a lawsuit could have a material adverse effect on our business, financial condition and results of operations.

MANY OF OUR EMPLOYEES ARE LOCATED IN SITUATIONS WHERE THEY ARE SUBJECT TO HEIGHTENED RISK OF PERSONAL HARM.

     Our management and employees are often located in hostile and high risk environments, including locations where murders, kidnappings and attacks on persons are endemic. Any personal attacks on our personnel could materially adversely effect our operations, particularly in the locations where such attacks occur. Additionally, we may be subject to material claims from our employees who are subject to physical harm or their beneficiaries.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION AND OUR FAILURE OR INABILITY TO COMPLY WITH THESE REGULATIONS COULD MATERIALLY RESTRICT OUR OPERATIONS AND SUBJECT US TO SUBSTANTIAL PENALTIES.

     We are subject to federal licensing requirements with respect to the sale in foreign countries of certain of our products. In addition, we are obligated to comply with a variety of federal, state and local regulations governing certain aspects of our operations and workplace, including regulations promulgated by, among others, the U.S. Departments of Commerce, State and Transportation, the U.S. Environmental Protection Agency and the U.S. Bureau of Alcohol, Tobacco and Firearms. Additionally, the failure to obtain applicable governmental approval and clearances could adversely affect our ability to continue to service the government contracts we maintain. Furthermore, we have material contracts with governmental entities and are subject to rules, regulations and approvals applicable to government contractors. We are also subject to routine audits to assure our compliance with these requirements. Our failure to comply with these contract terms, rules or regulations could expose us to substantial penalties, including the loss of these contracts and disqualification as a U.S. government contractor.

     Like other companies operating internationally, we are subject to the Foreign Corrupt Practices Act and other laws which prohibit improper payments to foreign governments and their officials by U.S. and other business entities. We operate in countries known to experience endemic corruption. Our extensive operations in such countries creates the risk of an unauthorized payment by an employee or agent of ours which would be in violation of various laws including the Foreign Corrupt Practices Act. Violations of the Foreign Corrupt Practices Act may result in severe criminal penalties which could have a material adverse effect on our business, financial condition and results of operations.

WE HAVE SIGNIFICANT INTERNATIONAL OPERATIONS AND ASSETS AND ARE THEREFORE SUBJECT TO ADDITIONAL FINANCIAL AND REGULATORY RISKS.

     We have operations and assets in many parts of Africa, South America, Southeast Asia, Central Asia, the Balkans and Russia. In addition, we sell our services and products in other foreign countries and seek to increase our level of international business activity. Accordingly, we are subject to various risks, including: U.S.-imposed embargoes of sales to specific countries; foreign import controls (which may be arbitrarily imposed and enforced); exchange rate fluctuations; dividend remittance restrictions; expropriation of assets; war, civil uprisings and riots; government instability; the necessity of obtaining government approvals for both new and continuing operations; and legal systems of decrees, laws, taxes, regulations, interpretations and court decisions that are not always fully developed and that may be retroactively or arbitrarily applied.

     We may also be subject to unanticipated income taxes, excise duties, import taxes, export taxes or other governmental assessments. In addition, payments to us in our international markets are often in local currencies. Although most of these currencies are presently convertible into U.S. dollars, we cannot be sure that convertibility will continue. Even if currencies are convertible, the rate at which they convert is subject to substantial fluctuation. Our ability to transfer currencies into or out of local currencies may be restricted or limited. Any of these events could result in a loss of business or other unexpected costs which could reduce revenue or profits and have a material adverse effect on our business, financial condition and results of operations.

     We routinely operate in areas where local government policies regarding foreign entities and the local tax and legal regimes are often uncertain, poorly administered and in a state of flux. We cannot, therefore, be certain that we are in compliance with, or will be protected by, all relevant local laws and taxes at any given point in time. A subsequent determination that we failed to comply with relevant local laws and taxes could have a material adverse effect on our business, financial condition and results of operations.

TERRORISM MAY ADVERSELY AFFECT OUR ABILITY TO DELIVER PRODUCTS AND SERVICES TO OUR CUSTOMERS.

     Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of violence or war may make travel and transportation of our supplies and products more difficult and expensive and ultimately affect the sales of our products, and delivery of our services, in the United States and overseas. Additionally, as a result of terrorism, the

United States may enter into an armed conflict that could adversely impact our sales, supply chain, production capability and ability to deliver products and services to our customers.

                          RISKS RELATED TO OUR BUSINESS

THERE ARE LIMITED SOURCES FOR SOME OF OUR RAW MATERIALS WHICH MAY SIGNIFICANTLY CURTAIL OUR MANUFACTURING OPERATIONS.

     The raw materials that we use in manufacturing ballistic resistant garments and Up-Armored vehicles include: SpectraShield, a patented product of Honeywell, Inc.; Z-Shield, a patented product of Honeywell, Inc.; Zylon, a patented product of Toyobo Co., Ltd.; Kevlar, a patented product of E.I. du Pont de Nemours Co., Inc. ("Du Pont"); and Twaron, a patented product of Akzo-Nobel Fibers, B.V. We purchase these materials in the form of woven cloth from five independent weaving companies. In the event Du Pont or its licensee in Europe cease, for any reason, to produce and sell Kevlar, we would utilize these other ballistic resistant materials as a substitute. However, none of Spectrashield, Twaron, Z-Shield or Zylon is expected to become a complete substitute for Kevlar in the near future. We enjoy a good relationship with our suppliers of Kevlar, SpectraShield, Twaron, Z-Shield and Zylon. The use of Zylon and Z-Shield in the design of ballistic resistant vests is a recent technological advancement that is subject to continuing development and study. Toyobo is the only producer of Zylon, and Honeywell is the only producer of Z-Shield. Should these materials become unavailable for any reason, we would be unable to replace them with materials of like weight and strength. Thus, if our supply of any of these materials were cut off or if there were a material increase in the prices of these materials, our manufacturing operations could be severely curtailed and our business, financial condition and results of operations would be materially adversely affected.

THE LOSS OF, OR A SIGNIFICANT REDUCTION IN, U.S. MILITARY BUSINESS WOULD HAVE A MATERIAL ADVERSE EFFECT ON US.

     U.S. military contracts account for a significant portion of the business of the Armor Mobile Security Division. The U.S. military funds these contracts in annual increments, and the contracts require subsequent authorization and appropriation that may not occur or that may be for less than the total amount of the contract. Changes in the U.S. military's budget, spending allocations, and the timing of such spending, could adversely affect our ability to receive future contracts. Also the U.S. military generally has the right to cancel its contracts unilaterally, at its convenience.

WE ARE DEPENDENT ON A SINGLE SUPPLIER OF COMPONENTS FOR UP-ARMORED HMMWVS AND WILL NOT BE ABLE TO DELIVER UP-ARMORED HMMWVS IF OUR SUPPLY IS INTERRUPTED.

     The Armor Mobile Security Division is the sole-source provider to the U.S. military for the supply of armoring and blast protection systems for the HMMWV. Up-Armored HMMWVs accounted for approximately one-third of the sales of the Armor Mobile Security Division during the twelve months ended June 30, 2001. These HMMWVs are manufactured by AM General Corporation under separate U.S. military contracts. Should deliveries of HMMWVs be significantly interrupted, or should other single source suppliers significantly interrupt deliveries of components for Up-Armored HMMWVs, we will not be able to deliver Up-Armored HMMWVs to the U.S. military on schedule, which could have a material adverse effect on us.

OUR RESOURCES MAY BE INSUFFICIENT TO MANAGE THE DEMANDS IMPOSED BY OUR GROWTH.

     We have rapidly expanded our operations, and this growth has placed significant demands on our management, administrative, operating and financial resources. The continued growth of our customer base, the types of services and products offered and the geographic markets served can be expected to continue to place a significant strain on our resources. In addition, we cannot easily identify and hire personnel qualified both in the provision and marketing of our security services and products. Our future performance and profitability will depend in large part on: our ability to attract and retain additional management and other key personnel; our ability to implement successful enhancements to our management, accounting and information technology systems; and our ability to adapt those systems, as necessary, to respond to growth in our business.

MANY OF OUR CUSTOMERS HAVE FLUCTUATING BUDGETS WHICH MAY CAUSE SUBSTANTIAL FLUCTUATIONS IN OUR RESULTS OF OPERATIONS.

     Customers for our products include military, law enforcement and other governmental agencies. Government tax revenues and budgetary constraints, which fluctuate from time to time, can affect budgetary allocations for these customers. Many domestic and foreign government agencies have in the past experienced budget deficits that have led to decreased spending in certain areas. Our results of operations may be subject to substantial period-to-period fluctuations because of these and other factors affecting spending. A reduction of funding for military, law enforcement and other governmental agencies could have a material adverse effect on our business, financial condition and results of operations.

WE MAY BE UNABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY.

     We are dependent upon a variety of methods and techniques that we regard as proprietary trade secrets. We are also dependent upon a variety of trademarks, service marks and designs to promote brand name development and recognition. We rely on a combination of trade secrets, copyright, patent, trademark, unfair competition and other intellectual property laws as well as contractual agreements to protect our rights to such intellectual property. Due to the difficulty of monitoring unauthorized use of and access to intellectual property, however, such measures may not provide adequate protection. In addition, there can be no assurance that courts will always uphold our intellectual property rights, or enforce the contractual arrangements that we have entered into to protect our proprietary technology. Any unenforceability or misappropriation of our intellectual property could have a material adverse effect on our business, financial condition and results of operations. In addition, if we bring or become subject to litigation to defend against claimed infringement of our rights or of the rights of others or to determine the scope and validity of our intellectual property rights, such litigation could result in substantial costs and diversion of our resources which could have a material adverse effect on our business, financial condition and results of operations. Unfavorable results in such litigation could also result in the loss or compromise of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties, or prevent us from selling our products which could have a material adverse effect on our business, financial condition and results of operations.

WE MAY BE UNABLE TO COMPLETE OR INTEGRATE ACQUISITIONS AND AS A RESULT MAY INCUR UNANTICIPATED LIABILITIES OR OPERATIONAL DIFFICULTIES.

     We intend to grow through the acquisition of businesses and assets that will complement our current businesses. We cannot be certain that we will be able to complete attractive acquisitions, obtain financing for acquisitions on satisfactory terms or successfully acquire identified targets. We may not be successful in integrating acquired businesses into our existing operations. Integration may result in unanticipated liabilities or unforeseen operational difficulties, which may be material, or require a disproportionate amount of management's attention. Acquisitions may result in our incurring additional indebtedness or issuing preferred stock or additional common stock. Competition for acquisition opportunities in the industry may rise, thereby increasing our cost of making acquisitions or causing us to refrain from making further acquisitions. In addition, the terms and conditions of our credit facility impose restrictions on us that, among other things, may restrict our ability to make acquisitions.

WE MAY BE ADVERSELY AFFECTED BY APPLICABLE ENVIRONMENTAL LAWS.

     We are subject to federal, state, and local laws and regulations governing the protection of the environment, including those regulating discharges to the air and water, the management of wastes, and the control of noise and odors. We cannot assure you that we are at all times in complete compliance with all such requirements. Like all companies, we are subject to potentially significant fines or penalties if we fail to comply with environmental requirements. Environmental requirements are complex, change frequently, and could become more stringent in the future. Accordingly, we cannot assure you that these requirements will not change in a manner that will require material capital or operating expenditures or will otherwise have a material adverse effect on us in the future. We are also subject to environmental laws requiring the investigation and clean-up of environmental contamination. We may be subject to liability, including liability for clean-up costs, if contamination is discovered at one of our current or former facilities or at a landfill or other location where we have disposed wastes. The amount of such liability could be material. We use Orthochlorabenzalmalononitrile and Chloroacetophenone chemical agents in connection with our production of tear gas. These chemicals are hazardous, and could cause environmental damage if not handled and disposed of properly.

                        RISKS RELATED TO OUR SECURITIES

ONE STOCKHOLDER HAS THE ABILITY TO SIGNIFICANTLY INFLUENCE THE ELECTION OF OUR DIRECTORS AND THE OUTCOME OF CORPORATE ACTION REQUIRING STOCKHOLDER APPROVAL.


     Warren B. Kanders is the sole stockholder of Kanders Florida Holdings, Inc. Kanders Florida Holdings, Inc. and Mr. Kanders beneficially own 3,177,855 shares or approximately 12.79% of the outstanding shares of our common stock. In addition, our officers and directors, including Mr. Kanders, beneficially own an aggregate of 5,351,301 shares, or approximately 20.32%, of the common stock. Consequently, Mr. Kanders, as Chairman of the Board of Directors and as the sole stockholder of Kanders Florida Holdings, Inc., together with our other officers and directors, will have the ability to significantly influence the election of our directors and the outcome of corporate actions requiring stockholder approval, including a change in control.


DELAWARE LAW MAY LIMIT POSSIBLE TAKEOVERS.

     Our certificate of incorporation makes us subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general,
Section 203 prohibits publicly-held Delaware corporations to which it applies from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. This provision could discourage others from bidding for our shares and could, as a result, reduce the likelihood of an increase in our stock price that would otherwise occur if a bidder sought to buy our stock.

THE MARKET PRICE FOR OUR COMMON STOCK IS VOLATILE.

     The market price for our common stock may be highly volatile. We believe that a variety of factors, including announcements by us or our competitors, quarterly variations in financial results, trading volume, general market trends and other factors, could cause the market price of our common stock to fluctuate substantially. Additionally, the market in general, and our common stock in particular, may be subject to increased volatility due to the recent terrorist attacks in New York and Washington, D.C. and any resulting conflicts. Additionally, due to our relatively modest size, our winning or losing a large contract may have the effect of distorting our overall financial results.

WE MAY ISSUE A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK IN CONNECTION WITH FUTURE ACQUISITIONS AND THE SALE OF THOSE SHARES COULD ADVERSELY AFFECT OUR STOCK PRICE.

     As part of our acquisition strategy, we anticipate issuing additional shares of our common stock. We have filed a shelf registration statement with the Securities and Exchange Commission that we may use to sell up to 3,000,000 shares of our common stock from time to time in connection with acquisitions. To the extent that we are able to grow through acquisitions for stock, the number of outstanding shares of common stock that will be eligible for sale in the future is likely to increase substantially. Persons receiving shares of our common stock in connection with these acquisitions may be more likely to sell large quantities of their common stock that may influence the price of our common stock. In addition, the potential issuance of additional shares in connection with anticipated acquisitions could lessen demand for our common stock and result in a lower price than would otherwise be obtained.

OUR STOCK PRICE MAY BE ADVERSELY AFFECTED WHEN ADDITIONAL SHARES ARE SOLD.

     If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. These sales might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate and may require us to issue greater amounts of our common stock to finance such acquisition. Additional shares sold in this offering or to finance acquisitions may dilute our earnings per share if the new operations' earnings are disappointing.

WE CURRENTLY DO NOT INTEND TO PAY DIVIDENDS.

     We currently do not intend to pay any cash dividends on our common stock. We currently intend to retain any earnings for working capital, repayment of indebtedness, capital expenditures and general corporate purposes. Our credit facility contains restrictions on our ability to pay dividends or make other distributions.


SINCE WE HAVE BROAD DISCRETION IN HOW WE USE THE NET PROCEEDS FROM THIS OFFERING, WE MAY USE SUCH PROCEEDS IN WAYS WITH WHICH YOU DISAGREE.

     We have not allocated specific amounts of the net proceeds from this offering to any specific purpose. While we expect to use a portion of the net proceeds from this offering to pay down our credit facility, our credit facility will permit us to re-borrow that money at later times. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition and operating results.


                           FORWARD-LOOKING STATEMENTS


     This prospectus contains forward-looking statements that involve risks and uncertainties. Some of the forward-looking statements appear under "Prospectus Summary" and "Risk Factors." Other forward-looking statements appear in the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere included or incorporated by reference in this prospectus. These statements relate to future events of our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "would," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the Risk Factors section of this prospectus. These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                                USE OF PROCEEDS


     We estimate that the net proceeds from the sale by us of the 4,500,000 shares of our common stock in this offering, at an assumed offering price of $21.90 per share, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us, will be approximately $91.9 million.

     We expect to use approximately $85.5 million of our net proceeds to repay indebtedness under our credit facility (including indebtedness incurred to finance the O'Gara Acquisition) and the remainder will be used to finance future acquisitions, for working capital and for general corporate purposes. We may invest the net proceeds of this offering in short term interest-bearing investment grade securities, pending the intended repayment of indebtedness outstanding under the credit facility and the other uses described above.

     Approximately $38.2 million of the indebtedness that will be reduced with the net proceeds of this offering was incurred to finance the O'Gara Acquisition. Our indebtedness under our credit facility bears interest at variable rates (4.46% on November 15, 2001) and matures on February 12, 2004. Although application of the net proceeds from this offering will repay amounts outstanding under the credit facility, it will not reduce the amounts available to us in the future.


     We regularly review opportunities to further our business strategy through strategic acquisitions of businesses that we believe are complementary to our management skills and to our current and planned operations. We, however, have no present commitments or agreements with respect to any particular acquisition.

     The foregoing information represents our current plans. Actual expenditures may vary substantially from the intended use referred to above. We may find it necessary or advisable to use portions of this offering for other purposes. We will not receive any proceeds from the sale of our common stock by the selling stockholders.

                                 DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock and do not intend to declare or pay any for the foreseeable future. We expect to continue to retain any earnings for working capital, repayment of indebtedness, capital expenditures and general corporate purposes. In addition, our credit facility restricts the payment of dividends on our common stock.

                         PRICE RANGE OF OUR COMMON STOCK

     Our common stock has been traded under the symbol "AH" on the New York Stock Exchange since May 7, 1999. Prior to May 7, 1999, our common stock was traded under the symbol "ABE" on the American Stock Exchange. The following table shows the high and low per share sales prices of our common stock on the New York Stock Exchange and American Stock Exchange for the periods indicated.


                                                         HIGH          LOW
                                                     -----------   -----------
   2001
   Fourth Quarter (through November 16, 2001) .....   $  26.35      $  19.25
   Third Quarter ..................................      23.50         14.20
   Second Quarter .................................      19.25         11.00
   First Quarter ..................................      17.75         14.60


   2000
   Fourth Quarter .................................   $  17.69      $  13.56
   Third Quarter ..................................      18.13         13.00
   Second Quarter .................................      14.69          8.63
   First Quarter ..................................      13.38         10.00


   1999
   Fourth Quarter .................................   $  13.13      $   8.94
   Third Quarter ..................................      11.06          8.50
   Second Quarter .................................      13.69          9.25
   First Quarter ..................................      14.94         11.13



     On November 16, 2001, the last reported sale price of our common stock on the New York Stock Exchange was $21.90 per share. As of November 15, 2001, there were 192 holders of record of our common stock.

                                CAPITALIZATION


     The following table sets forth our capitalization as of September 30, 2001,
(i) on an actual basis and (ii) on an as adjusted basis, to reflect our sale of 4,500,000 shares of common stock offered by us in this offering at an assumed offering price of $21.90 per share and the application of the proceeds therefrom. You should read the following table with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes included, and incorporated by reference, in this prospectus.




                                                                       SEPTEMBER 30, 2001
                                                                    -------------------------
                                                                       ACTUAL     AS ADJUSTED
                                                                    ------------ ------------
                                                                      (IN THOUSANDS, EXCEPT
                                                                         SHARE AMOUNTS)
Cash and cash equivalents .........................................  $  11,890    $  21,102
                                                                     =========    =========
Long-term debt ....................................................     89,181        5,838
Stockholders' equity
 Preferred stock, $0.01 par value 5,000,000 shares authorized; no
   shares issued and outstanding ..................................         --           --
 Common stock, $0.01 par value; 50,000,000 shares authorized;
   26,833,400 shares issued and 24,508,741 shares outstanding on an actual basis and 31,333,400 shares issued and
   29,008,741 shares outstanding on an as adjusted basis ..........        268          313
 Additional paid-in capital .......................................    172,482      264,317
 Retained earnings ................................................     48,064       48,064
 Accumulated other comprehensive loss .............................     (3,488)      (3,488)
 Treasury stock ...................................................    (25,424)     (25,424)
                                                                     ---------    ---------
   Total stockholders' equity .....................................  $ 191,902    $ 283,782
                                                                     ---------    ---------
   Total capitalization ...........................................  $ 281,083    $ 289,620
                                                                     =========    =========

                            SELECTED FINANCIAL DATA


     The selected financial data set forth below for the years ended December 31, 1998, 1999 and 2000 are derived from our audited consolidated financial statements appearing elsewhere in this prospectus. The selected financial data for the fiscal years 1996 and 1997 are derived from our audited financial statements not included in this prospectus. The selected financial data for the nine months ended September 30, 2000 and 2001 are derived from our unaudited financial statements included in this prospectus. The summary unaudited pro forma data for the year ended December 31, 2000 and the nine months ended September 30, 2001 have been derived from, and should be read in conjunction with, the unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus. You should read the selected financial data with our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included, or incorporated by reference, in this prospectus.




                                                                 FISCAL YEAR ENDED
                                    ----------------------------------------------------------------------------
                                                                                                     PRO FORMA
                                         1996         1997        1998        1999        2000          2000
                                    ------------- ----------- ----------- ----------- ------------ -------------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)

STATEMENT OF OPERATIONS DATA:
 Revenues
  Products ........................    $18,011     $ 29,869    $ 45,644    $ 96,706    $ 135,343     $ 135,343
  Services ........................    12,956        48,445      51,563      59,958       85,612        91,774
  Mobile Security .................        --            --          --          --           --       106,258
                                       -------     --------    --------    --------    ---------     ---------
 Total revenues ...................    30,967        78,314      97,207     156,664      220,955       333,375
 Cost of sales ....................    21,172        57,438      61,638      94,407      137,499       227,592
 Operating expenses ...............     7,022        12,758      21,915      37,004       50,341        72,112
 Amortization expense .............       437           842       1,347       2,463        3,429         3,429
 Restructuring and related
  charges .........................        --            --          --          --           --           686
 Merger, integration and other
  non-recurring charges ...........        --         2,542          --       2,569        3,290         3,290
 Equity in earnings of investee ...      (320)         (746)       (713)       (179)         (87)          (87)
                                       -------     --------    --------    --------    ---------     ---------
 Operating income .................     2,656         5,480      13,020      20,400       26,483        26,353
 Interest (income) expense, net....       515           195        (625)         17        1,896         4,495
 Other (income) expense, net ......          (2)       (392)        (28)       (816)      (1,803)           40
 Dividends on preference
  shares ..........................       239           143          --          --           --            --
 Provision for income taxes .......     1,215         2,376       5,077       8,003        9,342         7,493
                                       --------    --------    --------    --------    ---------     ---------
 Net income .......................    $  689      $  3,158    $  8,596    $ 13,196    $  17,048     $  14,325
                                       ========    ========    ========    ========    =========     =========
 Earnings per share(1):
    Basic .........................    $ 0.09      $   0.23    $   0.53    $   0.63    $    0.75     $    0.61
    Diluted .......................    $ 0.08      $   0.21    $   0.50    $   0.61    $    0.73     $    0.59
 Weighted average shares:
    Basic .........................     7,966        13,638      16,165      21,006       22,630        23,639
    Diluted .......................     8,876        14,712      17,354      21,702       23,356        24,365
OTHER DATA:
   EBITDA(2) ......................     3,154         9,253      14,961      27,360       36,277        40,009
   Depreciation &
     amortization(3) ..............       818         1,976       2,654       4,570        6,591         9,767
   Capital expenditures ...........     1,860         5,153       3,301       3,414        7,833        12,847




                                       NINE MONTHS ENDED SEPTEMBER 30,
                                    -------------------------------------
                                                              PRO FORMA
                                        2000        2001         2001
                                    ----------- ----------- -------------
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

STATEMENT OF OPERATIONS DATA:
 Revenues
  Products ........................  $100,049    $103,121     $ 103,121
  Services ........................    62,402      74,206        74,206
  Mobile Security .................        --       9,349        88,163
                                     --------    --------     ---------
 Total revenues ...................   162,451     186,676       265,490
 Cost of sales ....................   100,810     118,563       185,639
 Operating expenses ...............    38,288      43,763        57,324
 Amortization expense .............     2,272       2,621         2,621
 Restructuring and related
  charges .........................        --       9,959         9,959
 Merger, integration and other
  non-recurring charges ...........     2,537       1,800         1,800
 Equity in earnings of investee ...       (87)         --            --
                                     --------    --------     ---------
 Operating income .................    18,631       9,970         8,147
 Interest (income) expense, net....     1,186       2,639         5,550
 Other (income) expense, net ......    (1,837)        (52)          936
 Dividends on preference
  shares ..........................        --          --            --
 Provision for income taxes .......     7,206       2,658           611
                                     --------    --------     ---------
 Net income .......................  $ 12,076    $  4,725     $   1,050
                                     ========    ========     =========
 Earnings per share(1):
    Basic .........................  $   0.53    $   0.20     $    0.04
    Diluted .......................  $   0.51    $   0.20     $    0.04
 Weighted average shares:
    Basic .........................    22,706      23,190        24,055
    Diluted .......................    23,613      23,905        24,770
OTHER DATA:
   EBITDA(2) ......................    25,416      27,518        27,574
   Depreciation &
     amortization(3) ..............     4,335       5,789         7,668
   Capital expenditures ...........     3,399       5,661         6,696


                                   AS OF SEPTEMBER 30, 2001
                                 -----------------------------
                                    ACTUAL      AS ADJUSTED(5)
                                 -----------   ---------------
                                        (IN THOUSANDS)
BALANCE SHEET DATA:

 Working capital(4) ..........    $101,107         $110,319
 Total assets ................     340,922          350,134
 Total debt ..................      89,181            5,838
 Stockholders' equity.........     191,902          283,782


----------


(1) Earning per share is after non-recurring income and charges. Earnings per share before restructuring and related charges, integration and other non-recurring charges and other (income) expense, net was $0.08, $0.33, $0.50, $0.66, $0.86, and $0.70, for the fiscal years 1996, 1997, 1998,
     1999, 2000 and 2000 pro forma for the O'Gara acquisition, respectively. For the nine months ended September 30, 2000, 2001, and pro forma 2001 for the O'Gara acquisition, earnings per share before restructuring and related charges, integration and other non-recurring charges and other (income) expense, net was $0.53, $0.51, and $0.37, respectively.


(2) EBITDA is defined as operating income plus merger, integration and other non-recurring charges, restructuring and related charges, equity in earnings of investee and depreciation and amortization. The depreciation and amortization is taken from the depreciation and amortization line of the statement of cash flows. EBITDA is not a substitute for operating income, net income and cash flow from operating activities as determined in accordance with generally accepted accounting principles as a measure of profitability or liquidity. EBITDA is presented because we believe some investors may find it useful in evaluating an investment in our common stock.


(3) The depreciation and amortization is taken from the depreciation and amortization line on the statement of cash flows. For fiscal 1996 depreciation and amortization includes $388,000 of depreciation, and $430,000 of amortization; for fiscal 1997 depreciation and amortization includes $994,000 of depreciation and $982,000 of amortization; for fiscal 1998 depreciation and amortization includes $1.4 million of depreciation and $1.3 million of amortization; for fiscal 1999 depreciation and amortization includes $2.1 million of depreciation and $2.5 million of amortization; and for fiscal 2000 depreciation and amortization includes $3.2 million of depreciation and $3.4 million of amortization. According to Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets, goodwill arising from business combinations will no longer require annual amortization but rather be tested for impairment.


(4)  Working capital is defined as current assets minus current liabilities.


(5) Gives effect to the sale of 4,500,000 shares of common stock offered by us in this offering at an assumed offering price of $21.90 per share.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

COMPANY OVERVIEW

     We are a leading manufacturer and provider of security products, vehicle armor systems and security risk management services. Our products and services are used by military, law enforcement, security and corrections personnel throughout the world, as well as governmental agencies, multinational corporations and non-governmental organizations. Our company is organized and operated under three business segments: Armor Holdings Products; Armor Mobile Security; and ArmorGroup Services.

MATERIAL CHANGES


     On August 22, 2001, we, through a wholly owned subsidiary, acquired all of the issued and outstanding capital stock of O'Gara-Hess & Eisenhardt Armoring Company, The O'Gara Company, and O'Gara Security Associates, Inc. The acquired companies constitute the majority of what was formerly known as the Security Products and Services Group of The Kroll-O'Gara Company. The primary business of the acquired companies is now conducted through our new Armor Mobile Security Division. Our future operations and performance is likely to differ significantly from the discussion below, as a result of, among other things, this recent acquisition.


     We have consummated 21 acquisitions since January 1998. A comparison of our period to period financial performance from January 1, 1998 through June 30, 2001 may be significantly affected by these acquisitions, including, but not limited to, the O'Gara Acquisition and the Safariland Ltd., Inc. ("Safariland") acquisition.

RESTRUCTURING AND RELATED CHARGES

     In January 2001, our ArmorGroup Services Division approved a restructuring plan to close its U.S. investigative businesses, realign the division's organization, eliminate excess facilities and reduce overhead in its businesses worldwide. In connection with this restructuring plan, the division performed a review of its long-lived assets to identify potential impairments. Pursuant to this restructuring plan, ArmorGroup:

     o   eliminated 26 employees, primarily from its investigative businesses;


     o eliminated an additional 24 employees from its security consulting business;


     o incurred lease and other exit costs as a result of the closure of its investigative businesses; and

     o wrote-down the value of both tangible and intangible assets as a result of the impairment review.

     We completed most of the significant actions related to this restructuring by June 30, 2001.


     As a result of the restructuring plan, we recorded a pre-tax charge of $10 million. We recorded $8.7 million in the first quarter and $1.3 million in the second quarter of fiscal 2001. The pre-tax charge in the nine month period ending September 30, 2001 included approximately:


     o $1,375,000 in employee termination and related costs including severance, relocation, medical and other benefits;

     o   $956,000 in lease termination and other exit costs;

     o   $291,000 in impairment charges related to tangible assets; and

     o $7,337,000 in impairment charges related to intangible assets, primarily goodwill.


     The earnings per share effect of these charges for the nine months ended September 30, 2001 was $0.27 per share. As of September 30, 2001, we had a remaining liability of $382,000 relating to lease termination and other exit costs. This liability has been classified in accrued expenses and other current liabilities on the consolidated balance sheet and will be funded through cash provided by operating activities and our credit facility.


ACQUISITIONS

     We have pursued a strategy of growth through acquisition of businesses and assets that complement our existing operations. We use several criteria to evaluate prospective acquisitions including whether the business to be acquired:

     o broadens the scope of the services or products we offer or the geographic areas we serve;

     o   offers attractive margins;

     o   is accretive to earnings;

     o offers the opportunity to enhance profitability by improving the efficiency of our operations;

     o   is managed in a manner consistent with our existing businesses; and

     o complements our portfolio of existing businesses by increasing our ability to manage our customers' needs.

     Since January 1, 1998, our Armor Holdings Products Division completed seven acquisitions with approximate combined annual revenues of $74.0 million at the time of their acquisition, our Armor Mobile Security Division completed the O'Gara Acquisition, with approximate annual revenues of $112.4 million ($6.1 million of which relates to businesses integrated into our ArmorGroup Services Division) at the time of its acquisition, and our ArmorGroup Services Division completed thirteen acquisitions with approximate combined annual revenues of $28.7 million at the time of their acquisition. All of these acquisitions were accounted for as purchases and, accordingly, the results of their operations are included only for the period after acquisitions.

RESULTS OF OPERATIONS

     The following table sets forth selected statement of operations data as a percentage of total revenues for the periods indicated:


                                                                                   NINE MONTHS ENDED
                                                         FISCAL YEAR                 SEPTEMBER 30,
                                              ---------------------------------   -------------------
                                                  1998        1999       2000       2000       2001
                                              -----------   --------   --------   --------   --------

Revenue

 Products .................................       47%           62%        61%        62%        55%
 Services .................................       53%           38%        39%        38%        40%
 Mobile Security ..........................       --            --         --         --          5%
 Total revenues ...........................       100%         100%       100%       100%       100%
Cost of sales .............................       63%           60%        62%        62%        64%
Operating expenses ........................       23%           24%        23%        24%        23%
Amortization expense ......................        1%            2%         2%         1%         1%
Integration and other non-recurring
 charges ..................................       --             2%         1%         2%         1%
Restructuring and related charges .........       --            --         --         --          5%
Operating income ..........................       13%           13%        12%        11%         5%
Interest (income) expense, net ............         (1)%         0%         1%         1%         1%
Provision for income taxes ................        5%            5%         4%         4%         1%
Net income ................................        9%            8%         8%         7%         3%
EBITDA ....................................       15%           17%        16%        16%        15%


     Revenue Recognition. We record product revenues at gross amounts to be received including amounts to be paid to agents as commissions, at the time the product is shipped to the distributor. Although product returns are permitted in certain circumstances within 30 days from the date of purchase, these returns have historically been minimal and usually consist of minor modifications to the ordered product. We record services revenue as the service is provided on a contract by contract basis.

     We record revenue from our Armor Mobile Security Division when the vehicle is shipped except for commercial contracts greater than $1,250,000 and longer than four months in length and government contracts for the delivery of HMMWVs to the U.S. Government. Revenue from commercial contracts greater than $1,250,000 and longer than four months in length is recognized on the percentage of completion units-of-work performed method. Revenues from the sale of HMMWV's to the U.S. Government are recorded when the onsite Department of Defense officer finishes the inspection of the HMMWV and approves it for delivery.

NINE MONTHS ENDED SEPTEMBER 30, 2001 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2000

     Products revenues. Armor Holdings Products Division revenues increased by $3.1 million, or 3.1%, to $103.1 million in the nine months ended September 30, 2001, compared to $100.0 million in the nine months ended September 30, 2000. This increase was due to the acquisitions we completed in November 2000.

     Mobile Security revenues. Armor Mobile Security Division revenues totaled $9.3 million in the three months ended September 30, 2001. The Mobile Security Division was created with the O'Gara Acquisition on August 22, 2001, and its revenues are included from September 1, 2001.

     Services revenues. ArmorGroup Services Division revenues increased by $11.8 million, or 18.9%, to $74.2 million in the nine months ended September 30, 2001, compared to $62.4 million in the nine months ended September 30, 2000. This increase was due to internal growth of 16.9% as well as 2.0% growth from International Training, Inc., which was acquired in the O'Gara Acquisition and is included in the revenue of ArmorGroup Services Division.

     Cost of sales. Cost of sales increased by $17.8 million, or 17.6%, to $118.6 million in the nine months ended September 30, 2001, compared to $100.8 million in the nine months ended September 30, 2000. This increase was primarily due to increased revenues in the ArmorGroup Services Division for the nine months ended September 30, 2001, compared to the nine months ended September 30, 2000 as well as the O'Gara Acquisition. As a percentage of total revenues, cost of sales increased to 63.5% of total revenues for the nine months ended September 30, 2001, compared to 62.1% for the nine months ended September 30, 2000. This increase was primarily due to the O'Gara Acquisition as well as higher revenues in the ArmorGroup Services Division, both of which operate at lower average gross margins than the Armor Holdings Products Division.

     Operating expenses. Operating expenses increased by $5.5 million, or 14.3%, to $43.8 million (23.4% of total revenues) in the nine months ended September 30, 2001, compared to $38.3 million (23.6% of total revenues) in the nine months ended September 30, 2000. This increase was primarily due to internal growth in the overall business as well as the operating expenses associated with the O'Gara Acquisition and certain other newly acquired companies.

     Amortization. Amortization expense increased by $349,000, or 15.4%, to $2.6 million in the nine months ended September 30, 2001, compared to $2.3 million in the nine months ended September 30, 2000. This increase was due to the amortization of intangible assets acquired as a result of the acquisitions completed in June and November 2000, which are not fully reflected in the nine months ended September 30, 2000, offset by a reduction in amortization of goodwill associated with impairment charges taken earlier this year.

     Restructuring and related charges. As a result of the restructuring plan, we recorded a pre-tax charge of $10 million. As of September 30, 2001, we had a remaining liability of $382,000 relating to lease termination and other exit costs. This liability has been classified in accounts payable, accrued expenses and other current liabilities on the consolidated balance sheet and will be funded through cash provided by operating activities and our credit facility.

     Integration and other non-recurring charges. Integration and other non-recurring charges decreased by $737,000, or 29.1%, to $1.8 million in the nine months ended September 30, 2001, compared to $2.5 million in the nine months ended September 30, 2000. Merger and integration expenses for the nine months ended September 30, 2001 represent costs associated with the integration of the O'Gara Acquisition and certain other acquisitions, as well as costs associated with our tax minimization project. Merger and integration expenses in the nine months ended September 30, 2000 represent costs associated with the integration of Safariland and certain other acquisitions, as well as costs associated with the tax minimization project, the evaluation of strategic alternatives and certain other one-time costs.

     Equity in earnings of investee. Equity in earnings of investee was $87,000 in the nine months ended September 30, 2000 and relates to our 20% investment in Jardine Securicor Gurkha Services Limited ("JSGS"), which was sold during the nine month period ended September 30, 2000.


     Operating income. Operating income decreased by $8.7 million, or 46.5%, to $10.0 million in the nine months ended September 30, 2001, compared to operating income of $18.6 million in the nine months ended September 30, 2000 due to the factors discussed above.

     Interest expense, net. Interest expense, net increased by $1.5 million, or 122.5%, to $2.6 million in the nine months ended September 30, 2001, compared to $1.2 million in the nine months ended September 30, 2000. This increase resulted from increased borrowings in connection with the O'Gara Acquisition and other acquisitions that were funded with long-term debt. Increased debt levels were offset by reductions in the cost of debt we are currently paying on our bank credit facility due to lower interest rates. Net interest expense includes interest on and amortization of the fees associated with our $120 million credit facility, and the amortization of the discount on certain long-term liabilities acquired as part of the Safariland acquisition.


     Other income, net. Other income, net decreased by $1.8 million, or 97.2%, to $52,000 in the nine months ended September 30, 2001, compared to $1.8 million for the nine months ended September 30, 2000. Other income, net in the nine months ended September 30, 2001 includes the results of operations associated with the O'Gara Acquisition from the date of purchase to September 1, 2001. Other income, net in the nine months ended September 30, 2000 was due primarily to the sale of our investment in JSGS.

     Provision for income taxes. Provision for income taxes decreased by $4.5 million, or 63.1%, to $2.7 million in the nine months ended September 30, 2001, compared to $7.2 million in the nine months ended September 30, 2000. The effective tax rate for the nine months ended September 30, 2001 was 36.0%, compared to 37.4% for the nine months ended September 30, 2000. The decrease in our effective tax rate in the nine month ended September 30, 2001 was due to the realization of benefits associated with our tax planning strategies in the current period and the reduced impact of non-deductible goodwill amortization on our effective tax rate. Our effective tax rate is continually changing as estimated future income from our foreign operations can vary significantly from period to period. The effective tax rate for the nine months ended September 30, 2001 is not necessarily indicative of continued tax rates due to the continually changing concentration of income in each country in which we operate.

     Net income. Net income decreased by $7.4 million, or 60.9%, to $4.7 million in the nine months ended September 30, 2001, compared to $12.1 million for the nine months ended September 30, 2000 due to the factors discussed above.


FISCAL YEAR ENDED DECEMBER 31, 2000 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1999


     Product revenues. Product revenues increased by $38.6 million, or 40.0%, to $135.3 million for the year ended December 31, 2000 ("Fiscal 2000"), compared to $96.7 million for the year ended

December 31, 1999 ("Fiscal 1999"). This increase was primarily due to strong internal growth, including year over year comparisons of businesses acquired during the previous year, of 20.4% as well as the inclusion of full year results for Safariland and other 1999 acquisitions, and additional acquisitions completed in Fiscal 2000. All of these acquisitions were accounted for as purchases and accordingly the results of their operations are included only for the period after acquisition.



     Service revenues. Service revenues increased by $25.7 million, or 42.8%, to $85.6 million in Fiscal 2000, compared to $60.0 million in Fiscal 1999. This increase was primarily due to strong internal growth, including year over year comparisons of security businesses acquired during the previous year, of 23.6% as well as the inclusion of full year results for Fiscal 1999 acquisitions, and the additional Fiscal 2000 acquisitions. All of these acquisitions were accounted for as purchases and accordingly the results of their operations are included only for the period after acquisition.

     Cost of sales. Cost of sales increased by $43.1 million, or 45.6%, to $137.5 million in Fiscal 2000, compared to $94.4 million in Fiscal 1999. This increase was primarily due to increased revenues in Fiscal 2000 compared to Fiscal 1999. As a percentage of total revenues, cost of sales increased to 62.2% in Fiscal 2000 from 60.3% in Fiscal 1999.



     Operating expenses. Operating expenses increased by $13.3 million, or 36.0%, to $50.3 million in Fiscal 2000, compared to $37.0 million in Fiscal 1999. This increase was primarily due to the increased revenues from our Armor Holdings Products and ArmorGroup Services Divisions as well as the acquisitions which were completed in 2000. As a percentage of sales, operating expenses decreased to 22.8% of sales in Fiscal 2000 compared to 23.6% in Fiscal 1999.

     Amortization. Amortization expense increased by $1.0 million, or 39.2%, to $3.4 million in Fiscal 2000, compared to $2.5 million in Fiscal 1999. This increase was primarily due to additional amortization of intangible assets acquired as a result of the acquisitions completed during Fiscal 2000, as well as a full year of amortization relating to the 1999 acquisitions.

     Equity in earnings of investee. Equity in earnings of investee decreased by $92,000, or 51.4%, to $87,000 in Fiscal 2000, compared to $179,000 in Fiscal
1999. The equity in earnings of investee was comprised of a 20% investment in JSGS that we sold in Fiscal 2000 (see Other Income).

     Integration and other non-recurring charges. Integration and other non-recurring charges increased by $0.7 million, or 28.1% to $3.3 million in Fiscal 2000, compared to $2.6 million in Fiscal 1999 and are related to the integration of the acquired companies. These costs include relocation expenses for equipment and employees, severance costs as well as charges for integrating our sales and marketing efforts.

     Operating income. Operating income increased by $6.1 million, or 29.8%, to $26.5 million in Fiscal 2000, compared to $20.4 million in Fiscal 1999 due to the reasons discussed above.

     Interest (income) expense, net. Net interest expense was $1.9 million in Fiscal 2000, compared to net interest expense of $17,000 in Fiscal 1999. The increase was primarily due to interest on debt incurred to fund acquisitions and make purchases under our stock repurchase plan.

     Other income, net. Net other income was $1.8 million in Fiscal 2000, compared to $0.8 million in Fiscal 1999. The increase was primarily due to the gain of approximately $1.7 million recognized on the sale of our investment in JSGS in Fiscal 2000.


     Provision for income taxes. The provision for income taxes increased by $1.3 million, or 16.7%, to $9.3 million in Fiscal 2000, compared to $8.0 million in Fiscal 1999. The provision was based on our U.S. federal and state statutory income tax rates of approximately 37% for our U.S.-based companies and a 10.6% blended effective tax rate for foreign operations. The effective tax rate for our foreign operations is not necessarily indicative of expected future rates due to the changing concentration and mix of income in the various countries in which we operate. The effective tax rate for 2000 and 1999 was 35.4% and 37.8%, respectively. The decrease in our effective tax rate was a result of the increased amount of income earned in jurisdictions whose statutory tax rates were below those in the United States, as a percentage of operating income.

     Net income. Net income increased approximately $3.9 million or 29.2%, to $17.0 million in Fiscal 2000, compared to $13.2 million in Fiscal 1999. This increase was primarily due to the combination of acquisitions, internal growth, and to the factors discussed above.


FISCAL YEAR ENDED DECEMBER 31, 1999 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1998


     Product revenues. Product revenues increased by $51.1 million, or 111.9%, to $96.7 million for Fiscal 1999, compared to $45.6 million for the year ended December 31, 1998 ("Fiscal 1998"). This increase was primarily due to the acquisitions completed in 1998 and the acquisition of Safariland in 1999, as well as strong internal growth. These acquisitions were accounted for as purchases and the results of their operations are recorded only for the period we owned them.

     Service revenues. Service revenues increased by $8.4 million, or 16.3%, to $60.0 million in Fiscal 1999, compared to $51.6 million in Fiscal 1998. This increase was primarily due to the acquisitions completed in 1998 and 1999. These acquisitions were accounted for as purchases and the results of their operations are recorded only for the period we owned them.

     Cost of sales. Cost of sales increased by $32.8 million, or 53.2%, to $94.4 million in Fiscal 1999, compared to $61.6 million in Fiscal 1998. This increase was primarily due to increased revenues in Fiscal 1999 compared to Fiscal 1998. As a percentage of total revenues, cost of sales decreased to 60.2% in Fiscal 1999 from 63.4% in Fiscal 1998 reflecting a greater proportion of total revenue generated by our Armor Holdings Products Division in Fiscal 1999, which has higher gross margins than our ArmorGroup Services Division. Both divisions improved their gross margins in 1999 by lowering costs through greater efficiencies and by concentrating on higher margin investigative business in the Services Division.

     Operating expenses. Operating expenses increased by $15.1 million, or 68.9%, to $37.0 million (23.6% of total revenues) in Fiscal 1999, compared to $21.9 million (22.5% of total revenues) in Fiscal 1998. This increase was primarily due to the increased revenues from our Armor Holdings Products Division which has higher sales and marketing expenses than the revenues from the ArmorGroup Services Division, and the acquisitions we completed in 1999.

     Amortization. Amortization expense increased by $1.1 million, or 82.9%, to $2.5 million in Fiscal 1999, compared to $1.3 million in Fiscal 1998. This increase was primarily due to additional amortization of intangible assets acquired as a result of the Safariland acquisition and other acquisitions that we completed during Fiscal 1999, which would not have been reflected in Fiscal 1998.

     Equity in earnings of investee. Equity in earnings of investee decreased by $534,000, or 74.9%, to $179,000 in Fiscal 1999, compared to $713,000 in Fiscal
1998. The decrease in earnings was primarily due to losses incurred by JSGS on its operations in India. This office was subsequently closed.

     Integration and other non-recurring charges. Integration and other non-recurring charges increased by $2.6 million to $2.6 million in Fiscal 1999. These charges related to the integration of the acquired companies. These charges include relocation expenses for equipment and employees, severance costs as well as charges for integrating our sales and marketing efforts. We did not incur such charges in Fiscal 1998.

     Operating income. Operating income increased by $7.4 million, or 56.7%, to $20.4 million in Fiscal 1999, compared to $13.0 million in Fiscal 1998 primarily due to the factors discussed above.

     Interest (income) expense, net. Net interest expense was $17,000 in Fiscal 1999, compared to net interest income of $625,000 in Fiscal 1998. This increase was primarily due to amortization of fees associated with the $60 million bank credit agreement completed in February, 1999, as well as interest on debt acquired as part of the purchased companies.

     Other income, net. Net other income increased by $788,000 to $816,000 in Fiscal 1999, compared to $28,000 in Fiscal 1998 and is primarily due to the gain on the sale of stock in MACE Security International. We acquired this stock through the exercise of warrants we received as part of an acquisition of certain assets in July of 1998.

     Provision for income taxes. Provision for income taxes increased by $2.9 million, or 57.6%, to $8.0 million in Fiscal 1999, compared to $5.1 million in Fiscal 1998. The provision was based on our U.S. federal and state statutory income tax rates of approximately 39% for our U.S.-based companies and a 37% blended effective tax rate for foreign operations. The effective tax rate for our foreign operations is not necessarily indicative of continued tax rates due to a continually changing concentration of income in each country in which we operate. The increase in our effective tax rate is a result of the increased amortization of the goodwill generated by the Safariland and other acquisitions that is not tax deductible.

     Net income. Net income increased approximately $4.6 million or 53.5%, to $13.2 million in Fiscal 1999, compared to $8.6 million in Fiscal 1998. This increase was primarily due to a combination of the acquisitions made during the year being successfully integrated, and to the factors discussed above.


LIQUIDITY AND CAPITAL RESOURCES


     On August 22, 2001, we entered into an Amended and Restated Credit Agreement (the "Credit Agreement") with Bank of America, Canadian Imperial Bank of Commerce, First Union National Bank, Suntrust Bank, Republic Bank, Keybank National Association, and ING (U.S.) Capital LLC. Pursuant to the Credit Agreement, the lenders established a $120,000,000 line of credit for our benefit expiring on February 12, 2004. The Credit Agreement, among other things, provides for (i) total aggregate maximum borrowings of $120,000,000 and (ii) the capability for borrowings in foreign currencies. All borrowings under the Credit Agreement bear interest at either (i) a base rate, plus an applicable margin ranging from .000% to .375%, depending on certain conditions, (ii) a eurodollar rate, plus an applicable margin ranging from 1.125% to 1.875%, depending on certain conditions, or (iii) with respect to foreign currency loans, a fronted offshore currency rate, plus an applicable margin ranging from 1.125% to 1.875%, depending on certain conditions. Outstanding borrowings under the Credit Agreement currently bear interest at a variable rate of 4.46% per annum. In addition, the Credit Agreement provides that Bank of America will make swing-line loans to us of up to $5,000,000 for working capital purposes only and will issue letters of credit on our behalf of up to $20,000,000. As of November 15, 2001, we had approximately $85.5 million outstanding and approximately $34.5 million available under the Credit Agreement. All indebtedness under the Credit Agreement will mature on February 12, 2004. We expect to use approximately $85.5 million of our net proceeds from this offering to repay indebtedness under our credit facility. Following such repayment, $120,000,000 will be available under the Credit Agreement. We also have approximately $6.9 million in other long-term debt, net of current portion, consisting primarily of $4.2 million in industrial revenue and industrial development bonds.

     In October 1999, our Board of Directors approved a stock repurchase program that is effective through December 31, 2001, and that allows us to repurchase up to 10% of our outstanding shares. Under this program, we expended approximately $9.8 million in 1999 and $12.6 million in 2000 to repurchase approximately 1.8 million shares of our common stock. We have the ability to repurchase up to approximately 629,000 additional shares under this program. We expect to continue our policy of repurchasing our common stock at opportune intervals. In addition, our Credit Agreement permits us to repurchase shares of our common stock up to a maximum amount of $30 million if our ratio of Consolidated Total Indebtedness to Consolidated EBITDA for any Rolling Period (as such terms are defined in the Credit Agreement) is greater than 2.00 to 1; provided that if such ratio is less than or equal to 2.00 and 1, there is no limitation under the Credit Agreement on the amount of such stock repurchases. As of September 30, 2001, we had the ability to repurchase up to an additional $7.6 million of shares of our common stock under the Credit Agreement.

     As of December 31, 2000, we had working capital of $68.1 million. As of September 30, 2001, we had working capital of $101.1 million.


     We anticipate that the net proceeds from this offering, cash generated from operations and borrowings under the Credit Agreement will enable us to meet our liquidity, working capital and capital expenditure requirements during the next 12 months. We may, however, require additional financing to pursue our strategy of growth through acquisitions. If such financing is required, there are

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

no assurances that it will be available, or if available, that it can be obtained on terms favorable to us or on a basis that is not dilutive to our stockholders.


     Our capital expenditures were $7.8 million in our 2000 fiscal year and $3.4 million in our 1999 fiscal year. Our spending on capital expenditures for the nine months ended September 30, 2001 was $5.7 million. Such expenditures include, among other things, leasehold improvements, computer equipment and software, and manufacturing machinery and equipment.


RECENTLY ISSUED ACCOUNTING STANDARDS

     In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 establishes a "primary-asset" approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. SFAS 144 requires that a long-lived asset to be (1) abandoned, (2) exchanged for a similar productive asset, or (3) distributed to owners in a spin-off be considered held and used until it is abandoned, exchanged, or distributed. SFAS 144 requires (1) that spin-offs and exchanges of similar productive assets to be recorded at the lower of carrying value or fair value, and that such assets be classified as held and used until disposed of and (2) that any impairment loss resulting from a spin-off or exchange of similar productive assets be recognized when the asset is disposed of. The provisions of SFAS 144 will be come effective for us on January 1, 2002. The effects of adopting this standard have not been determined.


     In August 2001, the FASB issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). SFAS 143 establishes accounting standards for recognition and measurement of a liability for an asset retirement obligation and the associated asset retirement cost. SFAS 143 requires the recognition of the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. If a reasonable estimate of fair value cannot be made in the period the asset retirement obligation is incurred, the liability shall be recognized when a reasonable estimate of fair value can be made. The fair value of a liability for an asset retirement obligation is the amount at which that liability could be settled in a current transaction between willing parties, that is, other than in a forced or liquidation transaction. SFAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The provisions of SFAS 143 will become effective for us on January 1, 2003. The effects of adopting this standard have not been determined.

     In July 2001, the FASB issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141"), and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 requires that all business combinations be accounted for under a single method -- the purchase method. Use of the pooling-of-interest method is no longer permitted. SFAS 141 requires that the purchase method be used for all business combinations initiated after June 30, 2001. SFAS 142 requires, among other things, that goodwill no longer be amortized to earnings, but instead reviewed for impairment annually. Under SFAS 142, the amortization of goodwill ceases upon adoption of the statement, which will become effective for us on January 1, 2002. We have historically amortized our goodwill over its estimated useful life. The goodwill resulting from recognition made by us subsequent to June 30, 2001 is immediately subject to the non-amortization provisions of SFAS
142. The effects of adopting this standard have not been determined.


     We adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), as amended by Statement of Financial Accounting Standards No. 137 and 138, on January 1, 2001. The Statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. We do not currently have derivative instruments and, accordingly, SFAS 133, as amended, is not expected to impact our financial position, results of operations or cash flows.


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     In March 2000, the FASB issued FASB Interpretation No. 44 ("FIN 44"),
"Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB Opinion No. 25." FIN 44 clarifies the application of APB Opinion No. 25 and, among other issues, clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. The adoption of FIN 44 did not have a material impact on our results of operations, financial position or cash flows.

RECENTLY ISSUED STAFF ACCOUNTING BULLETIN

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"). SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in the financial statements, and is effective in the fourth quarter of 2000. SAB 101 did not have a material impact on our results of operations, financial position or cash flows.

                                    BUSINESS

     We are a leading manufacturer and provider of security products, vehicle armor systems and security risk management services. Our products and services are used by military, law enforcement, security and corrections personnel throughout the world, as well as governmental agencies, multinational corporations and non-governmental organizations. Our company is organized and operated under three business segments: Armor Holdings Products; Armor Mobile Security; and ArmorGroup Services.

     Armor Holdings Products. Our Armor Holdings Products Division manufactures and sells a broad range of high quality branded law enforcement equipment, such as tactical armor, hard armor, duty gear, less-lethal munitions, anti-riot products, police batons, forensic products and weapon maintenance products. Our products are marketed under brand names that are well-known and respected in the military and law enforcement communities such as American Body Armor, Safariland, Defense Technology, Federal Laboratories, MACE (Registered Trademark) , PROTECH, NIK (Registered Trademark) Public Safety, Break-Free, Monadnock Lifetime Products and Lightning Powder. We sell our manufactured products primarily to law enforcement agencies through a worldwide network of over 500 distributors and sales agents including approximately 350 in the United States. Our extensive distribution capabilities and commitment to customer service and training have enabled us to become a leading provider of security equipment to law enforcement agencies. We believe there are significant opportunities to grow our manufacturing business through the acquisition and development of new product lines, expansion into new territories and further development of sales to specialized government and military agencies. In addition, we believe that consistent demand for our premium products at attractive margins will continue because our products are critical to the safety and effectiveness of our customers. We believe that the September 11, 2001 terrorist attacks on the United States will lead to an increase in law enforcement professionals. These professionals will need to be properly equipped. As a result, we believe that our product line could exhibit higher than previously expected and sustainable demand over the next three to five years.

     Armor Mobile Security. Our Armor Mobile Security Division manufactures and installs ballistic and blast protected armoring systems for military vehicles, commercial vehicles, military aircraft and missile components. Under the brand name O'Gara-Hess & Eisenhardt, we are the sole-source provider to the U.S. military for the supply of armoring and blast protection systems for the HMMWV. We have also entered into an agreement to provide the U.S. military with certain maintenance services with respect to its HMMWVs. There is currently an installed base of approximately 2,200 HMMWVs subject to this maintenance arrangement. We expect that our maintenance services may increase if the U.S. military substantially increases its HMMWV purchases or substantially increases its use of the current installed base. Additionally, the Armor Mobile Security Division has been subcontracted to develop a ballistically armored and sealed truck cab for HIMARS, a program currently in development for the U.S. Army, and also markets armor sub-systems for other

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tactical wheeled vehicles. We armor a variety of commercial vehicles, including limousines, sedans, sport utility vehicles, commercial trucks and cash-in-transit vehicles, to protect against varying degrees of ballistic and blast threats. We believe that increased demand for Up-Armored HMMWVs and other armored vehicles is likely following the September 11, 2001 terrorist attacks. We believe that we have adequate capacity to accomodate an expected increase in orders.

     ArmorGroup Services. Our ArmorGroup Services Division provides a broad range of sophisticated security risk management solutions to multinational corporations in diverse industries such as natural resources, financial services and consumer products, and to governmental and non-governmental agencies such as the U.S. Departments of State and Defense, the United Nations and CARE International. Our clients typically have personnel and other investments in unstable and often violent areas of the world. Through our offices on five continents, we provide our multinational clients with a diversified portfolio of security solutions to assist them in mitigating risks in their operations around the world. Our highly trained, multilingual and experienced security personnel work closely with our clients to create and implement solutions to complex security problems. These services include security planning, advice and management, security systems integration, intellectual property, asset protection, due diligence investigations and training programs in counterintelligence, countersurveillance, advanced driving techniques and ballistics. We believe that many of our security services, while often representing a small portion of our clients' overall cost of doing business, are critical to our clients' success. We believe that this creates a consistent demand for our premium services at attractive margins. The September 11, 2001 terrorist attacks on the United States has heightened security concerns at corporations and governmental and non-governmental organizations. We believe that our global infrastructure and experience will allow us to aggressively respond to increased concerns and to provide our services as required.

INDUSTRY OVERVIEW / MARKET OPPORTUNITY

     We participate in the defense and global security products and services industries through the manufacture of security products marketed to military, law enforcement, security and corrections personnel, by providing specialized security services to multinational corporations and governmental agencies and by manufacturing and installing ballistic and blast protected armoring systems for military vehicles, commercial vehicles, military aircraft, and missile components. Increasingly, governments, militaries, businesses, and individuals have recognized the need for our products and services to protect them from the risks associated with terrorism, physical attacks, threats of violence, white-collar crime and fraud.

     The U.S. has been the target of several deadly terrorist attacks directed towards its citizens and facilities around the world. In 1998, U.S. embassies in Nairobi, Kenya and Dar Es Salaam, Tanzania were bombed. In 2000, the U.S. Navy destroyer, USS Cole, was bombed in the Yemeni port of Aden. Most recent were the terrorist attacks on September 11, 2001 against the World Trade Center in New York and the Pentagon in Washington, D.C. The continued U.S. military response and additional security measures related to the terrorist threat will, we believe, require spending at federal, state, and local agencies, corporations and U.S. diplomatic facilities around the world. Institutions, including the U.S. government, DoD, government agencies and multinational corporations are redefining strategies to protect against and combat terrorism.


     The terrorist attacks on September 11, 2001 have emphasized the importance of a strong national defense both abroad and domestically. Prior to September 11, 2001, as part of President George W. Bush's stated commitment to strengthen national defense, the Bush Administration submitted to Congress a $328 billion fiscal 2002 defense budget that reflected an 11.0% increase over the fiscal 2001 defense budget submitted by the Clinton Administration, representing the first double digit increase since Operation Desert Storm. Since September 11, 2001, Congress has passed a $40 billion supplemental appropriation and established the Office of Homeland Security to be headed by the former Governor of Pennsylvania, Thomas J. Ridge. On September 30, 2001, the DoD released its Quadrennial Defense Review Report. The report emphasized the establishment of a new strategy for America's defense and highlighted the need to enhance critical domestic defense infrastructure that


                                       27

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may require changes in force structure and organization. This new force structure may result in an increase in U.S. military personnel, law enforcement personnel, airport security personnel, and federal sky marshals who would require law enforcement products and training. Many U.S. and Western multinational corporations, commercial organizations, and governmental and non-governmental organizations, especially airports, must also place increased attention on security issues that we believe will require security consulting services. It is also possible that the military will require additional equipment and training in order to fight the war on terrorism on several fronts simultaneously.

     Law Enforcement Security Products Market. In response to an increased emphasis on safety and protection, the number of active police officers has increased significantly over the past several years. By 1999 there were approximately 933,000 law enforcement personnel in the U.S. We expect the likely increase in law enforcement personnel due to the September 11, 2001 terrorist attacks to lead to an increase in demand for our products. We believe that the historical rise in the prison population has spurred demand from institutional corrections facilities for law enforcement security products.

     Vehicle Armor Market. Recent terrorist activities may accelerate the need for armoring light military vehicles that will be utilized in hostile environments in order to carry out mission objectives required by the U.S. military's war on terrorism. As multinational corporations seek to implement more comprehensive security programs, one area of focus will be executive protection. We believe that the use of armored commercial vehicles in high fright areas will increase as multinational corporations expand their operations.


     Specialized Security Services Market. Corporations are increasingly contracting experienced private companies to handle their security services. Industry studies demonstrate that the worldwide security services market has grown at a rate of 8.0% annually from 1995 to 2000. Total revenues for the worldwide market have reached $61.8 billion and is expected to continue to grow to $87.9 billion by 2005. Management believes that demand by multinational corporations and governmental agencies operating in developing nations for security services such as risk assessment, crisis management, guard force management, security force organization and executive protection is likely to increase as these entities continue to establish operations and manufacturing facilities in developed and developing countries. In addition, there are risks related to white-collar crime and fraud. Demand for corporate investigative services continues to grow as corporations react to the need to protect their assets against the growing threat of fraud, counterfeiting and piracy of intellectual property.


BUSINESS STRENGTHS

     We believe that the following key strengths are critical to our success as a leading provider of security products, vehicle armor systems and security risk management services.

     Broad Portfolio of Products and Services. We offer a broad portfolio of security products, armor systems and security services enabling us to provide comprehensive solutions to our customers' security needs. We strive to enhance our position as a single source provider of global security services to our clients and believe that our worldwide infrastructure enables us to follow our governmental and multinational corporate clients to new geographical markets as well as cross-sell additional services to these customers. Similarly, our extensive product distribution network allows us to provide our customers a broad array of complementary manufactured law enforcement equipment. Through strategic acquisitions and internal growth, we expect to continue to expand our product and service offerings and further diversify our revenue base.

     Strong Brands with Leading Market Positions. Product lines are marketed under brand names widely recognized in the military and law enforcement communities, such as American Body Armor, NIK (Registered Trademark) , Defense Technology, Federal Laboratories, MACE (Registered Trademark) , Safariland, O'Gara-Hess & Eisenhardt, and others. Due to the life protecting nature of the products in the markets that we serve, end users prefer to purchase premium products with brand names that have solid reputations for quality and that provide high levels of performance. The strength of our brand names has contributed to our leading market positions in several of the product categories in which we compete.

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     Strong Client Base and Extensive Distribution Network. Armor Holdings
Products has a broad, full service network of approximately 350 domestic distributors and 150 international agents to sell our portfolio of manufactured law enforcement equipment. The Armor Mobile Security Division's client base includes governmental and private buyers and employs a global sales force to market its commercial products. ArmorGroup Services has a global footprint, and currently operates in 38 countries that enables it to serve a client base representing governmental and non-governmental agencies and approximately 500 multinational corporations worldwide. The quality and scope of our products and the strength of our brand names has enabled us to establish one of the largest distribution networks in the industry and engendered the loyalty of our distributors. We work closely with our distributors and agents to respond to and anticipate the needs of end users, which we believe allows us to maintain our market leadership position. We believe that the diversity of our clients' end markets, the continued globalization of our clients and the strength of our distribution relationships minimize our dependence on any particular product, market, or customer.

     Proven Track Record of Identifying, Completing and Integrating Acquisitions. Since January 1996, we have completed 26 acquisitions. We employ a disciplined approach to evaluating acquisition opportunities and integrating the operations of acquired businesses. We believe that these acquisitions, in the aggregate, have strengthened our market position, leveraged our distribution network and expanded our product and service offerings. Further, we believe that our performance based compensation plan enables us to retain strong managers of acquired businesses and provides for timely and efficient integration of acquired operations.

     Sole-Source Provider of Up-Armored HMMWVs. Through our Armor Mobile Security Division, we are the sole-source provider of Up-Armored HMMWVs to the U.S. military, as well as the armoring of the HIMARS cab, a program currently in development for the U.S. Army. Contracted by the DoD, the Armor Mobile Security Division (then part of a division of The Kroll-O'Gara Company) delivered 377 HMMWVs in 2000, and expects to deliver approximately 500 in 2001. We believe that deliveries for 2002 could be as high as 700 to 1,000 units, based on recent inquiries from the DoD. This growth is driven by an increased defense budget for procurement, heightened demand due to recent military deployments and activation of U.S. Reserve and National Guard units, and the potential of a long term, multi-front offensive against terrorism. Current U.S. Army requirements call for approximately 7,500 Up-Armored HMMWVs that we expect will be part of the military's mechanized forces through approximately 2030. Aftermarket sales of spare parts and services/maintenance are also extremely attractive, as we are the incumbent provider of the armoring on an installed base of over 2,200 Up-Armored HMMWVs. We believe that our strength in this product segment is significant and should drive future growth.

GROWTH STRATEGY

     We expect the demand for security products, vehicle armor systems, and security risk management services will continue to grow, especially given the expected impact of the September 11, 2001 terrorist attacks on the United States. We plan to address this growth by offering a comprehensive array of premium security risk management products and services. We intend to enhance our leadership position through strategic acquisitions by creating a broad portfolio of products and services to satisfy all of our customers' increasingly complex security needs. By establishing a critical mass of products and services and a broad base of customers, we have built in the capacity to perform multiple aspects of our clients' threat analyses and security provisions on a comprehensive basis. We plan to continue to execute this growth strategy primarily through internal expansion of our existing businesses and through strategic acquisitions of businesses offering complementary services, markets, and customer bases. The following elements define our growth strategy:

     Capitalize on Exposure to Military Programs. We expect an increase in volume for our current major military programs. The events of September 11, 2001 are expected to result in additional funds being allocated to the DoD. We expect several of our military programs to be positively affected. These include the Concealable Body Armor Program through which we supply concealable body

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armor to the U.S. Army and the Special operation forces Personal Equipment
Advance Requirement ("SPEAR") program, which supplies special ballistic vests and load bearing equipment to U.S. Special Forces. We also expect an increase in the United States Tank Automotive Armored Command's HMMWV delivery requirements. We are the sole-source provider to the U.S. military for the supply of armor and blast protection to the HMMWVs. We are well positioned on these programs and have a proven track record and a strong relationship with the U.S. military. Additionally, we expect to participate in other existing and future military programs that require our unique products and services.

     Expand Distribution Network and Product Offerings. We will continue to leverage our distribution network by expanding our range of branded law enforcement equipment through the acquisition of niche defensive security products manufacturers and by investing in the development of new and enhanced products which complement our existing offerings. We believe that a broader product line will enable us to strengthen our relationship with our distributors and add additional quality distributors, and enhance our brand appeal with military, law enforcement and other end users.

     Capitalize on Increased Homeland Security Requirements. We are well positioned to provide products, services and specialized training that are essential to establishing a sustainable Homeland Security infrastructure. Due to the September 11, 2001 terrorist attacks on the United States, the U.S. government has created the Office of Homeland Security. Although this Office's mandate is still being finalized, a Homeland Security infrastructure will be developed. We believe that our three divisions are well equipped and prepared to help build this infrastructure. Our Armor Holdings Products Division is positioned to provide the products that additional military, law enforcement, security and corrections personnel require to combat terrorism and threats to our homeland. Our Armor Mobile Security Division is prepared for an expected increase in armored commercial vehicles for use by federal, state and local government agencies. The services provided by our ArmorGroup Services Division are expected to be more sought after as U.S. government agencies and corporations re-evaluate their security programs. For example, we expect to leverage our global experience and reputation into domestic airport security training.

     Increase Global Position in High Fright Areas. We will service the heightened security concerns of governments, agencies and corporations in existing high fright areas. We will also leverage our global expertise and reputation for providing security products and services in newly developing high fright areas. We target regions that have economic and political instability as well as regions with increased regulation, growth in prison populations and growing national and regional security concerns. We also grow the scope of our existing product and service offerings by servicing existing customers who expand geographically.

     Broaden Service Offerings to Existing Client Base. We will broaden our existing service offerings through strategic acquisitions and develop a comprehensive range of security risk management offerings with a global network of service providers. We intend to continue to market our expanded offerings by increasing penetration of our existing client base with sales of additional services.

     Pursue Strategic Acquisitions. The security risk management products and services industry is highly fragmented and characterized primarily by smaller, geographically restricted single product or service providers. We believe, however, that many clients in the industry would prefer to deal with a consolidated entity that can provide a broad spectrum of services and/or products in the security risk management industry with coverage of their needs across entire regions, or globally. As a result, we selectively pursue acquisitions that complement and expand our product and service offerings and provide access to new geographic markets, additional distribution channels and new client relationships.

ACQUISITIONS

     We have pursued a strategy of growth by acquiring businesses and assets that complement our existing operations. We use several criteria to evaluate prospective acquisitions, including whether the business to be acquired:

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     o   broadens the scope of the services or products we offer or the geographic areas we serve;

     o   offers attractive margins;

     o   is accretive to earnings;

     o offers the opportunity to enhance profitability by improving the efficiency of our operations;

     o   is managed in a manner consistent with our existing businesses; and

     o complements our portfolio of existing businesses by increasing our ability to manage our customers' needs.

We exercise a high degree of financial discipline and strictly adhere to these criteria. As a result, we do not enter into transactions that we believe would be dilutive to our earnings. Since January 1996, we have consummated 26 acquisitions.

     The Armor Holdings Products Division has acquired 10 companies since 1996. The largest acquisition completed by this division was Safariland, a producer of law enforcement products such as body armor, duty gear, and automotive accessories in 1999. Safariland had approximately $47.0 million in annual revenues at the time of acquisition. The Armor Mobile Security Division completed the O'Gara Acquisition in August 2001. The Armor Mobile Security Division provides ballistic and blast protection armoring systems and training (training was integrated into the ArmorGroup Services Division). The businesses acquired in the O'Gara Acquisition had approximately $112.4 million ($6.1 of which relates to businesses integrated into our ArmorGroup Services Division) in annual revenues at the time of acquisition. The ArmorGroup Services Division has acquired 15 companies since 1996. The largest acquisition occurred in 1997 when DSL Group Limited, a security risk management and consulting services firm, was acquired. DSL Group Limited had approximately $31.0 million in annual revenues at the time of acquisition.

PRODUCTS AND SERVICES

  ARMOR HOLDINGS PRODUCTS

     Body Armor. We manufacture and sell a wide array of armor products under the leading brand names American Body Armor, PROTECH and Safariland that are designed to protect against bodily injury caused by bullets, knives and explosive shrapnel. Our principal armor products are ballistic resistant vests, sharp instrument penetration armor, hard armor such as anti-riot gear, shields and upgrade armor plates, and bomb protective gear. Our line of ballistic protective vests provides varying levels of protection depending upon the configuration of ballistic materials and the standards (domestic or international) to which the armor is built. We primarily sell ballistic resistant vests, under the brand names Xtreme (Trade Mark) and Zero-G (Trade
Mark) . Our body armor products that are manufactured in the United States are certified under guidelines established by the National Institute of Justice.

     We offer two types of body armor, concealable armor and tactical armor. Concealable armor, which generally is worn beneath the user's clothing, is our basic line of body armor. These vests are often sold with a shock plate, which is an insert designed to improve the protection of vital organs from sharp instrument attack and to provide enhanced blunt trauma protection. Tactical armor is worn externally and is designed to provide protection over a wider area of a user's body and defeat higher levels of ballistic threats. The vests, which are usually manufactured with hard armor ballistic plates that provide additional protection against rifle fire, are designed to afford the user maximum protection and may be purchased with enhanced protection against neck and shoulder injuries. Tactical armor is offered in a variety of styles, including tactical assault vests, tactical police jackets, floatation vests, high coverage armor and flak jackets.

     Our sharp instrument penetration armor is designed primarily for use by personnel in corrections facilities and by other law enforcement employees who are primarily exposed to threats from knives and other sharp instruments. These vests are constructed with special blended fabrics, as well as flexible woven fabrics and are available in both concealable and tactical models. In addition, these vests can be combined with ballistic armor configurations to provide both ballistic and sharp instrument penetration protection.

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     We manufacture several hard armor products under the PROTECH brand name.
PROTECH products include ballistic shields, and other personal protection accessories and armor products for helicopters, automobiles and riot control vehicles.

     We also manufacture a variety of hard armor ballistic shields primarily for use in tactical clearance applications. These shields are manufactured using a variety of ballistic fibers, polyethylene ballistic materials, ballistic steel, ballistic glass or a combination of any one or more of these materials. Other hard armor products include barrier shields and blankets. These products allow tactical police officers to enter high threat environments with maximum ballistic protection.

     Other specialty products that we manufacture include armored press vests, executive vests, raincoats and fireman turnout coats. These specialty products can be custom designed to provide various levels of ballistic protection. We also distribute a variety of items manufactured by others, including gas masks, helmets, goggles and face shields.

     Duty Gear. We are a leading supplier of duty gear to law enforcement personnel in the United States. Uniformed police officers require a wide assortment of duty gear, which typically includes items such as belts, safety holsters, handcuff and flashlight holders and related accessories. We manufacture and sell duty gear and accessories under the widely recognized brands Safariland (Safari-Laminate (Trade Mark) ) and NYLOK (Registered Trademark) (nylon). Duty gear represents a very attractive market and one in which brand appeal, safety and quality dictate demand. Replacement sales represent significant recurring demand for duty gear.

     Less-Lethal Products. Under the Defense Technology, First Defense (Trade
Mark) , Federal Laboratories, MACE (Registered Trademark) and Guardian brands, we manufacture and sell a complete line of less-lethal, anti-riot and crowd control products designed to assist law enforcement and military personnel in handling situations that do not require the use of deadly force. These products, which generally are available for use only by authorized public safety agencies, include pepper sprays, tear gas, specialty impact munitions and diversionary devices. We are also the exclusive distributor of Mine Safety Appliance Advantage 1000 and Millenium model gas masks in the United States.

     Through the acquisition of the assets of the law enforcement division of Mace Security International, Inc., we acquired the exclusive license to use the MACE (Registered Trademark) brand in connection with the manufacturing and sale of MACE (Registered Trademark) aerosol sprays to law enforcement entities worldwide. We also manufacture pepper sprays containing the active ingredient Oleoresin Capsicum, a cayenne pepper extract. Our pepper spray formula is patented and carries the trademark name of First Defense (Trade Mark) . The products range from small "key-ring" and hand held units to large volume canisters for anti-riot and crowd control applications.

     Our tear gases are manufactured using Orthochlorabenzalmalononitrile and Chloroacetophenone. These products are packaged in hand held or launchable grenades, both pyrotechnic and non-pyrotechnic, as well as in 37mm, 40mm and 12 gauge munitions. The munitions include barricade rounds, blast dispersions and pyrotechnic canisters. We hold a patented design covering two of our non-pyrotechnic grenades.

     We manufacture a wide range of specialty impact munitions that can be used against either individual targets or in anti-riot and crowd control situations. These products, which range from single projectiles, such as bean bags, rubber balls, sponge rounds, wood and rubber batons, to multiple projectile products containing rubber pellets, rubber balls or foam, can be fired from standard 12 gauge shotguns, 37mm gas guns and 40mm launchers.

     We also manufacture a patented and trademarked device that is used for dynamic entries by specially trained forces where it is necessary to divert the attention of individuals away from an entry area. This product, which carries the trademark name of Distraction Device (Trade Mark) , emits a loud bang and brilliant flash of light when used.

     Police Batons. We manufacture police batons of wood, alloy steel, acetate, aluminum and polycarbonate products under our brand name Monadnock. Branded products include our

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trademarked, patent pending new Auto-Lock (Trade Mark) baton and our friction lock baton. Our batons are manufactured in a variety of lengths for different intended users including patrol officers, detectives, corrections officers and other law enforcement personnel in smaller portable units. We believe that our manufacturing specifications are the highest in the marketplace and set the standard in the industry.

     Forensic Products. We assemble and market portable narcotic identification kits under the NIK (Registered Trademark) brand name that are used in the field by law enforcement personnel to identify a variety of controlled substances, including Ecstasy, cocaine, marijuana, heroin and methamphetamine. We also assemble and market evidence collection kits and evidence tape, and have the exclusive rights to distribute Flex-Cuf (Registered Trademark) disposable restraints.

     We manufacture and distribute a more extensive line of evidence collection equipment under our brand name Lightning Powder. These products, such as fingerprint powders, dusting brushes, and lifting tape, are used to collect latent fingerprints. Other supplies for evidence collection that we distribute include bags, tapes, stone casting equipment and high powered, distortion free magnifying glasses.

     Weapon Maintenance Products. We manufacture synthetic based lubricants, cleaners and preservative compounds for military weapon maintenance, law enforcement, civilian firearms/sports equipment and industrial machinery. Our flagship weapon maintenance product, Break Free CLP (Registered Trademark) , was specifically developed to provide reliable weapon lubrication in battlefield conditions; remove firing residues, carbon deposits and other firing contaminants; repel water and dirt and prevent corrosion; and keep weapons combat ready and functional in steamy jungles, dust blown deserts, salty air of sea and coast, and cold and icy climates.

     Automotive Accessories. Through our Safariland subsidiary, we manufacture and supply automotive accessories such as tire covers, seat covers, cargo organizers and grill covers to automobile manufacturers, including Toyota, Ford, Honda, Nissan, Mitsubishi, Kia and Subaru.

  ARMOR MOBILE SECURITY

     We provide ballistic and blast protection armoring systems for military vehicles, commercial vehicles, military aircraft, and missile components, including the following:

     Military Products. We are the sole-source provider to the U.S. military for the supply of armoring and blast protection systems for the HMMWV. The HMMWV chassis is produced by AM General Corporation and shipped directly to our facility in Fairfield, Ohio where armor and blast protection components are added. The Up-Armored HMMWVs provide exterior protection against various levels of armor piercing ammunition, overhead airburst protection and underbody blast protection against anti-tank and anti-personnel mines. In addition, we install other features designed to enhance crew safety, comfort and performance, such as air conditioning, weapon turrets and mounts, door locks and shock absorbing seats. We charge $70,000 to $110,000 for these ballistic and blast protective systems. During 2000, the Armor Mobile Security Division (then part of a division of The Kroll-O'Gara Company) shipped 377 Up-Armored HMMWVs. We also supply engineering design and prototype services in support of the Up-Armored HMMWV Program, and supply spare parts and logistic support.

     We are serving as a subcontractor to develop a ballistically armored and sealed truck cab for HIMARS, a program currently in development for the U.S. Army. The truck is used to fire missiles which are a part of either the Multiple Launch Rocket System or the Army Tactical Missile System.

     We market armor sub-systems for other tactical wheeled vehicles, such as
2.5 ton and 5.0 ton trucks. We also produce various armor systems as a subcontractor to larger defense contractors, such as Lockheed Martin Corporation. These products include armor for containers for fuels and missile launchers and for pilot protection, and often involve the use of unique materials or methods.

     Commercial Products. We armor a variety of vehicles, including limousines, sedans, sport utility vehicles, commercial trucks and cash-in-transit vehicles, to protect against varying degrees of ballistic

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and blast threats. The armoring process begins with the disassembly of a new base vehicle. This disassembly normally involves the removal of the interior trim, seats, doors and windows. The passenger compartment then is armored with both opaque and transparent armor. Other features, such as run flat tires and non-exploding gas tanks, also may be added. Finally, the vehicle is reassembled as close to its original appearance as possible. The types of commercial products produced are described below. Our relationship with various vehicle manufacturers has been valuable in permitting us to armor certain vehicles while allowing the customer to maintain the benefits of warranties issued by the vehicle manufacturer. During 2000, the Armor Mobile Security Division (then part of a division of The Kroll-O'Gara Company) shipped approximately 1,132 commercial armored vehicles.

     We produce fully armored vehicles and light armored vehicles. Fully armored vehicles, such as limousines, large sedans or sport utility vehicles, typically are armored to protect against attacks from military assault rifles such as AK-47s and M16s. These vehicles also can be blast protected by enhancing the ballistic and underbody protection with proprietary materials and installation methods that protect the occupants against a defined blast threat. Blast protected vehicles defend against threats such as pipe bombs attached to the exterior of the vehicle and nondirectional charges of 20 kg of TNT detonated approximately five meters from the vehicle. Fully armored vehicles typically sell for $70,000 to $200,000 exclusive of the cost of the base vehicle.

     Fully armored vehicles also include Parade Cars, which are formal limousines used predominantly for official functions by a president or other head of state. These vehicles are usually customized based upon a commercially available chassis which we essentially rebuild completely. Because the threat of organized assassination attempts is greater for heads of state, these vehicles normally incorporate more advanced armor and sophisticated protection features. These features can include supplemental air and oxygen systems, air purification systems to protect against chemical or biological contamination, underbody fire suppressant systems, tear gas launchers, anti-explosive self-sealing fuel tanks, electric deadbolt door locks, gun ports and bomb scanners. Parade Cars normally sell for $300,000 to in excess of $1.0 million inclusive of the cost of the base vehicle.

     Light armored vehicles are similar in all respects to fully armored vehicles except that substantially less total weight of armoring is added. Therefore, it is possible to armor smaller vehicles such as the Volkswagen Jetta and the General Motors Omega, as well as larger vehicles such as the Mercedes Benz S600 and the Jeep Grand Cherokee. Light armored vehicles are designed to protect against attacks from handguns, such as a 9mm or .357 Magnum. The price of a light armored vehicle ranges from $5,000 to $60,000 exclusive of the cost of the base vehicle.

     We also produce specialty vehicles, cash-in-transit vehicles and commercial truck bodies. Specialty vehicles are custom built for a specific mission. Examples of specialty vehicles are Escort Cars, usually convertibles, and Chase Cars, usually closed top vehicles, in which security personnel ride while in a head of state motorcade. Cash-in-transit vehicles are used by banks or other businesses to transport currency and other valuables. After starting with a van or small truck, we modify the base vehicle to provide protection for the cargo and passengers from ballistic and blast threats. We also build commercial truck bodies. The truck bodies are manufactured primarily for 3.5 ton trucks and are installed on chassis produced by a variety of manufacturers.

  ARMORGROUP SERVICES

     Our ArmorGroup Services Division provides a broad range of sophisticated security risk management services to multinational corporations and to governmental and non-governmental agencies, including the following services:

     Security Planning, Advice and Management. We are a leading international provider of specialized security risk management services. We operate in high risk and hostile environments characterized by political instability, diminished law-and-order, emerging market conditions and/or significant natural resources, such as Africa, South America, Southeast Asia, Central Asia, the Balkans and Russia. The core of our service business is the creation and implementation of risk management

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

plans and solutions to complex security problems in high risk areas through detailed and targeted analysis of potential threats to security, assistance in the secure design of facilities, the provision of highly qualified specialists with extensive international experience in practical security applications and on-going training of security personnel and client personnel with respect to preventive security measures. We also provide post-conflict support and services, including specialized mine clearance, to humanitarian organizations, including agencies of the United Nations. We provide a full range of services including surveys, technical advice, explosive ordinance disposal and mine awareness training for local communities.

     We offer security solutions that involve law enforcement training, security consultation services and experienced security personnel who act as planners, trainers, managers, advisors, instructors and liaison personnel. We also provide teams of security consultants and advisors many of whom are British Special Air Services veterans. We provide security services including risk assessment, project organization and management, equipment, training and management of existing guard forces, system design, procurement and installation, crisis management, VIP protection, specialist training and evacuation planning. On-site guards are supervised, managed and trained by our professional security staff. Our clients are multinational corporations in industries including petrochemical and natural resource extraction, manufacturing, travel and financial services. Additionally, we serve governmental and non-governmental agencies.

     Security Systems Integration. We are a provider of security systems specializing in the design, integration, maintenance and technical support of sophisticated electronic and computer driven security and fire alarm systems. We specialize in high speed analog and digital transmission designs for life safety, communication, alarm, closed circuit television, access control, television and security systems. These systems are installed in airports, banks, government buildings, hospitals, prisons, universities, stores, office buildings, telecommunications centers, radio and television stations, and similar locations. Our clients include multinational corporations, major contractors, embassies, and high commissions.

     Intellectual Property Asset Protection. We provide a full range of consulting and investigative services specializing in worldwide intellectual property asset protection for multinational corporations with products that have valuable brand name recognition. Our services range from protecting companies against counterfeiting, patent infringements, product tampering, gray market distribution, and extortion to identifying unethical supplier activities such as the use of child labor. These services are provided by professionals with extensive backgrounds in related areas, including trade and customs law. We offer brand protection and often work with our clients during product development to establish trademark and patent protection strategies and work to protect the brand throughout its lifecycle. Our clients include multinational branded product companies involved in tobacco, sportswear, spirits, and pharmaceuticals, as well as financial services and insurance companies.

     Investigation and Due Diligence. We provide fraud investigation, asset tracing, computer forensic, computer evidence consulting, due diligence, litigation research, political risk analysis and other business intelligence services to multinational and financial services companies worldwide. We rely on our network of business intelligence contacts, many proprietary and public databases, and our experience in gathering and deciphering hard to find information. Our professionals have various backgrounds including experience in financial, due diligence and foreign intelligence services. Our clients include investment and commercial banks, insurance companies, law firms and other multinational corporations.

     Training. We offer comprehensive security training programs in counterintelligence, countersurveillance, advanced driving techniques, and ballistics at our facilities near Washington, D.C., San Antonio, Texas and Mexico City, Mexico and at customer designated locations. We also offer security, counterintelligence and countersurveillance training courses for both U.S. government agencies and clients in the private sector. The training includes instruction on methods of recognizing and deterring security risks. Students learn methodologies utilized by terrorists, what information is needed by terrorists in order to plan an attack and how to block or manipulate this flow of intelligence.

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

CUSTOMERS

     Armor Holdings Products. In 2000, we sold approximately 83% of our products in North America, with the balance sold internationally. The primary end users of our products are federal, state and local law enforcement agencies, local police departments, state corrections facilities, U.S. and allied militaries, highway patrols and sheriffs' departments. We reach these customers through a distribution strategy that utilizes a worldwide distribution network of approximately 350 domestic distributors and 150 international agents, as well as 17 domestic regional sales managers who promote our products but refer customers to a local distributor for purchasing.

     Armor Mobile Security Division. The market for military hardware products is worldwide in scope, including the U.S. military and foreign defense forces. Our major contracts for delivery of Up-Armored HMMWVs are with the U.S. military. We are also serving as a subcontractor to develop a ballistically armored and sealed truck cab for HIMARS, a program currently in development for use by the U.S. Army. Additionally, we provide protected container systems, typically used to protect missile systems from small arms fire, to the U.S. military under a subcontract with Lockheed Martin Corporation.

     Our armored commercial vehicle customers include governmental and private buyers. U.S. and foreign governmental buyers purchase both fully and light-armored vehicles. Governmental buyers also comprise the market for Parade Cars. Typically, governmental buyers consist of ministries of foreign affairs, defense and internal affairs and offices of presidential security. These customers are not constrained in their purchasing decisions by considerations such as import duties and taxes and are free to search globally for the best product available. The procurement cycles of governmental buyers can range from relatively rapid, when the vehicles are for the use of the head of state or in response to a particular crisis, to prolonged bureaucratic bids and evaluations for normally budgeted items. Private customers for armored commercial vehicles include corporations and individuals. Private buyers are much more sensitive to cost, of which import duties and taxes may be a substantial part, and, therefore, often will buy a locally produced product, if one exists that meets their needs. Local servicing of the vehicle is also a critical concern to private buyers. Customers for cash-in-transit vehicles are generally financial institutions. Purchasing decisions for cash-in-transit vehicles depend on many criteria including insurance and regulatory requirements and costs, and whether the financial institution is private or governmental.

     ArmorGroup Services. Our principal security services clients include multinational corporations that have significant investments in remote and hostile areas of the world. We currently serve clients in over 15 industries including petrochemical, mining, branded products, financial services, insurance and legal. Other significant clients include the U.S. Departments of State and Defense, the United Nations, CARE International and a variety of banking, finance, aid and humanitarian organizations and companies engaged in international trade and commerce.

     No customer accounted for more than 10% of total sales in Fiscal 2000. Our ten largest customers accounted for approximately 19% of total sales for Fiscal 2000. These figures do not include sales by the Armor Mobile Security Division. Approximately 32% of the Armor Mobile Security Division's net sales during 2000 were derived from U.S. military contracts and an additional 15% were derived from commercial contracts with U.S. governmental agencies or foreign governments. Military and governmental contracts generally are awarded on a periodic or sporadic basis.

MARKETING AND DISTRIBUTION

     Armor Holdings Products. As a result of our history of providing high quality and reliable armor, tactical armor, hard armor, duty gear, less-lethal munitions, anti-riot products and forensic products, we enjoy excellent name recognition and a strong reputation in the law enforcement equipment industry. The central element of our marketing strategy is to capitalize on our name recognition and reputation amongst our customers by positioning ourselves as a global provider of many of the premier security risk management products and services that our customers may need. By positioning ourselves in this manner, we can capitalize on our existing customer base and our

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

extensive global distribution network, maximize the benefits of our long history of supplying security related products around the world and leverage our leadership position in the security risk management products and services markets. When entering a foreign market, we penetrate the market by offering the most comprehensive range of products and services available in the security industry. We tailor our marketing strategy to each geographic area of the world and will often tailor our product offering by country. There are opportunities for cross marketing of military and law enforcement products, which could strengthen the image of each product group. We believe that our ability to cross-market our security risk management products and services will enhance our position as an integrated provider of an extensive assortment of such products and services.

     In addition, we have designed comprehensive training programs to provide initial and continuing training in the proper use of our various products. These training programs, offered by The Training Academy for Technology and Tactics, are typically conducted by trained law enforcement and military personnel that we hire for such purposes. Certain of our training programs also contribute to revenues. Training programs are an integral part of our customer service. In addition to enhancing customer satisfaction, we believe that they also help breed customer loyalty and brand awareness, so that we may sell additional products to the same customer. Our marketing efforts are further augmented by our involvement with and support of several important law enforcement associations, including the National Tactical Officer's Association, the International Law Enforcement Firearms Instructors, the American Society of Law Enforcement Trainers and the International Association of Chiefs of Police.

     We further reinforce distributor loyalty by offering price discounts to high volume distributors. We believe that relationships with our distributors are strong. The distributors benefit from their association with us due to the quality our manufactured products, the scope of our product line, the high degree of service we provide and the distributor's opportunity to participate profitably in the sale of our products.

     We seek to expand our distribution network. As we identify and acquire businesses that fit strategically into our existing product and service portfolio, we maximize our distribution network by offering additional products and services. Recent acquisitions have opened new channels of global distribution to parts of the world not previously penetrated and have enabled us to more fully exploit our extensive access to multinational corporations, whose security service needs in unstable countries may in the future require security products that complement the services provided. The addition of these new distribution channels will allow us to take advantage of our various units' distribution networks by offering a wider variety of products, thereby increasing operating efficiencies.

     We are strategically selling our product on the World Wide Web. We have created a secured website targeting government agencies exclusively. GSA-Buy.com, launched in 2000, contains an on-line catalog and secured transaction platform for all Armor Holdings Products Division General Services Administration contracts. We are also selling a small array of our concealable and competition holsters to the consumer market on Holsters.com. All of the products offered on this website are targeted to consumer markets and do not infringe on our strong relationships with our distributor network.

     Armor Mobile Security Division. On a worldwide basis, the Armor Mobile Security Division employs approximately 28 full-time sales professionals in connection with its commercial sales. These employees operate out of Washington, D.C.; Miami, Florida; Fairfield, Ohio; Sao Paulo, Brazil; Lamballe, France; Mexico City, Mexico; Bogota, Colombia; and Geneva, Switzerland. All personnel have a geographic and/or product-specific responsibility. In most cases, the sales personnel also recruit and maintain sales agents or distributors. The agents or distributors have geographic and product specific agreements, and compensation in most cases is based upon a commission arrangement. The sales personnel use a consultative approach when offering solutions to customers' security problems. Sales cycles for commercial physical security products can range from several months to a matter of days, depending upon the product and the urgency associated with the security problem being addressed. Physical security products which are readily available, such as the fully armored Chevrolet Suburban, allow us to assist customers who have, or believe they have, developed an immediate threat.

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     We are working with a number of the global cash transportation and management companies to create exclusive supply agreements in order to provide all of these companies with armored cash-in-transit vehicles in specific countries or regions.

     The Armor Mobile Security Division has positioned itself in the marketplace as a commercial company with a military production capability. As such, the Armor Mobile Security Division emphasizes its ability to develop new products, or product adaptations, quickly and more cost effectively than traditional defense contractors. In marketing its products to the military, the Armor Mobile Security Division places strong emphasis on its superior antitank and antipersonnel mine protection for the occupants of tactical wheeled vehicles. We market our military products through a combination of trade show exhibitions, print advertising in military-related periodicals and direct customer visits. We emphasize the cross-marketing of military and commercial products, which we believe strengthens the image of each product group. We have also entered into exclusive teaming and joint marketing agreements with AM General, the manufacturer of the basic HMMWV, for sales in the military and commercial areas. These agreements designate the Armor Mobile Security Division as the exclusive armorer to AM General for HMMWVs and allows us to benefit from the AM General distribution network and save on certain costs, such as exhibitions where both AM General and we otherwise would both show products. We have also entered into an agreement with Stewart & Stevenson Services, Inc. to jointly develop the enhanced armoring and blast specifications for Stewart & Stevenson's Family of Medium Tactical Vehicles.

     Our military sales activities are directed toward identifying contract bid opportunities with various U.S. government agencies and private enterprises acting as prime contractors on government contracts and to making sales through the Foreign Military Sales Program and directly to foreign military organizations. We have two full time business development managers who are responsible for this activity and also have contractual arrangements with several outside consultants who assist the business development managers in their activities. Proposal preparation and presentation for government projects is done by a team which normally consists of program managers, a contracting officer, a cost accountant and various manufacturing and engineering personnel.

     ArmorGroup Services. As we have expanded our service offerings, more active marketing has become an integral part of our growth efforts. In addition to sourcing new business from client referrals, we continue to follow our clients into new geographic areas where there exist significant security risks. We rarely enter a country without a substantial contract for services already in place. Once established in a country, we seek to expand our service offerings and our customer base through active marketing. As we have integrated new services, our professionals have increasingly relied on active marketing to generate new business. We have fostered the cross selling of our services by physically locating our professionals in common space and educating our professionals about all of our service business lines. Further, a rebranding effort has been completed in order to market our services under the ArmorGroup brand. A comprehensive web presence has been established (www.armorgroup.com) as a key marketing tool for the business and with potential to deliver risk information services on-line. We are focusing on clients in high growth industries where the need for investigation, brand protection and other security services are critical to success. The industries we are targeting include financial services, imaging supplies, insurance, natural resource extraction, and global consumer brands.

PRODUCT MANUFACTURING AND RAW MATERIALS

     The raw materials used in manufacturing ballistic resistant garments and Up-Armored vehicles include various ballistic fibers such as Kevlar, Twaron, SpectraShield, Zylon and Z-Shield. Kevlar is a patented product of E.I. du Pont de Nemours Co., Inc. ("Du Pont") and is only available from Du Pont and its European licensee. We purchase Twaron, SpectraShield, Zylon and Z-Shield fibers directly from the manufacturers, and from weaving companies who convert the raw fibers into ballistic fabric. We believe that we enjoy a good relationship with these weaving companies. However, if necessary, we believe that we could readily find replacement weavers. We also use SpectraShield and Kevlar in our hard and vehicle armor products. Additionally, we use polycarbonates, acrylics, ballistic

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quality steel, ceramics, and ballistic glass. We are aware of multiple suppliers for these materials and would not anticipate a significant impact if we were to lose any suppliers. We do not manufacture equipment used in our security systems integration business.


     We purchase other raw materials used in the manufacture of our various products from a variety of sources and additional sources of supply of these materials are readily available. We also own several molds, which are used throughout our less-lethal product line. In addition, we are working on the development and certification of flat ballistic glass for use in HMMWVs. We hope to certify glass that we manufacture with the military by the end of 2001, and to be in production in early 2002.

     We adhere to strict quality control standards and conduct extensive product testing throughout our manufacturing process. Raw materials are also tested to ensure quality. We have obtained ISO 9001 certification for, our Wyoming manufacturing facility for less-lethal products, and our Safariland facility in Ontario, California for body armor and duty gear holsters and accessories. We have obtained ISO 9002 certification for our Westhoughton, England manufacturing facility for body armor and high visibility garments. ISO standards are promulgated by the International Organization of Standardization and have been adopted by more than 100 countries worldwide. We obtain ISO certification by successfully completing an audit certifying our compliance with a comprehensive series of quality management and quality control standards.


     The Armor Mobile Security Division emphasizes engineering excellence and has an extensive engineering staff. Design engineers use state-of-the-art two-dimensional and three-dimensional computer aided design and engineering or CAD/CAE systems in conjunction with coordinate measuring machines to develop electronic models which generally are converted to solid models or prototypes. Manufacturing engineers concentrate on improvements in the production process and on overall cost reductions from better methods, fewer components and less expensive materials with equal or superior quality. Applying these techniques, over the years the Armor Mobile Security Division has been able to reduce both the time and cost necessary to produce its armored vehicles. Our ballistic engineer, in conjunction with our design and manufacturing engineers, develops and tests new ballistic and blast protection systems that meet ever changing threats. Advanced engineering is responsible for new product development in conjunction with design engineering, manufacturing engineering and ballistic engineering.

COMPETITION

     The market for our products is highly competitive and we compete in a variety of fields with competitors ranging from small businesses to multinational corporations. In the body armor business, we compete by providing superior design, engineering and production expertise in our line of fully-integrated ballistic and blast protective wear. Our principal competitors in this market include Point Blank Body Armor, Inc., Second Chance Body Armor, Inc. and Rabin-Tex. In the less-lethal product industry we compete by providing a broad variety of less-lethal products with unique features and formulations which we believe afford us a competitive advantage over our competitors. The principal competitive factors for all of our products are quality of engineering and design, reputation in the industry, production capability and capacity, price and ability to meet delivery schedules.

     The markets for the Armor Mobile Security Division's products and services are highly competitive. We compete in a variety of fields, with competitors ranging from small businesses to multinational corporations. We believe that the Armor Mobile Security Division's design, engineering and production expertise in providing fully integrated ballistic and blast protected vehicles gives it a competitive advantage over those competitors who provide protection against only selected ballistic threats. The largest competitors on a worldwide basis in the production of armored commercial vehicles are DaimlerChrysler AG, which sells its armored Mercedes Benz products on a special order basis as well as through its worldwide distribution system, and BMW AG, which sells its products through its worldwide dealer distribution system. In addition, there are a number of other vehicle armorers in Europe, the Middle East and Latin America that armor primarily locally manufactured automobiles. U.S.-based protected passenger automobile armorers include Moloney Coachbuilders, Inc., Square One Armoring Services and Armet Armored Vehicles, Inc. The principal competitive

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factors are price, quality of engineering and design, production capability and capacity, ability to meet delivery schedules and reputation in the industry. There are a large number of companies that provide specific armoring packages for tactical wheeled vehicles, helicopters and selected other military applications.

     The security services industry is highly competitive, and we compete in a variety of fields with competitors ranging from small business to multinational corporations. Within the security services industry we compete on the basis of the quality of services provided, ability to provide national and international services and range of services offered, as well as price and reputation. Our security services also face a wide variety of competition in different areas, although there is no single organization that competes directly with us globally. Our principal competitors in this market include The Wackenhut Corporation, Securitas AB, Pinkerton's, Inc., Control Risks Group, Electronic One and Tyco International, Ltd. and its subsidiary ADT. Our primary competitors in supplying security services to the petrochemical and mining industries are local security companies, in-house security programs and small consultancy companies. Our primary competitors in the embassy and international agency protection business are local companies and large manned guarding companies including The Wackenhut Corporation, Securicor, and Group 4 Falk A/S. As the countries within which we operate become more mature and stable, competition is likely to increase.

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PROPERTIES

     The following table identifies and provides certain information regarding our principal facilities.

                                                                             APPROXIMATE              PRODUCTS
        LOCATION                   ANNUAL RENT            OWNED/LEASED           SIZE               MANUFACTURED
------------------------   ---------------------------   --------------   -----------------   -----------------------
 Jacksonville, FL                     N/A                     Owned       14 Acres            Body armor, Forensic
                                                                          70,000 sq. ft.      products, Weapon
                                                                                              cleaning lubricants

 Casper, WY                           N/A                     Owned       66 Acres            Tear gas
                                                                          72,234 sq. ft.      Pepper spray

                                                                                              Less-lethal munitions

 Westhoughton, England                N/A                     Owned       44,000 sq. ft.      Body armor
 London, England            (pounds sterling)225,790         Leased       9,964 sq. ft.       ArmorGroup Services
 Ontario, CA                          N/A                     Owned       117,500 sq. ft.     Body armor

                                                                                              Duty gear
                                                                                              Automotive accessories

 Pittsfield, MA                   $ 86,160                   Leased       36,000 sq. ft.      Hard armor
                                                                                              Vehicle armor

 Tijuana, Mexico                  $143,412                   Leased       31,452 sq. ft.      Duty gear
                                                                                              Body armor

 Fitzwilliam, NH                  $ 24,000                   Leased       22,848 sq. ft.      Police batons
 Fairfield, OH                        N/A                     Owned       130,000 sq. ft.     Armored vehicles
 Lamballe, France                     N/A                     Owned       178,000 sq. ft.     Armored vehicles
 Sao Paulo, Brazil                $192,000                   Leased       56,000 sq. ft.      Armored vehicles
 Mexico City, Mexico                  N/A                     Owned       20,000 sq. ft.      Armored vehicles,
                                                                                              Training

 Mexico City, Mexico              $ 31,500                   Leased       5,380 sq. ft.       Armored vehicles
 West Point, VA                   $ 67,740                   Leased       490 Acres,          Training
                                                                          6,694 sq. ft.

 San Antonio, TX                      N/A                     Owned       261 Acres,          Training
                                                                          2,600 sq. ft.


     We also lease an average of 5,000 square feet at each of 16 worldwide locations, at an aggregate annual rental of approximately $550,000 having terms expiring from 1 to 10 years.

     We believe that our manufacturing, warehouse and office facilities are suitable and adequate and afford sufficient manufacturing capacity for our current and anticipated requirements. We believe that we have adequate insurance coverage for our properties and their contents.

EMPLOYEES


     As of November 16, 2001, we have a total of approximately 11,221 employees, of which approximately 974 were employed at Armor Holdings Products, 737 were employed at Armor Mobile Security, 9,500 were employed at ArmorGroup Services and 10 employees were located at our corporate headquarters.


     Approximately 27 employees employed by our Supercraft subsidiary are represented by the General Municipal Boilermaker and Allied Trade Union. Also, our Low Voltage Systems subsidiary has 3 employees covered under a collective bargaining agreement and are represented by the International Brotherhood of Electrical Workers. None of our remaining employees are represented by unions or covered by any collective bargaining agreements. We have not experienced any work stoppages or employee related slowdowns and believe that the relationship with our employees is good.

PATENTS AND TRADEMARKS

     We currently own numerous issued U.S. and foreign patents and pending patent applications relating to our product lines as well as several registered and unregistered trademarks and service marks relating to our products and services. The registered trademarks include FERRET (Registered Trademark) , BREAK FREE (Registered Trademark) , DEF-TEC PRODUCTS (Registered Trademark) , DISTRACTION DEVICE (Registered Trademark) , NIK(and Design) (Registered Trademark) , IDENTIDRUG (Registered Trademark) , FEDERAL LABORATORIES (Registered Trademark) , FIRST DEFENSE (Registered Trademark) and O'GARA-HESS & EISENHARDT ARMORING COMPANY (and Design) (Registered Trademark) . We also have an exclusive license to use the MACE (Registered Trademark) trademarks in the law enforcement market. Although we do not believe that our ability to compete in any of our product markets is dependent solely on our patents and trademarks, we do believe that the protection afforded by our intellectual property provides us with important technological and marketing advantages over our competitors. Although we have protected our technologies to the extent that we believe appropriate, the measures taken to protect our proprietary rights may not deter or prevent unauthorized use of our technologies. In other countries, our proprietary rights may not be protected to the same extent as in the United States.

GOVERNMENT REGULATION

     We are subject to federal licensing requirements with respect to the sale in foreign countries of certain of our products. In addition, we are obligated to comply with a variety of federal, state and local regulations, both domestically and abroad, governing certain aspects of our operations and the workplace. We are also regulated by the U.S. Bureau of Alcohol, Tobacco, and Firearms as a result of our manufacturing of certain destructive devices and by the use of ethyl alcohol in certain products. We also ship hazardous goods, and in doing so, must comply with the regulations of the U.S. Department of Transportation for packaging and labeling. We are also subject to certain regulations promulgated by, among others, the U.S. Departments of Commerce and State and the U.S. Environmental Protection Agency. Additionally, as a government contractor, we are subject to rules, regulation and approvals applicable to government contractors.

ENVIRONMENTAL MATTERS

     We are subject to federal, state, and local laws and regulations governing the protection of the environment, including those regulating discharges to the air and water, the management of wastes, and the control of noise and odors. While we always strive to operate in compliance with these requirements, we cannot assure you that we are at all times in complete compliance with all such requirements. Like all companies, we are subject to potentially significant fines or penalties if we fail to comply with environmental requirements. Although we have made and will continue to make capital expenditures in order to comply with environmental requirements, we do not expect material capital expenditures for environmental controls in 2001. However, environmental requirements are complex, change frequently, and could become more stringent in the future. Accordingly, we cannot assure you that these requirements will not change in a manner that will require material capital or operating expenditures or will otherwise have a material adverse effect on us in the future.

     The United States Environmental Protection Agency issued a request for information to us pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act in August 2001, regarding the possible impact of our Casper, Wyoming tear gas facility on the environment. We have responded to this request. The EPA's inquiry is in its initial stage, and we cannot predict the outcome of this matter.

     We are also subject to environmental laws requiring the investigation and cleanup of environmental contamination. We may be subject to liability, including liability for cleanup costs, if contamination is discovered at one of our current or former facilities or at a landfill or other location where we have disposed wastes. The amount of such liability could be material. We use Orthochlorabenzalmalononitrile and Chloroacetophenone chemical agents in connection with our production of tear gas. These chemicals are hazardous, and could cause environmental damage if not handled and disposed of properly.

                                   MANAGEMENT

     The following table lists our current executive officers and directors:


             NAME               AGE                             POSITION
             ----               ---                             --------

Warren B. Kanders ............ 44    Chairman of the Board of Directors
Jonathan M. Spiller .......... 50    President, Chief Executive Officer and Director
Robert R. Schiller ........... 38    Executive Vice President, Chief Financial Officer, Secretary
                                     and Treasurer

Stephen E. Croskrey .......... 41    President and Chief Executive Officer -- Armor Holdings
                                     Products Division
Stephen J. Loffler ........... 48    President and Chief Executive Officer -- ArmorGroup
                                     Services Division
Gary W. Allen ................ 47    Senior Vice President, World Wide Operations -- Armor
                                     Mobile Security Division
Burtt R. Ehrlich ............. 62    Director
Nicholas Sokolow ............. 51    Director
Thomas W. Strauss ............ 59    Director
Alair A. Townsend ............ 59    Director
Stephen B. Salzman ........... 36    Director

     Warren B. Kanders has served as the Chairman of our board since January 1996. From October 1992 to May 1996, Mr. Kanders served as Vice Chairman of the board of Benson Eyecare Corporation. From June 1992 to March 1993, Mr. Kanders served as the President and a director of Pembridge Holdings, Inc.

     Jonathan M. Spiller has served as our President and as a director since July 1991 and as Chief Executive Officer since September 1993. From June 1991 to September 1993, Mr. Spiller served as our Chief Operating Officer. From 1989 to 1991, Mr. Spiller served as a partner with Deloitte & Touche LLP, an international accounting firm, where he worked for 18 years. Mr. Spiller is a chartered accountant in England and Wales, a certified public accountant, and holds a Bachelor's Degree from the University of Wales.

     Robert R. Schiller has served as our Executive Vice President, Chief Financial Officer, Secretary and Treasurer since November 2000, as Executive Vice President and Director of Corporate Development from January 1999 to October 2000, and as Vice President of Corporate Development from July 1996 to December 1998. Mr. Schiller graduated with a B.A. in Economics from Emory University in 1985 and received an M.B.A. from Harvard Business School in 1991.

     Stephen E. Croskrey has served as President and Chief Executive Officer--Armor Holdings Products Division since February 1999. From 1998 to February 1999, Mr. Croskrey served as Director of Sales for Allied Signal, Inc.'s global fibers business. From 1988 to 1998, Mr. Croskrey served in various positions for Mobil Oil, most recently as its Central Regional Manager for its Industrial Lubricant division. Mr. Croskrey graduated with a B.S. in Engineering from USMA at West Point and received an MM from Kellogg School of Management at Northwestern in 1998.

     Stephen J. Loffler has served as President and Chief Executive Officer--ArmorGroup Services Division since April 1999. From April 1998 to March 1999, Mr. Loffler served as Vice President and General Manager Europe at Office Depot, an office products retailer, where he was responsible for European operations. From August 1991 to March 1998, Mr. Loffler served as Deputy Chairman of Acco Europe, an office product manufacturer, where he led the integration of Ofrex Group Holdings, an international distributor and manufacturer of office products. Mr. Loffler graduated with a B.A. in Business Studies from Brighton Polytechnic in 1975.

     Gary W. Allen has served as Senior Vice President, World Wide Operations of the Armor Mobile Security Division since August 2001. From 1994 to 2001, Mr. Allen served in various capacities with

O'Gara-Hess & Eisenhardt Armoring Company and its affiliates. From 2000 to 2001, Mr. Allen served as Vice President of the Securities Products and Services Group of The Kroll-O'Gara Company, from 1999 to 2000, Mr. Allen served as Vice President of the Commercial Products Division, and from 1994 to 1999, Mr. Allen served as Vice President of Operations of O'Gara-Hess & Eisenhardt Armoring Company. From 1989 to 1994, Mr. Allen was Manager of Shop Operations for the G.E. Aircraft Engines business of General Electric Company. Mr. Allen graduated with a B.A. in Management from Wilmington College in 1992.

     Burtt R. Ehrlich has served as one of our directors since January 1996. Mr. Ehrlich served as Chairman and Chief Operating Officer of Ehrlich Bober Financial Corp. (the predecessor of Benson Eyecare Corporation) from December 1986 until October 1992, and as a director of Benson Eyecare Corporation from October 1992 until November 1995.

     Nicholas Sokolow has served as one of our directors since January 1996. Mr. Sokolow has been a partner in the law firm of Sokolow, Dunaud, Mercadier & Carreras since 1994. From June 1973 until October 1994, Mr. Sokolow was an associate and partner in the law firm of Coudert Brothers.

     Thomas W. Strauss has served as one of our a directors since May 1996. Since 1995, Mr. Strauss has been a principal with Ramius Capital Group, a privately held investment management firm. From June 1993 until July 1995, Mr. Strauss was co-chairman of Granite Capital International Group, an investment banking firm. From 1963 to 1991, Mr. Strauss served in various capacities with Salomon Brothers Inc, an investment banking and brokerage firm, including President and Vice-Chairman.

     Alair A. Townsend has served as one of our directors since December 1996. Since February 1989, Ms. Townsend has been publisher of Crain's New York Business, a business periodical. Ms. Townsend was a former governor of the American Stock Exchange. Ms. Townsend served as New York City's Deputy Mayor for Finance and Economic Development from February 1985 to January 1989.

     Stephen B. Salzman has served as one of our directors since June 1999. Mr. Salzman has been a principal of Priderock Advisers since its inception in August 2001. Prior to forming Priderock, Mr. Salzman was a principal of FS Partners, LLC from its inception in 1994 until 2001. Priderock and its affiliates invest in public and private companies through the purchase of equity and related securities.

                       PRINCIPAL AND SELLING STOCKHOLDERS

SELLING STOCKHOLDERS


     The following table sets forth information regarding the selling stockholders' beneficial ownership of our common stock as of November 15, 2001.

     The beneficial ownership is calculated based on 24,638,053 shares of our common stock outstanding as of November 15, 2001 and 29,138,053 shares of common stock outstanding after completion of this offering. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable within 60 days of November 15, 2001 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage of each other person. To our knowledge, except pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to the shares set forth opposite such person's name.




                                       SHARES BENEFICIALLY        SHARES BEING       SHARES BENEFICIALLY
                                        OWNED PRIOR TO THE         SOLD IN THE         OWNED AFTER THE
                                           OFFERING(1)              OFFERING              OFFERING
                                    --------------------------   --------------   -------------------------
     NAME OF BENEFICIAL OWNER          NUMBER      PERCENTAGE                        NUMBER      PERCENTAGE
---------------------------------   -----------   ------------                    -----------   -----------
Warren B. Kanders (2) ...........    3,177,855        12.79%        500,000        2,677,855    9.12%
Jonathan M. Spiller (3) .........    1,017,204         4.02%            -0-        1,017,204    3.41%
Robert R. Schiller (4) ..........      228,439            *             -0-          228,439       *
Stephen E. Croskrey (5) .........       53,439            *             -0-           53,439       *
Stephen J. Loffler (6) ..........      101,965            *             -0-          101,965       *
Nicholas Sokolow (7) ............      217,500            *             -0-          217,500       *
Thomas W. Strauss (8) ...........      142,500            *             -0-          142,500       *
Alair A. Townsend (9) ...........      102,516            *             -0-          102,516       *
Stephen B. Salzman (10) .........       74,784            *             -0-           74,784       *
Burtt R. Ehrlich (11) ...........      235,000            *             -0-          235,000       *


----------
*     Less than 1%



(1) Amounts indicated reflect actual number of shares offered and assumes no exercise of the underwriters' overallotment option.

(2) Of such shares, Kanders Florida Holdings, Inc., of which Mr. Kanders is the sole stockholder and sole director, owns 2,965,355 shares. Includes options held by Mr. Kanders to purchase 212,500 shares of common stock. Mr. Kanders will sell an additional 338,000 shares in the offering assuming the underwriters exercise the overallotment option in full.

(3) Includes options to purchase 659,429 shares of common stock. Also includes 43,541 shares owned by Mr. Spiller's children, of which Mr. Spiller disclaims beneficial ownership. Does not include 9,827 restricted shares which will vest more than 60 days from the date hereof. Mr. Spiller will sell 125,000 shares in the offering assuming the underwriters exercise the overallotment option in full.

(4) Includes options to purchase 225,000 shares of common stock. Does not include options to purchase 200,000 shares and 6,879 restricted shares which will vest more than 60 days after the date hereof. Mr. Schiller will sell 50,000 shares in the offering assuming the underwriters exercise the overallotment option in full.

(5) Includes options to purchase 50,000 shares of common stock. Does not include options to purchase 150,000 shares and 6,879 restricted shares which will vest more than 60 days after the date hereof. Mr. Croskrey will sell 50,000 shares in the offering assuming the underwriters exercise the overallotment option in full.

(6) Includes options to purchase 100,000 shares of common stock. Does not include options to purchase 50,000 shares and 3,931 restricted shares which will vest more than 60 days after the date hereof. Mr. Loffler will sell 50,000 shares in the offering assuming the underwriters exercise the overallotment option in full.

(7) Includes options to purchase 107,500 shares of common stock. Also includes 100,000 shares owned by S.T. Investors Fund, LLC, a limited liability company of which Mr. Sokolow is a member, of which he disclaims beneficial ownership. Also includes 10,000 shares owned by Mr. Sokolow's profit sharing plan. Mr. Sokolow will sell 40,000 shares in the offering assuming the underwriters exercise the overallotment option in full.

(8) Includes options to purchase 107,500 shares of common stock. Mr. Strauss will sell 22,500 shares in the offering assuming the underwriters exercise the overallotment option in full.

(9) Includes options to purchase 97,500 shares of common stock. Ms. Townsend will sell 10,000 shares in the offering assuming the underwriters exercise the overallotment option in full.

(10) Includes options to purchase 32,500 shares of common stock. Mr. Salzman will sell 42,000 shares in the offering assuming the underwriters exercise the overallotment option in full.

(11) Includes options to purchase 107,500 shares of common stock. Also includes 10,000 shares owned by Mr. Ehrlich's children and 23,000 in trust for the benefit of his children, of which Mr. Ehrlich's spouse is trustee, of which he disclaims beneficial ownership. Also includes 400 shares owned by Mr. Ehrlich's spouse's individual retirement account of which Mr. Ehrlich disclaims beneficial ownership. Mr. Ehrlich will sell 22,500 shares in the offering assuming the underwriters exercise the overallotment option in full.


PRINCIPAL STOCKHOLDERS


     The following table sets forth as of November 15, 2001 certain information regarding the beneficial ownership of the common stock outstanding by (i) each person who is known to the Company to own 5% or more of the common stock, (ii) each director of the Company, (iii) certain executive offers of the Company and
(iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, each of the stockholders shown in the table below has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise indicated, the address of each person named in the table below is c/o Armor Holdings, Inc., 1400 Marsh Landing Parkway, Suite 112, Jacksonville, Florida 32250.




                                                     SHARES BENEFICIALLY          SHARES BENEFICIALLY
                                                      OWNED PRIOR TO THE         OWNED OWNED AFTER THE
                                                         OFFERING(1)                  OFFERING(2)
                                                  --------------------------   -------------------------
          NAME OF EXECUTIVE OFFICERS,
          DIRECTORS OR 5% STOCKHOLDERS               NUMBER      PERCENTAGE       NUMBER      PERCENTAGE
-----------------------------------------------   -----------   ------------   -----------   -----------

Warren B. Kanders and Kanders Florida
 Holdings, Inc. (3) ...........................    3,177,855        12.79%      2,677,855        9.12%
Nevis Capital Management, Inc. (4) ............    2,384,100         9.68%      2,384,100        8.18%
Lord, Abbett & Co. (5) ........................    2,067,116         8.39%      2,067,116        7.09%
T. Rowe Price Associates, Inc. (6) ............    1,967,800         7.99%      1,967,800        6.75%
Capital Group International, Inc. and
 CapitalGuardian Trust Company (7) ............    1,302,700         5.29%      1,302,700        4.47%
Thomas F. Frist III (8) .......................    1,236,640         5.02%      1,236,640        4.24%
Jonathan M. Spiller (9) .......................    1,017,204         4.02%      1,017,204        3.41%
Burtt R. Ehrlich (10) .........................      235,000            *         235,000           *
Nicholas Sokolow (11) .........................      217,500            *         217,500           *
Thomas W. Strauss (12) ........................      142,500            *         142,500           *
Alair A. Townsend (13) ........................      102,516            *         102,516           *
Stephen B. Salzman (14) .......................       74,784            *          74,784           *
Robert R. Schiller (15) .......................      228,439            *         228,439           *
Stephen J. Loffler (16) .......................      101,965            *         101,965           *
Stephen E. Croskrey (17) ......................       53,439            *          53,439           *
All executive officers and directors as a group
 (10 persons)(18) .............................    5,351,202        20.32%      4,851,202       15.73%


----------
*     Less than 1%

(1) As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (a) the power to vote, or direct the voting of, such security or (b) investment power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days.


(2) Amounts indicated reflect actual number of shares offered and assumes no exercise of the underwriters' overallotment option.

(3) Of such shares, Kanders Florida Holdings, Inc., of which Mr. Kanders is the sole stockholder and sole director, owns 2,965,355 shares. Includes options held by Mr. Kanders to purchase 212,500 shares of common stock.


(4) The address of Nevis Capital Management, Inc. is 1119 St. Paul, Baltimore, Maryland 21202.

(5) The address of Lord, Abbett & Co. is 90 Hudson Street, Jersey City, New Jersey 07302.

(6) The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(7) The address of Capital Group International, Inc. and Capital Guardian Trust Company is 11100 Santa Monica Blvd., Los Angeles, California 90025.

(8) The address of Thomas F. Frist III is 767 Fifth Avenue, 50th Floor, New York, New York 10153.


(9) Includes options to purchase 659,429 shares of common stock. Also includes 43,541 shares owned by Mr. Spiller's children, of which Mr. Spiller disclaims beneficial ownership. Does not include 9,827 restricted shares which will vest more than 60 days from the date hereof.

(10) Includes options to purchase 107,500 shares of common stock. Also includes 10,000 shares owned by Mr. Ehrlich's children and 23,000 in trust for the benefit of his children, of which Mr. Ehrlich's spouse is trustee, of which he disclaims beneficial ownership. Also includes 400 shares owned by Mr. Ehrlich's spouse's individual retirement account of which Mr. Ehrlich disclaims beneficial ownership.

(11) Includes options to purchase 107,500 shares of common stock. Also includes 100,000 shares owned by S.T. Investors Fund, LLC, a limited liability company of which Mr. Sokolow is a member, of which he disclaims beneficial ownership. Also includes 10,000 shares owned by Mr. Sokolow's profit sharing plan.

(12) Includes options to purchase 107,500 shares of common stock.

(13) Includes options to purchase 97,500 shares of common stock.

(14) Includes options to purchase 32,500 shares of common stock.

(15) Includes options to purchase 225,000 shares of common stock. Does not include options to purchase 200,000 shares and 6,879 restricted shares which will vest more than 60 days after the date hereof.

(16) Includes options to purchase 100,000 shares of common stock. Does not include options to purchase 50,000 shares and 3,931 restricted shares which will vest more than 60 days after the date hereof.

(17) Includes options to purchase 50,000 shares of common stock. Does not include options to purchase 150,000 shares and 6,879 restricted shares which will vest more than 60 days after the date hereof.


(18) See footnotes (3) and (9-17).

                                  UNDERWRITING

     Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc., and First Union Securities, Inc., an indirect, wholly-owned subsidiary of Wachovia Corporation, are acting as representatives of the underwriters named below. Subject to the terms and conditions described in a purchase agreement among us, the selling stockholders and the underwriters, we and the selling stockholders have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us and the selling stockholders, the number of shares of our common stock listed opposite their names below.


                                                       NUMBER OF
                        UNDERWRITERS                    SHARES
                        ------------                  ----------
            Merrill Lynch, Pierce, Fenner & Smith
                        Incorporated ..............
            Bear, Stearns & Co. Inc. ..............
            First Union Securities, Inc. ..........
                        Total .....................   5,000,000
                                                      =========


     The underwriters have agreed to purchase all of the shares of the offered common stock if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

     We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

     The underwriters are offering the shares of our common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

     Offers and sales outside the United States, if any, will be made through the underwriters' international broker-dealer affiliates.

COMMISSIONS AND DISCOUNTS

     The representatives have advised us and the selling stockholders that the underwriters propose initially to offer the shares of our common stock to the public at the public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $ per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $ per share to other dealers. After the offering, the public offering price, concession and discount may be changed.


     The following table shows the public offering price, underwriting discount and proceeds before expenses to Armor Holdings, Inc. and the selling stockholders. This information assumes either no exercise or full exercise by the underwriters of their overallotment option.



                                                                       PER SHARE     WITHOUT OPTION     WITH OPTION
                                                                      -----------   ----------------   ------------
   Public offering price ..........................................     $                $                $
   Underwriting discount ..........................................     $                $                $
   Proceeds, before expenses, to Armor Holdings, Inc. .............     $                $                $
   Proceeds, before expenses, to the selling stockholder ..........     $                $                $



     The expenses of the offering, not including the underwriting discount, are estimated at $1,250,000 and are payable by Armor Holdings, Inc.

OVERALLOTMENT OPTION

     The selling stockholders have granted an option to the underwriters to purchase up to 750,000 additional shares of our common stock at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.


NO SALES OF SIMILAR SECURITIES

     We and the selling stockholders and our executive officers and directors have agreed, subject to some limited exceptions, not to sell or transfer any of our common stock for 90 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Specifically, we and these other individuals have agreed not to directly or indirectly:

     o   offer, pledge, sell or contract to sell any of our common stock;

     o   sell any option or contract to purchase any of our common stock;

     o   purchase any option or contract to sell any of our common stock;

     o grant any option, right or warrant for the sale of any of our common stock;

     o   lend or otherwise dispose of or transfer any of our common stock;

     o request a demand that we file a registration statement related to our common stock; or

     o enter into any swap or other agreement that transfers, in whole or in part, the economic consequences of ownership of our common stock whether any such swap or transaction is to be settled by delivery of shares of our common stock or other securities, in cash or otherwise.

     This lock-up agreement applies to our common stock and to securities convertible into or exchangeable or exercisable for, or repayable with, our common stock. It also applies to our common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

     The lock-up agreement does not apply to:

     o any shares of our common stock issued by us upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus;

     o any shares of our common stock issued or options to purchase our common stock granted pursuant to employee benefit plans existing on the date of this prospectus; or

     o any shares of our common stock issued pursuant to any non-employee director stock plan or dividend reinvestment plan.

     Merrill Lynch may in its sole discretion, at any time without notice, consent to the release of all or any portion of the shares subject to lock-up agreements. Merrill Lynch does not have any current intention to release shares of our common stock subject to these lock-up agreements. Any determination to release any shares subject to the lock-up agreements would be based on a number of factors at the time of any such determination, possibly including, but not limited to, the market price of our common stock, the liquidity of the trading market for our common stock, general market conditions, the number of shares proposed to be sold and the timing of the proposed sale.

ELECTRONIC DISTRIBUTION

     Merrill Lynch will be facilitating Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet website maintained by Merrill Lynch. Other than the prospectus in electronic format, the information on the Merrill Lynch website is not a part of this prospectus.

NEW YORK STOCK EXCHANGE LISTING

     The shares of our common stock are listed on the New York Stock Exchange under the symbol "AH."

NASD REGULATIONS

     Because more than ten percent of the net proceeds of the offering may be paid to members or affiliates of members of the National Association of Securities Dealers, Inc. participating in the offering, the offering will be conducted in accordance with NASD Conduct Rule 2710(c)(8).

PRICE STABILIZATION AND SHORT POSITIONS

     Until the distribution of the common stock is completed, SEC rules may limit the underwriters from bidding for or purchasing our common stock. However, the underwriters may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.


     The underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover the positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the issuer in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in an open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchase of our common stock made by the underwriters in the open market prior to the completion of the offering.


     Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

     Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives or the lead manager will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

OTHER RELATIONSHIPS

     Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

     First Union Securities, Inc., one of the underwriters, is an indirect, wholly-owned subsidiary of Wachovia Corporation. Wachovia Corporation conducts its investment banking, institutional, and capital markets businesses through its various bank, broker-dealer and nonbank subsidiaries (including First Union Securities, Inc.) under the trade name of Wachovia Securities. Any references to Wachovia Securities in this prospectus, however, do not include Wachovia Securities, Inc., a member of the National Association of Securities Dealers, Inc. and the Security Investor Protection Corporation and a separate broker-dealer subsidiary of Wachovia Corporation and an affiliate of First Union Securities, Inc., which may or may not be participating as a selling dealer in the distribution of the securities offered by this prospectus.

     First Union National Bank, an affiliate of First Union Securities, Inc., is a lender under our Credit Agreement. We intend to use proceeds from this offering to repay our credit facility.

                                 LEGAL MATTERS

     The validity of the common stock offered by this prospectus will be passed upon for us by Kane Kessler P.C., New York, New York. Robert L. Lawrence, a member of Kane Kessler, P.C., owns 5,000 shares of our common stock. Certain legal matters will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP.

                                    EXPERTS

     The consolidated financial statements of Armor Holdings, Inc. as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


     The audited combined financial statements of The Security Products and Services Group as of December 31, 1999 and 2000 and for each of the three years in the period ended December 31, 2000 have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report. Reference is made to said report, which includes an explanatory paragraph with respect to the change in the method of accounting for costs of start-up activities in the first quarter of 1999, as discussed in Note 2(o) to the combined financial statements. The audited combined financial statements referred to above are included herein in reliance upon the authority of said firm as experts in giving said report.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus. The documents and reports that we list below are incorporated by reference into this prospectus. In addition, all documents and reports which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the termination of this offering are also incorporated by reference in this prospectus as of the respective filing dates of these documents and reports. Statements contained in these documents that we file with the SEC and are incorporated by reference in this prospectus, automatically update and supersede information contained in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

     We have filed the following documents with the SEC. These documents are incorporated into this prospectus by reference:

     (1) our annual report on Form 10-K for the year ended December 31, 2000;


     (2) our quarterly reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;


     (3) our current reports on Form 8-K filed on April 27, 2001, August 22, 2001, August 23, 2001 and September 7, 2001; and

     (4) the description of our common stock contained in our registration statement on Form 8-A filed on April 29, 1999, including any amendments or reports filed for the purpose of updating that description.

     We will provide any person to whom a copy of this prospectus is delivered, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents unless specifically incorporated by reference. You should direct any request for documents to our Corporate Secretary, c/o Armor Holdings, Inc., 1400 Marsh Landing Parkway, Suite 112, Jacksonville, Florida 32250, (904) 741-5400.

     IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THIS INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE THE DATE ON WHICH YOU MUST MAKE YOUR INVESTMENT DECISION.

     You should rely only on the information contained in this document, including information incorporated by reference as described above, or any supplement that we have referred you to. We have not authorized anyone else to provide you with different information. This prospectus may only be used where it is legal to offer and sell these securities and by persons to whom we are permitted to offer and sell these securities. The information in this prospectus may only be accurate on the date of this prospectus. The information in documents incorporated by reference may only be accurate as of their filing date.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the SEC's regional office located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may request copies of these documents by writing to the SEC and paying a fee for the copying costs. You may also call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a Web site (http://www.sec.gov) that contains our annual, quarterly and special reports, proxy and information statements.

     This prospectus is part of a registration statement we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC's Internet site.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                              PAGE

                                                                                             -----
Audited Financial Statements of Armor Holdings, Inc.
 Report of Independent Certified Public Accountants ......................................   F-2
 Consolidated Balance Sheets as of December 31, 1999 and December 31, 2000 ...............   F-3
 Consolidated Income Statements for the years ended December 31, 1998, 1999 and 2000 .....   F-4
 Consolidated Statements of Stockholders' Equity and Comprehensive Income for the
   years ended December 31, 1998, 1999 and 2000 ..........................................   F-5
 Consolidated Statements of Cash Flow for the years ended December 31, 1998, 1999
   and 2000 ..............................................................................   F-6
 Notes to the Consolidated Financial Statements ..........................................   F-7
Unaudited Interim Financial Statements of Armor Holdings, Inc.
 Condensed Consolidated Balance Sheets as of December 31, 2000 and September 30,
   2001 F-24 Condensed Consolidated Statements of Operations for the three months
   and nine months ended September 30, 2000 and 2001 .....................................   F-25
 Condensed Consolidated Statements of Cash Flows for the nine months ended
   September 30, 2000 and 2001 ...........................................................   F-26
 Notes to Condensed Consolidated Unaudited Financial Statements ..........................   F-27
Audited Financial Statements of The Security Products and Services Group ("SPSG")
 Report of Independent Public Accountants ................................................   F-35
 Combined Balance Sheet as of December 31, 1999 and 2000 .................................   F-36
 Combined Statements of Operations for the years ended December 31, 1998, 1999 and
   2000 ..................................................................................   F-37
 Combined Statements of Parent's Equity in Segment for the years ended December 31,
   1998, 1999 and 2000 ...................................................................   F-38
 Combined Statements of Cash Flows for the years ended December 31, 1998, 1999
   and 2000 ..............................................................................   F-39
 Notes to Combined Financial Statements ..................................................   F-40
Unaudited Interim Financial Statements of The Security Products and Services Group
 Combined Balance Sheets as of December 31, 2000 and June 30, 2001 .......................   F-58
 Combined Statements of Operations for the three and six months ended June 30, 2000
   and 2001 ..............................................................................   F-59
 Combined Statements of Cash Flows for the six months ended June 30, 2000 and 2001 .......   F-60
 Notes to Combined Unaudited Financial Statements ........................................   F-61
Unaudited Pro Forma Financial Statements
 Pro Forma Condensed Consolidated Statement of Operations for the Year ended
   December 31, 2000 .....................................................................   F-66
 Pro Forma Condensed Consolidated Statement of Operations for the Nine Months ended
   September 30, 2001 ....................................................................   F-68

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Armor Holdings, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows present fairly, in all material respects, the financial position of Armor Holdings, Inc. and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1998 financial statements of Defence Systems Colombia S.A., a wholly owned subsidiary, which statements reflect total revenues of $13,266,000 for the year ended December 31, 1998. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Defence Systems Colombia S.A. is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
March 31, 2001
Jacksonville, Florida

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                 AS OF DECEMBER 31, 1999 AND DECEMBER 31, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                    DECEMBER 31,
                                                                             --------------------------
                                                                                 1999           2000
                                                                             ------------   -----------

                                ASSETS

Current Assets:
 Cash and cash equivalents ...............................................    $  13,246      $   7,257
 Accounts receivable (net of allowance for doubtful accounts of
   $1,691 and $1,133).....................................................       35,132         44,590
 Inventories .............................................................       16,452         23,675
 Prepaid expenses and other current assets ...............................        7,611         13,313
                                                                              ---------      ---------
Total current assets .....................................................       72,441         88,835
Property and equipment, net ..............................................       16,367         24,590
Goodwill (net of accumulated amortization of $3,593 and 6,451)............       74,586         95,649
Patents, licenses and trademarks (net of accumulated amortization of
 $1,124 and $1,518).......................................................        7,008          6,907
Investment in unconsolidated subsidiaries ................................          514             --
Other assets .............................................................        7,646          9,976
                                                                              ---------      ---------
Total assets .............................................................    $ 178,562      $ 225,957
                                                                              =========      =========
                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Current portion of long-term debt .......................................    $     359      $   1,072
 Short term debt .........................................................        1,924          1,157
 Accounts payable, accrued expenses and other current liabilities ........       14,261         18,159
 Income taxes payable ....................................................        1,616            322
                                                                              ---------      ---------
Total current liabilities ................................................       18,160         20,710
Long-term debt, less current portion .....................................        2,340         38,288
                                                                              ---------      ---------
Total liabilities ........................................................       20,500         58,998
Commitments and contingencies (Note 8)
Minority interest ........................................................          179            188
Stockholders' equity:
 Preferred stock, $.01 par value, 5,000,000 shares authorized; no
   shares issued and outstanding .........................................           --             --
 Common stock, $.01 par value; 50,000,000 shares authorized;
   24,513,830 and 25,063,534 issued; 23,302,958 and 22,685,475 outstanding at
   December 31, 1999 and December 31, 2000,
   respectively ..........................................................          245            250
 Additional paid-in capital ..............................................      145,480        150,254
 Retained earnings .......................................................       26,615         43,663
 Accumulated other comprehensive loss ....................................       (1,351)        (1,684)
 Treasury stock ..........................................................      (13,106)       (25,712)
                                                                              ---------      ---------
   Total stockholders' equity ............................................      157,883        166,771
                                                                              ---------      ---------
Total liabilities and stockholders' equity ...............................    $ 178,562      $ 225,957
                                                                              =========      =========

        The accompanying notes are an integral part of these consolidated financial statements.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
                        CONSOLIDATED INCOME STATEMENTS
             FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


                                                            1998         1999          2000
                                                         ----------   ----------   -----------
Revenues:
 Products ............................................    $45,644      $ 96,706     $135,343
 Services ............................................     51,563        59,958       85,612
                                                          -------      --------     --------
Total revenues .......................................     97,207       156,664      220,955
                                                          -------      --------     --------
Costs and expenses:
 Cost of sales .......................................     61,638        94,407      137,499
 Operating expenses ..................................     21,915        37,004       50,341
 Amortization ........................................      1,347         2,463        3,429
 Integration and other non-recurring charges .........         --         2,569        3,290
 Equity in earnings of investee ......................       (713)         (179)         (87)
                                                          -------      --------     --------
Operating income .....................................     13,020        20,400       26,483
 Interest (income) expense, net ......................       (625)           17        1,896
 Other income, net ...................................         28           816        1,803
                                                          -------      --------     --------
Income before provision for income taxes .............     13,673        21,199       26,390
Provision for income taxes ...........................      5,077         8,003        9,342
                                                          -------      --------     --------
Net income ...........................................    $ 8,596        13,196       17,048
                                                          =======      ========     ========
 Basic earnings per share ............................    $  0.53      $   0.63     $   0.75
                                                          =======      ========     ========
 Diluted earnings per share ..........................    $  0.50      $   0.61     $   0.73
                                                          =======      ========     ========

       The accompanying notes are an integral part of these consolidated financial statements.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                           AND COMPREHENSIVE INCOME
                 YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000
                                (IN THOUSANDS)


                                   COMMON STOCK                             ACCUMULATED
                                 ----------------  ADDITIONAL                  OTHER
                                            PAR      PAID-IN    RETAINED   COMPREHENSIVE    TREASURY
                                  SHARES   VALUE     CAPITAL    EARNINGS        LOSS          STOCK        TOTAL
                                 -------- ------- ------------ ---------- --------------- ------------ ------------
Balance, December 27, 1997 .....  16,023   $160     $ 61,496    $ 4,823      $   (353)     $  (1,528)   $  64,598
Exercise of stock options ......     149      2          170                                                  172
Issuance of stock for
 Acquisitions ..................     326      3        3,742                                                3,745
Recovery of acquisition
 escrow shares due to
 settlement of lawsuit .........                                                              (1,788)      (1,788)
Comprehensive income:
 Net income ....................                                  8,596
Foreign currency translation
 adjustments, net of taxes
 of $120 .......................                                                 (221)
  Total Comprehensive
   Income ......................                                                                            8,375
                                  ------   ----     --------    -------      --------      ---------    ---------
Balance, December 31, 1998 .....  16,498   $165     $ 65,408    $13,419      $   (574)     $  (3,316)   $  75,102
Exercise of stock options ......     298      3        1,087                                                1,090
Issuance of common stock .......   6,125     61       61,563                                               61,624
Issuance of stock for
 acquisitions ..................   1,593     16       17,422                                               17,438
Repurchase of stock ............                                                              (9,790)      (9,790)
Comprehensive income:
 Net income ....................                                 13,196
Foreign currency translation
 adjustments, net of taxes of
 $418 ..........................                                                 (777)
  Total Comprehensive
   income ......................                                                                           12,419
                                  ------   ----     --------    -------      --------      ---------    ---------
Balance, December 31, 1999 .....  24,514   $245     $145,480    $26,615      $ (1,351)     $ (13,106)   $ 157,883
Exercise of stock options ......     333      3        1,470                                                1,473
Tax benefit from exercises of
 options .......................                         867                                                  867
Issuance of stock for
 acquisitions ..................     217      2        2,437                                                2,439
Repurchase of stock ............                                                             (12,606)     (12,606)
Comprehensive income:
 Net income ....................                                 17,048
Foreign currency translation
 adjustments, net of taxes of
 $179 ..........................                                                 (333)
  Total Comprehensive
   income ......................                                                                           16,715
                                  ------   ----     --------    -------      --------      ---------    ---------
Balance, December 31, 2000 .....  25,064   $250     $150,254    $43,663      $ (1,684)     $ (25,712)   $ 166,771
                                  ======   ====     ========    =======      ========      =========    =========

       The accompanying notes are an integral part of these consolidated financial statements.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOW
                 YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000
                                (IN THOUSANDS)


                                                                                YEAR ENDED
                                                                 -----------------------------------------
                                                                     1998          1999           2000
                                                                 -----------   ------------   ------------
Cash flows from operating activities:
Net income ...................................................    $   8,596     $  13,196      $  17,048
Adjustments to reconcile net income to net cash provided by operating activities:
 Depreciation and amortization ...............................        2,654         4,570          6,591
 Deferred income taxes .......................................        1,842           486            290
 Equity in earnings of investees .............................         (713)         (179)           (87)
 Gain on sale of investment in investee ......................           --            --         (1,734)
 Loss on disposal of property and equipment ..................           --            --            110
 Changes in operating assets and liabilities, net of acquisitions:
   Increase in accounts receivable ...........................       (2,848)       (4,884)        (7,815)
   Increase in inventories ...................................         (786)       (3,323)        (4,862)
   Decrease (increase) in prepaid expenses and other assets          (4,737)          756         (6,120)
   Decrease in accounts payable, accrued liabilities and
    other current liabilities ................................         (500)       (6,762)        (2,562)
   Increase (decrease) in income taxes payable ...............          162          (717)           177
   Increase (decrease) in minority interests .................         (105)           66              9
                                                                  ---------     ---------      ---------
 Net cash provided by operating activities ...................        3,565         3,209          1,045
                                                                  ---------     ---------      ---------
Cash flows from investing activities:
   Purchase of property and equipment ........................       (3,301)       (3,414)        (7,833)
   Purchase of patents, licenses and trademarks ..............       (3,448)           --            (83)
   Purchase of businesses, net of cash acquired ..............      (12,068)      (36,677)       (19,243)
   Dividends received from equity investee ...................          478           115             87
   Proceeds from the sale of investment in investee ..........           --            --          2,568
   Purchases of equity securities ............................           --            --         (1,682)
   Proceeds from the sale of equity securities ...............           --            --            857
   Other fees paid related to acquisitions ...................         (685)           --             --
   Advances to stockholders ..................................       (1,677)           --             --
                                                                  ---------     ---------      ---------
 Net cash used in investing activities .......................      (20,701)      (39,976)       (25,329)
                                                                  ---------     ---------      ---------
Cash flows from financing activities:
   Proceeds from issuance of common stock ....................           --        61,624             --
   Proceeds from the exercise of stock options ...............          172         1,090          1,473
   Repurchases of treasury shares ............................           --        (9,790)       (12,606)
   Deferred loan costs .......................................           --            --           (256)
   Net repayments of long-term debt ..........................         (367)       (5,105)          (867)
   Repayments of debt assumed in acquisitions ................           --            --         (1,329)
   Borrowings under lines of credit ..........................        5,041        57,868         76,097
   Repayments under lines of credit ..........................           --       (61,686)       (43,884)
                                                                  ---------     ---------      ---------
 Net cash provided by financing activities ...................        4,846        44,001         18,628
                                                                  ---------     ---------      ---------
Effect of exchange rate changes on cash ......................         (221)         (777)          (333)
                                                                  ---------     ---------      ---------
Net increase (decrease) in cash and cash equivalents .........      (12,511)        6,457         (5,989)
Cash and cash equivalents, beginning of period ...............       19,300         6,789         13,246
                                                                  ---------     ---------      ---------
Cash and cash equivalents, end of period .....................    $   6,789     $  13,246      $   7,257
                                                                  =========     =========      =========

       The accompanying notes are an integral part of these consolidated financial statements.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   BACKGROUND AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     THE COMPANY AND NATURE OF BUSINESS: Armor Holdings, Inc. (the "Company" or "Armor") is a global provider of security risk management services and products to multi-national corporations, governmental agencies and law enforcement personnel through two operating divisions -- Armor Holdings Products and ArmorGroup Services.

     Armor Holdings Products Division. Armor Holdings Products division manufactures and sells a broad range of high quality branded law enforcement equipment, such as ballistic resistant vests and tactical armor, hard armor, less lethal munitions, police batons, forensic, fingerprint and evidence collection equipment, anti-riot products including tear gas and distraction grenades, narcotics identification kits, custom-built armored vehicles, specialty lubricants, cleaners and preservatives and military weapon maintenance systems and holsters and duty gear. These products are marketed under brand names that are well-known and respected in the law enforcement community such as American Body Armor, Safariland, Defense Technology, Federal Laboratories, MACE (Registered Trademark) , PROTECH, NIK (Registered Trademark) Public Safety, Break-Free, Monadnock Lifetime Products and Lightning Powder. Armor Holdings Products division sells manufactured products primarily to law enforcement agencies through a worldwide network of over 500 distributors and sales agents including approximately 350 in the United States. Extensive distribution capabilities and commitment to customer service and training have enabled the Company to become a leading provider of security equipment to law enforcement agencies.

     ArmorGroup Services Division. ArmorGroup Services division provides a broad range of sophisticated security risk management solutions to multi-national corporations in diverse industries such as natural resources, financial services and consumer products, and to governmental and non-governmental agencies such as the U.S. Department of State, the United Nations and the World Bank. Clients typically have personnel and other investments in unstable and often violent areas of the world. Through ArmorGroup Services offices on five continents, ArmorGroup Services provides its multi-national clients with a diversified portfolio of security solutions to assist them in mitigating risks in their operations around the world. ArmorGroup Services' highly trained, multi-lingual and experienced security personnel work closely with our clients to create and implement solutions to complex security problems. These services include the design and implementation of risk management plans and security systems, provision of security specialists and training of security personnel. ArmorGroup Services provides its multi-national clients with specialized investigative services enhanced by its global network. These services include intellectual property asset protection and related investigative services ranging from protecting companies against counterfeiting, patent infringements, product tampering and extortion to identifying unethical supplier activities. In addition, ArmorGroup Services provides business intelligence, fraud investigation, computer forensic and asset tracing and recovery services to financial services companies, law firms and other entities worldwide.

     PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. In consolidation, all material intercompany balances and transactions have been eliminated. Results of operations of companies acquired in transactions accounted for under the purchase method of accounting are included in the financial statements from the dates of the acquisition.

     CASH AND CASH EQUIVALENTS: The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

     CONCENTRATION OF CREDIT RISK: Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company maintains its cash and cash equivalents with what it believes to be various high quality banks. Amounts held in individual banks may periodically exceed, for brief time periods, federally insured amounts. The Company's accounts receivable consist of amounts due from customers

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

and distributors located throughout the world. International product sales generally require cash in advance or confirmed letters of credit on United States ("U.S.") banks. The Company maintains reserves for potential credit losses. As of December 31, 1999 and 2000, management believes that the Company had no significant concentrations of credit risk.

     INVENTORIES: Inventories are stated at the lower of cost or market determined on the first-in, first-out ("FIFO") method.

     FAIR VALUE OF FINANCIAL INSTRUMENTS: The carrying value of cash and cash equivalents, accounts receivable, other receivables, accounts payable, and short and long-term debt approximates fair value at December 31, 1999 and 2000.

     PROPERTY AND EQUIPMENT: Property and equipment are carried at cost less accumulated depreciation. Upon disposal of property and equipment, the appropriate accounts are reduced by the related cost and accumulated depreciation. The resulting gains and losses are reflected in consolidated earnings. Depreciation is computed using the straight-line method over the estimated lives of the related assets as follows:


       Buildings and improvements .........   5 - 39 years
       Machinery and equipment ............   3 - 7 years

     GOODWILL: Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in a purchase business combination. Goodwill and other intangible assets are stated on the basis of cost and are amortized, principally on a straight-line basis, over the estimated future periods to be benefited (20 to 40 years).

     PATENTS, LICENSES AND TRADEMARKS: Patents, licenses and trademarks were acquired through acquisitions accounted for by the purchase method of accounting. Such assets are amortized on a straight-line basis over their remaining lives of 10 to 40 years.

     REORGANIZATION VALUE IN EXCESS OF AMOUNTS ALLOCABLE TO IDENTIFIABLE ASSETS:
This intangible asset, included in other assets, is amortized on a straight-line basis over twenty-five years. The net asset at December 31, 1999 and 2000 amounted to approximately $1,511,000 and $1,355,000, respectively.

     IMPAIRMENT: Long-lived assets including certain identifiable intangibles, and the goodwill related to those assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset in question may not be recoverable including, but not limited to, a deterioration of profits for a business segment that has long-lived assets, and when other changes occur which might impair recovery of long-lived assets. Management has reviewed the Company's long-lived assets and has determined that there are no events requiring impairment loss recognition. The method used to determine the existence of an impairment would be undiscounted operating cash flows estimated over the remaining amortization period for the related long-lived assets. Impairment is measured as the difference between fair value and unamortized cost at the date impairment is determined.

     RESEARCH AND DEVELOPMENT: Research and development costs are included in operating expenses as incurred and for the years ended December 31, 1998, 1999 and 2000, approximated $738,000, $1,559,000, and $2,590,000, respectively.

     ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Significant estimates inherent in the preparation of the accompanying consolidated financial statements include the carrying value of long-lived assets, valuation allowances for receivables, inventories and deferred income tax assets, liabilities for potential litigation claims and settlements; and contract contingencies and obligations. Actual results could differ from those estimates.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     INCOME TAXES: The Company accounts for income taxes pursuant to Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Under the asset and liability method specified thereunder, deferred taxes are determined based on the difference between the financial reporting and tax bases of assets and liabilities. Deferred tax liabilities are offset by deferred tax assets relating to net operating loss carryforwards and deductible temporary differences. Future benefits obtained from utilization of net operating loss carryforwards or from the reduction in the income tax asset valuation allowance existing on September 20, 1993 have been and will be applied to reduce reorganization value in excess of amounts allocable to identifiable assets. At December 31, 1999 and 2000, the Company's consolidated foreign subsidiaries have unremitted earnings of approximately $6 million and $10 million, respectively on which the Company has not recorded a provision for United States Federal income taxes since these earnings are considered to be permanently invested. Such foreign earnings have been taxed according to the regulations existing in the countries in which they were earned.

     REVENUE RECOGNITION: The Company records service revenue as the service is provided on a contract by contract basis. Revenues are recorded at the time of shipment of products or performance of services. Revenues from service contracts are recognized over the term of the contract. Returns are minimal and do not materially effect financial statements.

     ADVERTISING: The Company expenses advertising costs as expense in the period in which they are incurred.

     EARNINGS PER SHARE: Basic earnings per share is computed by dividing net income by the weighted-average number of common shares outstanding. Diluted earnings per share is computed by dividing net income by the weighted-average number of common shares outstanding compounding the effects of all potentially dilutive common stock equivalents, principally options, except in cases where the effect would be anti-dilutive.

     COMPREHENSIVE INCOME AND FOREIGN CURRENCY TRANSLATION: In accordance with SFAS No. 130, "Reporting Comprehensive Income", assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the current rate of exchange existing at year-end and revenues and expenses are translated at the average monthly exchange rates. The cumulative translation adjustment, net of tax, which represents the effect of translating assets and liabilities of the Company's foreign operations is recorded as a reduction of equity of $1,351,000 and $1,684,000 for the years ended December 31, 1999 and 2000, respectively, and is classified as accumulated other comprehensive loss. The current year change in the accumulated amount, net of tax, is included as a component of comprehensive income.

     RECLASSIFICATIONS: Certain reclassifications have been made to the 1998 and 1999 financial statements in order to conform to the presentation adopted for 2000. These reclassifications had no effect on net income or retained earnings.

     AICPA STATEMENT OF POSITION 98-5 (SOP 98-5): The Company adopted the American Institute of Certified Public Accountants (AICPA) Statement of Position SOP 98-5, "Reporting on the Costs of Start-Up Activities", on January 1, 1999. SOP 98-5 requires the expensing of start-up costs, defined as pre-opening, pre-operating and pre-contract type costs. The adoption of SOP 98-5 did not have a material impact on the consolidated results of operations, financial position or cash flows.

RECENT ACCOUNTING PRONOUNCEMENTS

     In the fourth quarter of 2000, the Company adopted SEC Staff Accounting
Bulletin: No. 101 (SAB No. 101) -- Revenue Recognition. The reporting requirements under SAB No. 101 did not have an impact on the Company's consolidated results of operations, financial position or cash flows.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     The Company will adopt SFAS 133. "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 137 and 138, on January 1, 2001. The Statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. the Company does not currently have derivative instruments and accordingly, SFAS 133, as amended, is not expected to impact the Company's financial position, results of operations or cash flows.

     In March 2000, the FASB issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB Opinion No. 25." FIN 44 clarifies the application of APB Opinion No. 25 and, among other issues, clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. The adoption of FIN 44 did not have an impact on the Company's financial position, results of operations or cash flows.

2.   BUSINESS COMBINATIONS

     The Company has completed numerous purchase business combinations for cash and/or shares of the Company's common stock and assumption of liabilities in certain cases. In the three years in the period ended December 31, 2000, the following acquisitions were made:


                                                                          TOTAL         SHARES     VALUE OF
                                                                      CONSIDERATION     ISSUED      SHARES
                                                                     --------------- ------------ ---------
                                                                      (IN THOUSANDS, EXCEPT SHARES ISSUED)

1998
Low Voltage Systems Technology, Inc. (January) .....................     $   750         18,519    $   188
Asmara Limited (April) .............................................     $ 3,000         36,846    $   415
Pro-Tech Armored Products of Massachusetts, Inc. (April) ...........     $ 1,600         42,592    $   485
CDR International Ltd. (June) ......................................     $ 2,500        210,460    $ 2,457
Alarm Protection Services, Inc. (July) .............................     $ 1,215         17,429    $   200
Law Enforcement Division of Mace Security International (July) .....     $ 4,600             --         --

1999
Safariland Ltd., Inc. (April) ......................................     $45,000        300,752    $ 4,000
The Parvus Company (May) ...........................................     $ 1,300         64,876    $   754
Alarm Systems Holding Company and Fire Alarm Service
 Corporation (June) ................................................     $12,700      1,226,021    $12,669
Additional purchase price paid/issued for acquisition earnouts .....     $18,475          1,096    $17,438
Aggregate 2000 acquisitions ........................................     $22,483        191,845    $ 2,094
Additional purchase price paid/issued for acquisition earnouts .....     $ 1,316         24,064    $   345

     Businesses acquired are included in consolidated results from the date of acquisition. Pro forma results for the 2000 acquisitions are not presented as they would not differ by a material amount from actual results. The following unaudited pro forma consolidated results are presented to show the results on a pro forma basis as if the 1998 and 1999 acquisitions had been made as of the beginning of the years acquired; also as if made at the beginning of 1998 for the 1999 acquisitions:

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


                                                      1998            1999
                                                 -------------   -------------
                                                         (IN THOUSANDS,
                                                       EXCEPT PER SHARE DATA)

Revenues .....................................     $ 152,275       $ 173,973
Net income ...................................     $   8,235       $  13,321
Basic and diluted earnings per share .........     $    0.44       $    0.59
Weighted average shares ......................        18,775          22,140

3.   INVENTORIES

     The components of inventory as of December 31, 1999 and 2000 are as follows:

                                                      1999            2000
                                                 -------------   -------------
                                                         (IN THOUSANDS,

Raw materials .................................      $ 8,812         $13,756
Work-in-process ...............................        1,243           1,999
Finished goods ................................        6,397           7,920
                                                     -------         -------
                                                     $16,452         $23,675
                                                     =======         =======

4.   PROPERTY AND EQUIPMENT

     Property and equipment as of December 31, 1999 and 2000 are summarized as follows:

                                                      1999            2000
                                                 -------------   -------------
                                                         (IN THOUSANDS)
Land ..........................................     $  1,330       $   3,312
Buildings and improvements ....................        7,536          10,394
Machinery and equipment .......................       13,780          21,030
                                                    --------       ---------
Total .........................................       22,646          34,736
Accumulated Depreciation ......................       (6,279)        (10,146)
                                                    --------       ---------
                                                    $ 16,367       $  24,590
                                                    ========       =========

     Depreciation expense for the years ended December 31, 1998, 1999 and 2000 was approximately $1,409,000, $2,107,000, and $3,162,000 respectively. In the statement of operations for the years ended December 31, 1998, 1999 and 2000, depreciation expense in the income statement has been reduced by $131,000, $130,000 and $130,000, respectively for the amortization of the proceeds received under an economic development grant received from the Department of Housing and Urban Development.

5.   ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER CURRENT LIABILTIES

     Accounts payable, accrued expenses and other current liabilities as of December 31, 1999 and 2000 are summarized as follows:


                                                            1999        2000
                                                         ---------   ----------
                                                             (IN THOUSANDS)

Trade and other payables .............................    $ 5,717       4,432
Accrued expenses .....................................      6,382       6,914
Additional purchase price for acquisition earnouts ...         --       3,000
Deferred consideration for acquisitions ..............         --       1,550
Other ................................................      2,162       2,263
                                                          -------       -----
                                                          $14,261     $18,159
                                                          =======     =======

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

6.   DEBT

                                                                                   1999         2000
                                                                                ----------   ----------
                                                                                    (IN THOUSANDS)

Credit facility (a) .........................................................     $   --      $ 32,981
Note to former shareholder, payable every four months in installments of
 $95 through April 2000 with an imputed rate of interest of 10.0%............         87            --

Ontario Industrial Development Authority Variable Rate Demand Industrial
 Development Revenue Bonds, Series 1989 payable in annual installments of $200 to $300, through August 1, 2014, with interest paid
 monthly at varying rates ...................................................         --         3,300

Note payable for purchase of business, discounted at 8.5%, requiring
 varying principal payments through June 30, 2003 ...........................         --           548

Note payable for purchase of software, payable in annual installments of
 $125, with a fixed interest rate of 8.0%....................................         --           350

Note to former officer payable in monthly principal and interest installments of $7 through December 31, 2009, with an imputed interest
 rate of 9.25% ..............................................................        505           469

Minimum guaranteed royalty to former officer payable in monthly principal and interest installments of $4 through August 2005, with an imputed
 interest rate of 9.2% ......................................................        219           188

Minimum guaranteed royalty to former officer payable in monthly principal and interest installments of $36 through April 2005, with an imputed
 interest rate of 7.35% .....................................................      1,888         1,524
                                                                                  ------      --------
                                                                                  $2,699      $ 39,360
Less current portion ........................................................       (359)       (1,072)
                                                                                  ------      --------
                                                                                  $2,340      $ 38,288
                                                                                  ======      ========

----------

(a) CREDIT FACILITY -- On February 25, 2000, the Company amended its existing credit agreement with Canadian Imperial Bank of Commerce, Inc. ("CIBC"), Bank of America, N.A. ("BofA"), First Union National Bank ("First Union") and SunTrust Bank, North Florida, N.A. ("SunTrust") as lenders, BofA as Documentation Agent, and CIBC as Administrative Agent (the "Credit Agreement"). Pursuant to the Credit Agreement, as amended, the several lenders established a five-year $100,000,000 line of credit (the "Credit Facility") for the Company's benefit. the Company's indebtedness under the Credit Facility is evidenced by Five Year (three years remaining) Revolving Credit Notes of up to $100,000,000. All borrowings under the Credit Facility bear interest at either (1) the base rate, plus an applicable margin ranging from .000% to .375% depending on certain conditions, or the eurodollar rate, plus an applicable margin ranging from 1.125% to 1.875% depending on certain conditions. In addition, the Credit Facility provides that BofA will make swing-line loans of up to $5,000,000 available to the Company to be used by the Company for working capital purposes. CIBC, Inc. and BofA will also issue letters of credit of up to $10,000,000 to the Company. At December 31, 2000, the Company had $32,980,770 outstanding under the line of credit and approximately $3,804,000 outstanding in letters of credit. The Company had no such borrowing outstanding at December 31, 1999.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     As part of the credit agreement, all of the Company's direct and indirect domestic subsidiaries agreed to guarantee the Company's obligations under the credit agreement pursuant to a guarantee by certain subsidiaries. The credit agreement is collateralized by (1) a pledge of all of the issued and outstanding shares of stock of certain domestic subsidiaries of the Company pursuant to a pledge agreement and (2) a pledge of 65% of the issued and outstanding shares of the Company's foreign subsidiary, Armor Holdings Limited, organized under the laws of England and Wales. In addition, the Company is restricted from paying dividends.

     Maturities of long-term debt are as follows:


YEAR ENDED                      (IN THOUSANDS)
----------                      --------------
  2001 .....................       $ 1,072
  2002 .....................           835
  2003 .....................           861
  2004 .....................        33,875
  2005 .....................           362
  Thereafter ...............         2,355
                                   -------
                                   $39,360

     The Company's subsidiary Defense Systems Limited maintains a $2 million overdraft facility with a variable interest rate requiring monthly interest payments. This overdraft facility expires March 31, 2001. The overdraft facility had an outstanding balance of approximately $1.9 million and $1.2 million for the years ended December 31, 1999 and 2000 respectively.

7.   INTEGRATION AND OTHER NON-RECURRING ITEMS

     As a result of its acquisition program, the Company incurred integration costs of approximately $2.6 million and $3.3 million for the years ending December 31, 1999 and 2000, respectively. These costs related to the relocation of assets and personnel, severance costs, systems integration, domestic and international tax restructuring as well as integrating the sales and marketing functions for the companies acquired during the period.

8.   COMMITMENTS AND CONTINGENCIES

     EMPLOYMENT CONTRACTS: The Company is party to several employment contracts at year ending December 31, 2000 with certain members of management. Such contracts are for varying periods and include restrictions on competition after termination. These agreements provide for salaries, bonuses and other benefits and also specify and delineate the granting of various stock options.

     LEGAL/LITIGATION MATTERS: On January 16, 1998, our ArmorGroup Services division ceased operations in the country of Angola. The cessation of operations in Angola was dictated by that government's decision to deport all of our expatriate management and supervisors. As a result of the cessation of operations in Angola, our Armor Group Services division is involved in various disputes with SHRM S.A.("SHRM"), its minority joint venture partner relating to the Angolan business. On March 6, 1998, SIA (a subsidiary of SHRM) filed a complaint against Defense Systems France, SA ("DSF") before the Commercial Court of Nanterre (Tribunal de Commerce de Nanterre) seeking to be paid an amount of $577,286 corresponding to an alleged debt of DSIA to SIA. On, June 27, 2000, the judge of the Paris Commercial Court ruled SHRM did not provide evidence required to establish its standing and the proceedings brought by SHRM were cancelled. On October 3, 2000, a winding up petition was served by DSF against DSIA. On October 31, 2000, SHRM filed a counterclaim seeking to have this winding up petition dismissed. On November 28, 2000, SHRM appealed the judgement rendered by the Paris Commercial Court on June 27, 2000, claiming that the Paris Commercial Court

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

no longer has jurisdiction over the case. The procedure before the Nanterre Commercial Court is still pending, awaiting a decision on the liquidation of DSIA.

     SETTLEMENTS: In November of 2000, without either admitting or denying the accusations, the Company settled its lawsuit with Second Chance Body Armor, Inc. and other lawsuits for approximately $2.0 million, including legal costs. The dispute that led to the Second Chance Body Armor lawsuit was filed in 1994 and related to allegations of trademark infringement that were purported to have occurred during the period 1984 to 1994.

     OTHER: In addition to the above, the Company, in the normal course of business, is subjected to claims and litigation in the areas of product and general liability. Management believes it has adequate insurance coverage in the areas of product and general liability. Management does not believe any of such claims will have a material impact on the Company's financial statements.

9.   INVESTMENT IN UNCONSOLIDATED SUBSIDIARIES

     At December 31, 1999, the Company had a 20% investment in Jardine Securicor Gurkha Services Limited ("JSGS") for which the equity method of accounting for investments was used. On May 31, 2000, the Company sold its investment in JSGS for a pre-tax gain of approximately $1.7 million included in other income. The Company recognized equity in earnings of investee of $87,000 for the five months ended May 31, 2000, the date of the sale.

10.  INFORMATION CONCERNING BUSINESS SEGMENTS AND GEOGRAPHICAL SALES

     The Company is a leading global provider of security risk management services and products to multi-national corporations, governmental agencies and law enforcement personnel through two operating divisions -- ArmorGroup Services and Armor Holdings Products. The ArmorGroup Services division provides sophisticated security planning and risk management, electronic security systems integration, consulting and training services, as well as intellectual property asset protection, business intelligence and investigative services. The Armor Holdings Products division manufactures and sells a broad range of high quality branded law enforcement equipment.

     The Company has invested substantial resources outside of the United States and plans to continue to do so in the future. Substantially all of the operations of the services segment is conducted in emerging markets in Africa, Asia and South America. These operations are subject to the risk of new and different legal and regulatory requirements in local jurisdictions, tariffs and trade barriers, potential difficulties in staffing and managing local operations, potential imposition of restrictions on investments, potentially adverse tax consequences, including imposition or increase of withholding and other taxes on remittances and other payments by subsidiaries, and local economic, political and social conditions. Governments of many developing countries have exercised and continue to exercise substantial influence over many aspects of the private sector. Government actions in the future could have a significant adverse effect on economic conditions in a developing country or may otherwise have a material adverse effect on the Company and its operating companies. The Company does not have political risk insurance in the countries in which it currently conducts business. Moreover, applicable agreements relating to the Company's interests in it operating companies are frequently governed by foreign law. As a result, in the event of a dispute, it may be difficult for the Company to enforce its rights. Accordingly, the Company may have little or no recourse upon the occurrence of any of these developments.

     Revenues, income from operations (before amortization, equity in earnings, integration expenses and interest income, net) and total assets for each of our segments for the years ended December 31, 1998, 1999 and 2000, were as follows:

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     The following financial information with respect to sales to principal geographic areas for the years ended December 31, 1998, 1999 and 2000 is as follows:


                                               1998          1999           2000
                                            ----------   ------------   ------------
                                                         (IN THOUSANDS)
Revenues:
 Services ...............................    $ 51,563      $ 59,958       $ 85,612
 Products ...............................      45,644        96,706        135,343
                                             --------      --------       --------
   Total revenues .......................    $ 97,207      $156,664       $220,955
                                             ========      ========       ========

Income from operations:
 Services ...............................    $  6,695      $  6,894       $  9,842
 Products ...............................       8,717        21,195         29,879
 Corporate ..............................      (1,758)       (2,836)        (6,606)
                                             --------      --------       --------
   Total income from operations .........    $ 13,654      $ 25,253       $ 33,115
                                             ========      ========       ========

Total assets:
Services ................................    $ 41,531      $ 65,134       $ 88,361
 Products ...............................      45,470       103,092        128,000
 Corporate ..............................       7,352        10,696          9,596
                                             --------      --------       --------
   Total assets .........................    $ 94,353      $178,922       $225,957
                                             ========      ========       ========

     The following financial information with respect to sales to principal geographic areas for the years ended December 31, 1998, 1999 and 2000 is as follows:


                                               1998         1999          2000
                                            ----------   ----------   -----------
                                                        (IN THOUSANDS)

Revenues:
 North America ..........................    $36,596      $ 94,847     $144,966
 South America ..........................     16,484        16,246       17,941
 Africa .................................     18,932        17,987       18,153
 Europe/Asia ............................     24,668        27,584       36,869
 Other ..................................        527            --        3,026
                                             -------      --------     --------
   Total revenues .......................    $97,207      $156,664     $220,955
                                             =======      ========     ========

Income from operations:
 North America ..........................    $ 6,464      $ 16,938     $ 23,753
 South America ..........................      2,344         2,855        3,223
 Africa .................................      4,220         2,645        5,124
 Europe/Asia ............................        502         2,815          288
 Other ..................................        124            --          727
                                             -------      --------     --------
   Total income from operations .........    $13,654      $ 25,253     $ 33,115
                                             =======      ========     ========

Total assets:
 North America ..........................    $47,881      $142,375     $163,047
 South America ..........................      4,477         5,673        6,974
 Africa .................................      4,892         3,001       14,447
 Europe/Asia ............................     37,103        27,873       41,489
                                             -------      --------     --------
   Total assets .........................    $94,353      $178,922     $225,957
                                             =======      ========     ========

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

11.  INCOME TAXES

     Income tax expense (benefit) for the years ended December 31, 1998, December 31, 1999, and 2000 consisted of the following:


                                                    1998        1999        2000
                                                 ---------   ---------   ---------
                                                          (IN THOUSANDS)
Current
 Domestic ....................................    $2,638      $6,059      $8,270
 Foreign .....................................     2,641       1,458         782
                                                  ------      ------      ------
   Total current .............................    $5,279      $7,517      $9,052
                                                  ------      ------      ------

Deferred
 Domestic ....................................    $  107      $  597         676
 Foreign .....................................      (309)       (111)       (386)
                                                  ------      ------      ------
   Total deferred ............................    $ (202)     $  486      $  290
                                                  ------      ------      ------
    Total provision for Income Taxes .........    $5,077      $8,003      $9,342
                                                  ======      ======      ======

     Significant components of the Company's net deferred tax asset as of December 31, 1999 and 2000 are as follows:


                                                              1999         2000
                                                           ----------   ---------
                                                               (IN THOUSANDS)
Deferred tax assets:
 Reserves not currently deductible .....................     $1,428      $1,383
 Operating loss carryforwards ..........................      3,063       3,263
 Research and development and other ....................        551         426
                                                             ------      ------
                                                              5,042       5,072
Deferred tax asset valuation allowance .................        (75)        (75)
                                                             ------      ------
Deferred tax asset, net of valuation allowance .........     $4,967      $4,997
Deferred tax liability:
 Property and equipment ................................       (310)       (630)
                                                             ------      ------
Net deferred tax asset .................................     $4,657      $4,367
                                                             ======      ======

     The components giving rise to the net deferred tax asset described above have been included in the accompanying consolidated balance sheet as of December 31, 1999 and 2000 are as follows:

                                         1999        2000
                                      ---------   ---------
                                         (IN THOUSANDS)

Other current assets ..............    $1,306      $1,620
Other assets ......................     3,351       2,747
                                       ------      ------
Total deferred tax assets .........    $4,657      $4,367
                                       ======      ======

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     The following reconciles the income tax expense computed at the Federal statutory income tax rate to the provision for income taxes recorded in the income statement for the years ended December 31, 1998, 1999 and 2000:


                                                                     1998         1999         2000
                                                                  ----------   ----------   ----------
Provision for income taxes at statutory Federal rate ..........      34.0%         35.0%       35.0%
State and local income taxes, net of Federal benefit ..........       1.8%          1.6%        1.3%
Foreign income taxes ..........................................       1.5%          0.8%       (4.2%)
Other non-deductible items ....................................      (0.1%)         0.4%        3.3%
                                                                     ----          ----        ----
                                                                     37.2%         37.8%       35.4%
                                                                     ====          ====        ====

     The decrease in effective tax rate indicated above for foreign taxes is a result of the Company's re-estimation of foreign tax liabilities and the related U.S. liability as a result of the Company's execution of certain reorganization and other strategic plans.

12.  STOCKHOLDERS' EQUITY

     Effective with the change in control of the Company by Kanders Florida Holdings, Inc. on January 18, 1996, the utilization of the United States portion of the NOL became restricted to approximately $300,000 per year. As of December 31, 2000, the Company had U.S. and foreign NOLs of approximately $10,400,000. The U.S. portion of the net NOLs expire in varying amounts in fiscal years 2006 to 2019. At December 31, 2000, the Company also has tax credits of $426,000 subject to certain limitations due to the acquisition of Safariland, LTD. These credits will expire in varying amounts in fiscal years to 2019.

     PREFERRED STOCK: On July 16, 1996, the Company's shareholders authorized a series of preferred stock with such rights, privileges and preferences as the Board of Directors shall from time to time determine. The Company has not issued any of this preferred stock.

     STOCK OPTIONS AND GRANTS: In 1994, the Company implemented an incentive stock plan and an outside directors' stock plan. These plans collectively provide for the granting of options to certain key employees as well as providing for the grant of common stock to outside directors and to all full time employees. Pursuant to such plans, 1,050,000 shares of common stock were reserved and made available for distribution. The option prices of stock which may be purchased under the incentive stock plan are not less than the fair market value of common stock on the dates of the grants. Effective January 19, 1996, all stock grants awarded under the 1994 incentive stock plan were accelerated and considered fully vested.

     In 1996, the Company implemented an incentive stock plan and an outside directors' stock plan. These plans collectively provide for the granting of options to certain key employees and directors. Pursuant to such plans, as amended, 2,200,000 shares of common stock were reserved and made available for distribution. The option prices of stock which may be purchased under the incentive stock plan are not less than the fair market value of common stock on the dates of the grants.

     During 1998, the Company implemented a new non-qualified stock option plan. Pursuant to the new plan, 725,000 shares of common stock were reserved and made available for distribution. On January 1, 1999, the Company distributed all 725,000 shares allocated under the plan. In 1999, the Company implemented the 1999 Stock Incentive Plan (the "1999 Plan"). The Company reserved 2,000,000 shares of its Common Stock for the 1999 Plan. The 1999 Plan provides for the granting to employees, officers, directors, consultants, independent contractors and advisors of the Company. The option prices of stock which may be purchased under the 1999 Plan are not less than the fair market value of common stock on the dates of the grants.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     Effective January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 establishes a fair value based method of accounting for stock-based employee compensation plans; however, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation costs is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. The Company has elected to continue to account for its employee stock compensation plans under APB Opinion No. 25 with pro forma disclosures of net earnings and earnings per share, as if the fair value based method of accounting defined in SFAS No. 123 had been applied.

     If compensation cost for stock option grants had been determined based on the fair value on the grant dates for 1998 1999 and 2000 consistent with the method prescribed by SFAS No. 123, the Company's net earnings and earnings per share would have been adjusted to the pro forma amounts indicated below:


                                                           1998          1999           2000
                                                       -----------   ------------   ------------
                                                                    (IN THOUSANDS,
                                                                EXCEPT PER SHARE DATA)

Net earnings .......................   As reported       $ 8,596       $ 13,196       $ 17,048
                                       Pro forma         $ 7,844       $ 11,375       $ 16,245
Diluted earnings per share .........   As reported       $  0.50       $   0.61       $   0.73
                                       Pro Forma         $  0.45       $   0.52       $   0.70

     Under SFAS 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the years ended December 31, 1998, 1999 and 2000:


                                        1998        1999        2000
                                     ---------   ---------   ---------
Expected life of option ..........   3 yrs       3 yrs       4 yrs
Dividend yield ...................       0%          0%          0%
Volatility .......................    31.9%       35.8%       30.9%
Risk free interest rate ..........    5.50%       5.76%       5.76%

     The weighted average fair value of options granted during 1998, 1999 and 2000 are as follows:


                                                       1998         1999         2000
                                                    ----------   ----------   ----------
                                                               (IN THOUSANDS,
                                                     EXCEPT FOR FAIR VALUE OF OPTIONS)

Fair value of each option granted ...............     $ 2.89       $ 3.48       $ 4.79
Total number of options granted .................        286        1,871          185
Total fair value of all options granted .........     $  827       $6,511       $  886

     Outstanding options, consisting of ten-year incentive and non-qualified stock options, vest and become exercisable over a three year period from the date of grant. The outstanding options expire ten years from the date of grant or upon retirement from the Company, and are contingent upon continued employment during the applicable ten-year period.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     A summary of the status of stock option grants as of December 31, 2000 and changes during the years ending on those dates is presented below:


                                                                         WEIGHTED
                                                                         AVERAGE
                                                        OPTIONS       EXERCISE PRICE
                                                     -------------   ---------------
Outstanding at December 27, 1997 .................     2,041,000         $  5.69
Granted ..........................................       286,450           10.32
Exercised ........................................      (148,582)           1.11
Forfeited ........................................      (101,667)          10.12
                                                       ---------
Outstanding at December 31, 1998 .................     2,077,201            6.46
Granted ..........................................     1,871,000           11.14
Exercised ........................................      (298,277)           3.65
Forfeited ........................................      (104,666)           9.54
                                                       ---------
Outstanding at December 31, 1999 .................     3,545,258
Granted ..........................................       185,000           14.37
Exercised ........................................      (333,075)           4.57
Forfeited ........................................      (102,344)          10.98
                                                       ---------
Outstanding at December 31, 2000 .................     3,294,839
                                                       =========
Options exercisable at December 31, 2000 .........     2,192,109
                                                       =========

     The following table summarizes information about stock options outstanding at December 31, 2000:


                     12/31/2000
                      OPTIONS         OPTIONS         REMAINING
EXERCISE PRICE      OUTSTANDING     EXERCISABLE     LIFE IN YEARS
----------------   -------------   -------------   --------------
 0.97...........       19,166          19,166             3.5
 1.05...........      109,429         109,429             5.0
 3.75...........      150,000         150,000             5.0
 6.06...........      150,000         150,000             5.7
 6.75...........       20,000          20,000             6.0
 6.94...........       12,000          12,000             5.7
 7.38...........       15,000          15,000             5.7
 7.50...........      375,000         375,000             5.4
 7.81...........       10,000          10,000             6.0
 8.00...........       75,000          75,000             5.8
 9.00...........       10,000          10,000             6.3
 9.25...........      115,000          72,333             7.7
 9.50...........       10,000          10,000             6.3
 9.69...........      225,625         115,209             8.5
 9.94...........        3,000           2,000             7.6
10.00...........        5,000           1,667             8.6
10.19...........       86,000          28,668             8.5
10.25...........       20,000           6,667             8.6
10.31...........        2,000             667             8.5
10.44...........      147,000         115,665             7.3
10.56...........        3,334           1,111             8.4

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                     12/31/2000
                      OPTIONS         OPTIONS         REMAINING
EXERCISE PRICE      OUTSTANDING     EXERCISABLE     LIFE IN YEARS
----------------   -------------   -------------   --------------
10.63...........        16,667           8,334            7.9
10.72...........         8,334              --            7.0
11.00...........       154,800         148,133            6.7
11.19...........        63,834          43,560            7.9
11.31...........       725,000         375,001            8.0
11.63...........         3,000           1,000            8.3
11.88...........         7,000             333            7.5
12.00...........        50,000          50,000            6.7
12.03...........        25,000           8,333            8.9
12.19...........        25,000              --            8.1
12.25...........        11,450           7,299            7.4
12.69...........       150,000          50,000            8.3
12.85...........        44,800          44,800            6.2
13.13...........        10,000           3,334            8.2
13.19...........       309,000         116,667            8.6
13.50...........        10,000           3,333            8.0
14.44...........        30,000          10,000            8.2
14.83...........        22,400          22,400            6.2
16.31...........         6,000              --            9.8
17.00...........        60,000              --           10.0
                       -------         -------
Total ..........     3,294,839       2,192,109
                     =========       =========

     Remaining non-exercisable options as of December 31, 2000 become exercisable as follows:

  2001 ..............   584,413
  2002 ..............   473,317
  2003 ..............   45,000

     EARNINGS PER SHARE: The following details the earnings per share computations on a basic and diluted basis for the years ended December 31, 1998, 1999 and 2000:

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                                                              1998          1999           2000
                                                                          -----------   ------------   ------------
                                                                                       (IN THOUSANDS,
                                                                                   EXCEPT PER SHARE DATA)

Numerator for basic and diluted earnings per share:
 Net income available to common shareholders ..........................    $  8,596       $ 13,196       $ 17,048
                                                                           --------       --------       --------
Denominator:
 Basic earnings per share weighted average shares outstanding .........      16,165         21,006         22,630
 Effect of dilutive securities:
   Effect of shares issuable under stock option and stock grant plans, based on the treasury stock
Method ................................................................       1,189            696            726
                                                                           --------       --------       --------
 Denominator for diluted earnings per share ...........................          --
   Adjusted weighted-average shares ...................................      17,354         21,702         23,356
                                                                           --------       --------       --------
Basic earnings per share ..............................................    $   0.53       $   0.63       $   0.75
                                                                           ========       ========       ========
Diluted earnings per share ............................................    $   0.50       $   0.61       $   0.73
                                                                           ========       ========       ========

13.  SUPPLEMENTAL CASH FLOW INFORMATION


                                                         1998           1999           2000
                                                     ------------   ------------   -----------
Cash paid (received) during the year for:

 Interest ........................................    $     273      $     993      $  1,809
                                                      =========      =========      ========
 Income taxes ....................................    $   4,724      $   8,418      $  8,935
                                                      =========      =========      ========
Acquisitions of businesses, net of cash acquired:
 Fair value of assets acquired ...................    $  10,578      $  20,476      $  6,142
 Goodwill ........................................       11,732         50,859        24,100
 Liabilities assumed .............................      (10,072)       (17,220)       (8,560)
 Stock issued ....................................       (3,746)       (17,438)       (2,439)
                                                      ---------      ---------      --------
 Total cash paid .................................    $   8,492      $  36,677      $ 19,243
                                                      =========      =========      ========
 Debt assumed in acquisition of property .........    $      --      $      --      $  3,500
 Note payable issued for equipment ...............    $      --      $      --      $    500

14.  QUARTERLY RESULTS (UNAUDITED)

     The following table presents summarized unaudited quarterly results of operations for the Company for fiscal 1999 and 2000. The Company believes all necessary adjustments have been included in the amounts stated below to present fairly the following selected information when read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere herein. Future quarterly operating results may fluctuate depending on a number of factors. Results of operations for any particular quarter are not necessarily indicative of results of operations for a full year or any other quarter.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


                                                                 FISCAL 1999
                                       ---------------------------------------------------------------
                                            FIRST           SECOND            THIRD          FOURTH
                                           QUARTER          QUARTER          QUARTER         QUARTER
                                       --------------   --------------   --------------   ------------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue ............................     $  26,840        $  38,911        $  45,091       $  45,822
Gross profit .......................     $  10,550        $  15,716        $  17,850       $  18,141
Net income .........................     $   2,740        $   2,835        $   3,902       $   3,719
Basic earnings per share ...........     $    0.17        $    0.14        $    0.16       $    0.16
Diluted earnings per share .........     $    0.16        $    0.14        $    0.16       $    0.15


                                                                  FISCAL 2000
                                       ------------------------------------------------------------------
                                          FIRST            SECOND           THIRD           FOURTH
                                          QUARTER          QUARTER          QUARTER        QUARTER
                                       -----------        ---------        ---------      ---------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue ............................     $  49,866        $  55,467        $  57,118       $  58,504
Gross profit .......................        18,758           21,110           21,773          21,815
Net income .........................     $   4,080        $   5,536        $   2,460       $   4,972
Basic earnings per share ...........     $    0.18        $    0.25        $    0.11       $    0.22
Diluted earnings per share .........     $    0.17        $    0.24        $    0.11       $    0.21

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES

15.  EMPLOYEE BENEFITS PLAN

     In October 1997, the Company formed a 401(k) plan, (the "Plan") which provides for voluntary contributions by employees and allows for a discretionary contribution by the Company in the form of cash. The Company made a contribution of approximately $243,000 to the Plan in 2000. There were no such contributions in 1999 or 1998.

16.  RELATED PARTY TRANSACTIONS

     The Company subcontracts for certain security guard services with Alpha, Inc., wholly owned by a shareholder of the Company, who is also a director of Gorandel Trading Limited. In fiscal 1998, 1999 and 2000, security guard service fees of approximately $5,204,000; $3,392,000; and $2,444,000 respectively, were paid to Alpha. In August of 2000, the purchase price was approximately $1.0 million in cash consisting of both a current and deferred portion.

     On January 1, 1999, the Company entered into an agreement with Kanders & Company, Inc. to provide investment banking and financial advisory services to the Company. The specific details of such services and compensation to be paid to Kanders & Co. will be determined by the parties on a case by case basis. Warren B. Kanders, Chairman of the Board of the Company, is the sole stockholder of Kanders & Company, Inc.

17.  OPERATING LEASES

     The Company is party to certain real estate, equipment and vehicle leases. Several leases include options for renewal and escalation clauses. In most cases, management expects that in the normal course of business leases will be renewed or replaced by other leases. Approximate total future minimum annual lease payments under all noncancelable leases are as follows:

YEAR                            (IN THOUSANDS)
----                            --------------
  2001 .....................        $1,256
  2002 .....................           808
  2003 .....................           613
  2004 .....................           512
  2005 .....................           232
  Thereafter ...............           362
                                    ------
                                    $3,783
                                    ======

     The Company incurred rent expense of approximately $485,000, $1,152,000, and $1,523,700 during the years ended December 31, 1998, December 31, 1999 and December 31, 2000.

                     ARMOR HOLDINGS, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)





                                                                     SEPTEMBER 30, 2001   DECEMBER 31, 2000
                                                                    -------------------- ------------------
                                                                         (UNAUDITED)              *


                               ASSETS

Current assets:
 Cash and cash equivalents ........................................      $  11,890           $   7,257
 Accounts receivable (net of allowance for doubtful accounts of
   $2,631 and $1,133) .............................................         74,924              44,590
 Inventories ......................................................         55,592              23,675
 Prepaid expenses and other current assets ........................         18,540              13,313
                                                                         ---------           ---------
   Total current assets ...........................................        160,946              88,835
Property, plant and equipment (net of accumulated depreciation of
 $13,403 and $10,146) .............................................         43,447              24,590
Goodwill (net of accumulated amortization
 of $8,027 and $6,451) ............................................        120,838              95,649
Patents, licenses and trademarks (net of accumulated amortization
 of $1,815 and $1,518) ............................................          6,802               6,907
Other assets ......................................................          8,889               9,976
                                                                         ---------           ---------
   Total assets ...................................................      $ 340,922           $ 225,957
                                                                         =========           =========

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Current portion of long-term debt ................................      $   2,066           $   1,072
 Short-term debt ..................................................          4,113               1,157
 Accounts payable .................................................         25,939               4,432
 Accrued expenses and other current liabilities ...................         27,524              13,915
 Income taxes payable .............................................            197                 322
                                                                         ---------           ---------
   Total current liabilities ......................................         59,839              20,898
Long-term debt, less current portion ..............................         89,181              38,288
                                                                         ---------           ---------
   Total liabilities ..............................................        149,020              59,186
Commitments and Contingencies
Stockholders' equity:
 Preferred stock, $.01 par value, 5,000,000 shares authorized; no
   shares issued and outstanding ..................................             --                  --
 Common stock, $.01 par value; 50,000,000 shares authorized;
   26,833,400 and 25,063,534 issued and 24,508,741 and 22,685,475 outstanding at
   September 30, 2001 and December 31, 2000
   respectively ...................................................            268                 250
 Additional paid-in capital .......................................        172,482             150,254
 Retained earnings ................................................         48,064              43,663
 Accumulated other comprehensive loss .............................         (3,488)             (1,684)
 Treasury stock ...................................................        (25,424)            (25,712)
                                                                         ---------           ---------
   Total stockholders' equity .....................................        191,902             166,771
                                                                         ---------           ---------
Total liabilities and stockholders' equity ........................      $ 340,922           $ 225,957
                                                                         =========           =========




----------
*     Condensed from audited financial statements.


           See notes to condensed consolidated financial statements.

                     ARMOR HOLDINGS, INC. AND SUBSIDIARIES
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)





                                                             THREE MONTHS ENDED            NINE MONTHS ENDED
                                                                SEPTEMBER 30,                SEPTEMBER 30,
                                                         ---------------------------   -------------------------
                                                             2001           2000           2001          2000
                                                         ------------   ------------   -----------   -----------
Revenues:
 Products ............................................     $ 37,330       $ 34,548      $103,121      $100,049
 Mobile Security .....................................        9,349             --         9,349            --
 Services ............................................       27,067         22,570        74,206        62,402
                                                           --------       --------      --------      --------
Total revenues .......................................       73,746         57,118       186,676       162,451
                                                           --------       --------      --------      --------
Costs and expenses:
 Cost of sales .......................................       48,856         35,345       118,563       100,810
 Operating expenses
   Litigation settlements ............................           --          1,918            --         1,950
   Other operating expenses ..........................       16,645         13,414        43,763        36,338
 Amortization ........................................          843            790         2,621         2,272
 Equity in earnings of investee ......................           --             --            --           (87)
 Restructuring and related charges ...................           --             --         9,959            --
 Integration and other non-recurring charges .........          964          1,081         1,800         2,537
                                                           --------       --------      --------      --------
Operating income .....................................        6,438          4,570         9,970        18,631
 Interest expense, net ...............................        1,125            600         2,639         1,186
 Other expense (income), net .........................          175             51           (52)       (1,837)
                                                           --------       --------      --------      --------
Income before provision for income taxes .............        5,138          3,919         7,383        19,282
Provision for income taxes ...........................        1,315          1,459         2,658         7,206
                                                           --------       --------      --------      --------
Net income ...........................................     $  3,823       $  2,460      $  4,725      $ 12,076
                                                           ========       ========      ========      ========
Basic earnings per share .............................     $   0.16       $   0.11      $   0.20      $   0.53
                                                           ========       ========      ========      ========
Diluted earnings per share ...........................     $   0.16       $   0.11      $   0.20      $   0.51
                                                           ========       ========      ========      ========
Weighted average shares -- Basic .....................       23,645         22,442        23,190        22,706
                                                           ========       ========      ========      ========
Weighted average shares -- Diluted ...................       24,317         23,351        23,905        23,613
                                                           ========       ========      ========      ========




           See notes to condensed consolidated financial statements.

               ARMOR HOLDINGS, INC. AND SUBSIDIARIES (UNAUDITED)
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)





                                                                                  NINE MONTHS ENDED
                                                                                    SEPTEMBER 30,
                                                                             ---------------------------
                                                                                 2001           2000
                                                                             ------------   ------------
Cash flows from operating activities:
 Net income ..............................................................    $   4,725      $  12,076
 Adjustments to reconcile net income to cash used in operating activities:
   Depreciation and amortization .........................................        5,789          4,335
   Gain on sale of investments ...........................................           --         (1,719)
   Non-cash restructuring charges, primarily write-off of goodwill .......        8,022             --
   Deferred income taxes .................................................         (846)            --
   Equity in earnings of investee ........................................           --            (87)
 Changes in operating assets and liabilities, net of acquisitions:
   Increase in accounts receivable .......................................      (13,805)        (7,096)
   Increase in inventories ...............................................       (6,654)        (2,759)
   Increase in prepaid expenses and other assets .........................       (2,905)        (8,207)
   Increase in accounts payable, accrued expenses and other current
    liabilities ..........................................................        7,060             50
   Increase in minority interest .........................................           --              9
   Increase in income taxes payable ......................................         (441)            --
                                                                              ---------      ---------
   Net cash provided by (used in) operating activities ...................          945         (3,398)
                                                                              ---------      ---------
Cash Flows From Investing Activities:
 Purchase of patents and trademarks ......................................          (34)            --
 Purchase of property and equipment ......................................       (5,661)        (3,399)
 Purchase of businesses, net of cash acquired ............................      (44,827)        (8,889)
 Additional consideration for purchased businesses .......................       (3,230)            --
 Purchases of investments ................................................           --         (1,682)
 Proceeds from sale of investment ........................................           --          3,598
 Dividends received from associated companies ............................           --             87
 Proceeds from sale of equity securities .................................          843             --
                                                                              ---------      ---------
   Net cash used in investing activities .................................      (52,909)       (10,285)
                                                                              ---------      ---------
Financing Activities:
 Proceeds from the exercise of stock options .............................        6,548            709
 Repurchases of common stock .............................................         (722)       (12,574)
 Proceeds from issuance of treasury shares for the exercise of stock
   options ...............................................................          686             --
 Net borrowings under short-term debt ....................................           --           (420)
 Net repayment of long-term debt .........................................         (300)            --
 Borrowings under line of credit .........................................       90,267         46,072
 Repayments under line of credit .........................................      (38,078)       (26,590)
                                                                              ---------      ---------
 Net cash provided by financing activities ...............................       58,401          7,197
 Effect of exchange rate changes on cash and cash equivalents ............       (1,804)          (223)
                                                                              ---------      ---------
 Net decrease in cash and cash equivalents ...............................        4,633         (6,709)
Cash and cash equivalents, beginning of period ...........................        7,257         13,246
                                                                              ---------      ---------
Cash and cash equivalents, end of period .................................    $  11,890      $   6,537
                                                                              =========      =========




           See notes to condensed consolidated financial statements.

                     ARMOR HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO CONDENSED AND CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1 GENERAL

     The accompanying condensed quarterly financial statements represent the consolidation of Armor Holdings, Inc. (the "Company") and its wholly-owned subsidiaries. These statements are unaudited and include all adjustments (consisting only of normal recurring accruals) considered necessary by management to present a fair statement of the results of operations, financial position and cash flows. They have been prepared in accordance with the instructions to Form 10-Q and accordingly, do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements.

     The results of operations for the three and nine month periods are not necessarily indicative of the results to be expected for the full year and should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000. Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTE 2 COMPREHENSIVE INCOME

     The components of comprehensive income, net of taxes of $496,000 and $140,000 for the three months ended September 30, 2001 and 2000, respectively and $999,000 and $120,000 for the nine months ended September 30, 2001 and 2000, respectively, are listed below:




                                                  THREE MONTHS ENDED              NINE MONTHS ENDED
                                            ------------------------------- ------------------------------
                                             SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                                  2001            2000            2001           2000
                                            --------------- --------------- --------------- --------------
                                                    (IN THOUSANDS)                  (IN THOUSANDS)

Net income ................................     $3,823           $2,460        $  4,725        $12,076
Other comprehensive loss:

 Foreign currency translations, net of tax        (881)             237          (1,776)          (202)
                                                ------           ------        --------        -------
Comprehensive income: .....................     $2,942           $2,697        $  2,949        $11,874
                                                ======           ======        ========        =======




NOTE 3 INVENTORIES

     The inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method and are summarized as follows:





                                SEPTEMBER 30,     DECEMBER 31,
                                     2001             2000
                               ---------------   -------------
                                       (IN THOUSANDS)

Raw material ...............       $33,348          $13,756
Work-in-process ............        12,395            1,999
Finished goods .............         9,849            7,920
                                   -------          -------
 Total inventories .........       $55,592          $23,675
                                   =======          =======

                     ARMOR HOLDINGS, INC. AND SUBSIDIARIES
     NOTES TO CONDENSED AND CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)



NOTE 4 ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

     Accrued expenses and other current liabilities are summarized as follows:




                                                                SEPTEMBER 30,     DECEMBER 31,
                                                                     2001             2000
                                                               ---------------   -------------
                                                                       (IN THOUSANDS)

Accrued expenses and other current liabilities .............       $26,224          $ 9,365
Additional purchase price for acquisition earnouts .........            --            3,000
Deferred consideration for acquisitions ....................         1,300            1,550
                                                                   -------          -------
                                                                   $27,524          $13,915
                                                                   =======          =======




NOTE 5 DEBT

     Credit Facility - On August 22, 2001, the Company entered into an Amended and Restated Credit Agreement (the "Credit Agreement") with Bank of America, Canadian Imperial Bank of Commerce, First Union National Bank, Suntrust Bank, Republic Bank, Keybank National Association, and ING (U.S.) Capital LLC. Pursuant to the Credit Agreement, the lenders established a $120,000,000 line of credit for our benefit expiring on February 12, 2004. The Credit Agreement, among other things, provides for (i) total aggregate maximum borrowings of $120,000,000 and (ii) the capability for borrowings in foreign currencies. All borrowings under the Credit Agreement bear interest at either (i) a base rate, plus an applicable margin ranging from .000% to .375%, depending on certain conditions, (ii) a eurodollar rate, plus an applicable margin ranging from 1.125% to 1.875%, depending on certain conditions, or (iii) with respect to foreign currency loans, a fronted offshore currency rate, plus an applicable margin ranging from 1.125% to 1.875%, depending on certain conditions. Outstanding borrowings under the Credit Agreement bear interest at a variable rate, currently 5.48% per annum. In addition, the Credit Agreement provides that Bank of America will make swing-line loans to us of up to $5,000,000 for working capital purposes only and will issue letters of credit on our behalf of up to $20,000,000. At September 30, 2001, the Company had $82.7 million outstanding under the line of credit and approximately $10 million outstanding in letters of credit leaving approximately $27.3 million in availability under the Credit Agreement. The Company also had approximately $6.9 million of other long-term debt and capitalized lease obligations, net of current portion, consisting primarily of $4.2 million of industrial revenue bonds. All indebtedness under the Credit Agreement will mature on February 12, 2004, which will bring the Company's expected 2004 maturities to approximately $83.6 million.

     As part of the Credit Agreement, all of the Company's direct and indirect domestic subsidiaries agreed to guarantee the Company's obligations under the Credit Agreement. The Credit Agreement is collateralized by (1) a pledge of all of the issued and outstanding shares of stock of certain domestic subsidiaries of the Company pursuant to a pledge agreement and (2) a pledge of 65% of the issued and outstanding shares of the Company's first tier foreign subsidiaries. The Credit Agreement includes both negative and affirmative covenants customary for a credit facility of this nature, such as a limitation on capital expenditures, foreign indebtedness, minimum fixed charge coverage and a restriction against paying dividends.

NOTE 6 ACQUISITIONS

     On August 22, 2001, the Company, through a wholly owned subsidiary, acquired all of the outstanding stock of O'Gara-Hess Eisenhardt Armoring Company, The O'Gara Company, and O'Gara Security Associates, Inc. The acquired companies (which are collectively referred to below as "O'Gara") constitute the majority of what was formerly known as the Security Products and Services

                     ARMOR HOLDINGS, INC. AND SUBSIDIARIES
     NOTES TO CONDENSED AND CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)


Group (which is referred to below as "SPSG") of The Kroll-O'Gara Company ("Kroll"). In connection with the acquisition, the Company paid $52.2 million, of which $37.2 million was paid in cash and $15 million was paid by issuing to Kroll-O'Gara 1,009,422 shares of the Company's common stock (the "Shares") and has recorded $33.5 million in goodwill related to the acquisition. The entire cash portion of the transaction was paid by drawing down on the Company's revolving credit facility.

     The Company also deposited an additional $1.5 million in cash with an escrow agent, to be held and distributed by the escrow agent pursuant to the terms of an Escrow Agreement entered into between the Company and Kroll. The Company also agreed to pay Kroll up to $2.0 million in contingent deferred consideration if O'Gara achieves certain gross profit targets for the twelve months ended December 31, 2001.

     The results of SPSG have been included in the Company's results since August 22, 2001. The unaudited consolidated results of operations of the Company on a pro forma basis as if the Company had consummated the acquisition of SPSG on January 1, 2001 and 2000 are as follows:




                                                     9 MONTHS              12 MONTHS
                                                SEPTEMBER 30, 2001     DECEMBER 31, 2000
                                               --------------------   ------------------
                                               (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
Revenues ...................................        $ 265,490             $ 333,375
Net Income .................................        $   1,050             $  14,325
Diluted Earnings per Share .................        $    0.04             $    0.59
Weighted Average Shares -- Diluted .........           24,767                24,365




NOTE 7 RESTRUCTURING CHARGE

     In January 2001, the Company's ArmorGroup Services division approved a restructuring plan to close its U.S. investigative businesses, realign the division's organization, eliminate excess facilities and reduce overhead in its businesses worldwide. In connection with this restructuring plan, the division performed a review of its long-lived assets to identify potential impairments. Pursuant to this restructuring plan, ArmorGroup i) eliminated 26 employees, primarily from its investigative businesses, ii) eliminated an additional 24 employees from its security business, iii) incurred lease and other exit costs as a result of the closure of its investigative businesses, and iv) wrote-down the value of both tangible and intangible assets as a result of the impairment review. Most of the significant actions contemplated by the restructuring plan have been completed.

     As a result of the restructuring plan, the Company has recorded a pre-tax charge of $10 million. As of September 30, 2001, the Company had a remaining liability of $382,000 relating to lease termination and other exit costs after current quarter utilization of the reserves for employee termination costs ($569,000) and lease related costs ($346,000). This liability has been classified in accrued expenses and other current liabilities on the consolidated balance sheet and will be funded through cash provided by operating activities and the Company's credit facility. A summary of the restructuring charges and the remaining accrual follows:

                     ARMOR HOLDINGS, INC. AND SUBSIDIARIES
     NOTES TO CONDENSED AND CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)



                                                              LEASE
                                                           TERMINATION                        ASSET
                                             EMPLOYEE       AND OTHER                        REMOVAL
                                           TERMINATION       CLOSING          ASSET         & RELATED
                                              COSTS           COSTS        IMPAIRMENT         COSTS             TOTAL
                                          -------------   -------------   ------------   ---------------   ---------------
Additions .............................    $  531,000      $  541,000      $  291,000     $  7,337,000      $  8,700,000
Utilization ...........................      (531,000)        (85,000)       (291,000)      (7,337,000)       (8,244,000)
                                           ----------      ----------      ----------     ------------      ------------
Balance at March 31, 2001 .............    $       --      $  456,000      $       --     $         --      $    456,000
Additions .............................    $  844,000      $  415,000      $       --     $         --      $  1,259,000
Utilization ...........................      (275,000)       (143,000)             --               --          (418,000)
                                           ----------      ----------      ----------     ------------      ------------
Balance at June 30, 2001 ..............    $  569,000      $  728,000      $       --     $         --      $  1,297,000
Additions .............................    $       --      $       --      $       --     $         --      $         --
Utilization ...........................      (569,000)       (346,000)             --               --          (915,000)
                                           ----------      ----------      ----------     ------------      ------------
Balance At September 30, 2001 .........    $       --      $  382,000      $       --     $         --      $    382,000
                                           ==========      ==========      ==========     ============      ============




NOTE 8 INFORMATION CONCERNING BUSINESS SEGMENTS AND GEOGRAPHICAL SALES

     The Company is a leading manufacturer and provider of security products, vehicle armor systems and security risk management services. The Company's products and services are used by military, law enforcement, security and corrections personnel throughout the world, as well as governmental agencies, multinational corporations and non-governmental organizations. The Company is organized and operated under three business segments: Armor Holdings Products; Armor Mobile Security; and ArmorGroup Services.

     Armor Holdings Products. The Armor Holdings Products division manufactures and sells a broad range of high quality equipment marketed under brand names that are well-known and respected in the military and law enforcement communities. Products manufactured by this division include body armor, tactical armor, hard armor, duty gear, less-lethal munitions, anti-riot products, police batons, forensic products and weapon maintenance products.

     Armor Mobile Security. The Armor Mobile Security division manufactures and installs ballistic and blast protection armoring systems for military vehicles, commercial vehicles, military aircraft and missile components. Under the brand name O'Gara-Hess & Eisenhardt, the Company is the sole-source provider to the U.S. military for the supply of armoring and blast protection systems as well as maintenance services for the High Mobility Multi-purpose Wheeled Vehicle (HMMWV, commonly known as the Humvee). Additionally, the Company has been subcontracted to develop a ballistically armored and sealed truck cab for the High Mobility Artillery Rocket System (HIMARS) currently in development for the U.S. Army. The Company armors a variety of commercial vehicles including limousines, sedans, sport utility vehicles, commercial trucks and cash-in-transit vehicles, to protect against varying degrees of ballistic and blast threats. The Armor Mobile Security Division consists of SPSG less International Training, Inc., which is now included in ArmorGroup Services division.

     ArmorGroup Services. The ArmorGroup Services division provides a broad range of sophisticated security risk management solutions to multinational corporations in diverse industries such as natural resources, financial services and consumer products, and to governmental and non-governmental agencies such as the U.S. Departments of State and Defense, the United Nations and CARE International. Services provided include security planning, advice and management, security systems integration, intellectual property asset protection, due diligence investigations and training programs in counterintelligence, counter-surveillance, advanced driving techniques, computer forensics and ballistics.

                     ARMOR HOLDINGS, INC. AND SUBSIDIARIES
     NOTES TO CONDENSED AND CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

     The Company has invested substantial resources outside of the United States and plans to continue to do so in the future. Significant operations of ArmorGroup Services division are conducted in certain emerging markets in Africa, Asia and South America, while the Armor Mobile Security division has invested substantial resources in Europe and South America. These operations are subject to the risk of new and different legal and regulatory requirements in local jurisdictions, tariffs and trade barriers, potential difficulties in staffing and managing local operations, potential imposition of restrictions on investments, potentially adverse tax consequences, including imposition or increase of withholding and other taxes on remittances and other payments by subsidiaries, and local economic, political and social conditions. Governments of many developing countries have exercised and continue to exercise substantial influence over many aspects of the private sector. Government actions in the future could have a significant adverse effect on economic conditions in a developing country or may otherwise have a material adverse effect on the Company and its operating companies. The Company does not have political risk insurance in the countries in which it currently conducts business. Moreover, applicable agreements relating to the Company's interests in it operating companies are frequently governed by foreign law. As a result, in the event of a dispute, it may be difficult for the Company to enforce its rights. Accordingly, the Company may have little or no recourse upon the occurrence of any of these developments.

     Revenues, operating income and total assets for each of the Company's segments are as follows:


                                               NINE MONTHS ENDED
                                    ----------------------------------------
                                     SEPTEMBER 30, 2001   SEPTEMBER 30, 2000
                                    -------------------- -------------------
                                                 (IN THOUSANDS)
Revenues:
 Products .........................       $103,121            $100,049
 Mobile Security ..................          9,349                  --
 Services .........................         74,206              62,402
                                          --------            --------
   Total revenues .................       $186,676            $162,451
                                          ========            ========
Operating income:
 Products .........................       $ 19,015            $ 19,485
 Mobile Security ..................          1,166                  --
 Services .........................         (5,639)              5,657
 Corporate ........................         (4,572)             (6,511)
                                          --------            --------
   Total operating income .........       $  9,970            $ 18,631
                                          ========            ========
Total assets:
 Products .........................       $145,815            $112,815
 Mobile Security ..................         98,871                  --
 Services .........................         84,278              62,705
 Corporate ........................         11,958              30,812
                                          --------            --------
   Total assets ...................       $340,922            $206,332
                                          ========            ========

                     ARMOR HOLDINGS, INC. AND SUBSIDIARIES
     NOTES TO CONDENSED AND CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

     The following unaudited information with respect to revenues and operating income (operating income before amortization expense, equity in earnings of investee, restructuring charges and integration expense) to principal geographic areas are as follows:

                                               NINE MONTHS ENDED
                                    ----------------------------------------
                                     SEPTEMBER 30, 2001   SEPTEMBER 30, 2000
                                    -------------------- -------------------
                                                 (IN THOUSANDS)

Revenues:
 North America ....................       $109,395            $100,873
 South America ....................         20,606              16,953
 Africa ...........................         17,799              15,621
 Europe/Asia ......................         38,876              29,004
                                          --------            --------
   Total revenue ..................       $186,676            $162,451
                                          ========            ========
Geographic operating income:
 North America ....................       $ 14,770            $ 16,448
 South America ....................          2,462               2,431
 Africa ...........................          2,751               4,801
 Europe/Asia ......................          4,367                (327)
                                          --------            --------
   Total operating income .........       $ 24,350            $ 23,353
                                          ========            ========
Total assets:
 North America ....................       $247,713            $145,353
 South America ....................         13,697               6,727
 Africa ...........................         21,290              13,023
 Europe/Asia ......................         58,222              41,229
                                          --------            --------
   Total assets ...................       $340,922            $206,332
                                          ========            ========

     A reconciliation of consolidated geographic operating income to consolidated operating income follows:


                                                                 NINE MONTHS ENDED
                                                      ----------------------------------------
                                                       SEPTEMBER 30, 2001   SEPTEMBER 30, 2000
                                                      -------------------- -------------------
                                                                   (IN THOUSANDS)
Consolidated geographic operating income ............       $ 24,350            $ 23,353
Amortization ........................................         (2,621)             (2,272)
Equity in earnings of investee ......................             --                  87
Restructuring and related charges ...................         (9,959)                 --
Integration and other non-recurring charges .........         (1,800)             (2,537)
                                                            --------            --------
Operating income ....................................       $  9,970            $ 18,631
                                                            ========            ========

                     ARMOR HOLDINGS, INC. AND SUBSIDIARIES
     NOTES TO CONDENSED AND CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)



NOTE 9 EARNINGS PER SHARE

     The company follows SFAS No. 128, Earnings Per Share, which requires the presentation of basic and diluted earnings per share. The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for net income:




                                                  THREE MONTHS ENDED                 NINE MONTHS ENDED
                                           ---------------------------------   ------------------------------
                                            SEPTEMBER 30,     SEPTEMBER 30,     SEPTEMBER 30,   SEPTEMBER 30,
                                                 2001              2000              2001           2000
                                           ---------------   ---------------   --------------- --------------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)

Numerator for basic and diluted earnings
 per share:
Net income .............................      $  3,823          $  2,460          $  4,725        $ 12,076
                                              --------          --------          --------        --------
Denominator for basic earnings per share
 Weighted average shares: ..............        23,645            22,442            23,190          22,706
Effect of shares issuable under stock
 option and stock grant plans, based on
 the treasury stock method .............           672               909               715             907
                                              --------          --------          --------        --------
Denominator for diluted earnings per
 share--Adjusted weighted average
 shares ................................        24,317            23,351            23,905          23,613
                                              --------          --------          --------        --------
Basic earnings per share ...............      $   0.16          $   0.11          $   0.20        $   0.53
                                              ========          ========          ========        ========
Diluted earnings per share .............      $   0.16          $   0.11          $   0.20        $   0.51
                                              ========          ========          ========        ========




NOTE 10 NEW ACCOUNTING PRONOUNCEMENTS

     In July 2001, the FASB issued Statement of Financial Accounting Standards No. 141, "Business Combinations" (SFAS 141), and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS 142). SFAS 141 requires that all business combinations be accounted for under a single method -- the purchase method. Use of the pooling-of-interest method is no longer permitted. SFAS 141 requires that the purchase method be used for all business combinations initiated after June 30, 2001. SFAS 142 requires, among other things, that goodwill no longer be amortized to earnings, but instead reviewed for impairment annually. Under SFAS 142, the amortization of goodwill ceases upon adoption of the statement, which will become effective for the Company on January 1, 2002. The Company has historically amortized its goodwill over its estimated useful lives. Under SFAS 142, the amortization of goodwill resulting from acquisitions prior to July 1, 2001 will cease to be amortized effective January 1, 2002. The goodwill resulting from acquisitions made by the Company subsequent to June 30, 2001 is immediately subject to the non-amortization provisions of SFAS 142. The effects of adopting these standards have not been completely determined.

                     ARMOR HOLDINGS, INC. AND SUBSIDIARIES
     NOTES TO CONDENSED AND CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

     In August 2001, the FASB issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" (SFAS 143). SFAS 143 establishes accounting standards for recognition and measurement of a liability for an asset retirement obligation and the associated asset retirement cost. SFAS 143 requires the recognition of the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. If a reasonable estimate of fair value cannot be made in the period the asset retirement obligation is incurred, the liability shall be recognized when a reasonable estimate of fair value can be made. The fair value of a liability for an asset retirement obligation is the amount at which that liability could be settled in a current transaction between willing parties, that is, other than in a forced or liquidation transaction. SFAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The provisions of SFAS 143 will become effective for the Company on January 1, 2003. The effects of adopting this standard have not been determined.

     In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS 144). SFAS 144 establishes a "primary-asset" approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. SFAS 144 requires that a long-lived asset to be (1) abandoned, (2) exchanged for a similar productive asset, or (3) distributed to owners in a spin-off be considered held and used until it is abandoned, exchanged, or distributed. SFAS 144 requires (1) that spin-offs and exchanges of similar productive assets to be recorded at the lower of carrying value or fair value, and that such assets be classified as held and used until disposed of and (2) that any impairment loss resulting from a spin-off or exchange of similar productive assets be recognized when the asset is disposed of. The provisions of SFAS 144 will be come effective for the Company on January 1, 2002. The effects of adopting this standard have not been determined.

NOTE 11 SUBSEQUENT EVENT

     On October 30, 2001, the Company announced that it filed a registration statement with the Securities and Exchange Commission relating to the proposed offering of 5.0 million common shares that includes 4.5 million shares to be sold by the Company and 0.5 million shares to be sold by certain shareholders. An additional 750,000 shares may be sold by a certain shareholder to the underwriters to cover all over allotments. As of November 9, 2001, the Company had approximately 24.6 million common shares outstanding.

NOTE 12 SUPPLEMENTAL CASH FLOW INFORMATION



                                                              NINE MONTHS ENDED
                                                   ----------------------------------------
                                                    SEPTEMBER 30, 2001   SEPTEMBER 30, 2000
                                                   -------------------- -------------------
                                                                (IN THOUSANDS)

Non-cash investing and financing activities:
 Stock issued as additional consideration
   for purchased businesses ......................        $   900              $  201
                                                          =======              ======
 Stock issued for purchase of businesses .........        $14,798              $2,094
                                                          =======              ======

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Kroll-O'Gara Company:

We have audited the accompanying combined balance sheets of THE SECURITY PRODUCTS AND SERVICES GROUP (a wholly-owned segment of The Kroll-O'Gara Company -- see Note 1) as of December 31, 1999 and 2000 and the related combined statements of operations, parent's equity in segment and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of The Security Products and Services Group as of December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

As explained in Note 2(o) to the combined financial statements, effective in the first quarter of 1999, the Company changed its method of accounting for costs of start-up activities.

                                                    Arthur Andersen LLP

Cincinnati, Ohio
April 20, 2001

                   THE SECURITY PRODUCTS AND SERVICES GROUP
                            COMBINED BALANCE SHEETS
                       AS OF DECEMBER 31, 1999 AND 2000


                                                                                 1999               2000
                                                                           ----------------   ----------------
ASSETS (NOTE 7)
Current assets:
 Cash and cash equivalents .............................................     $  3,238,003      $   2,160,667
 Trade accounts receivable, net of allowance for doubtful accounts
   of $958,749 and $1,220,454 in 1999 and 2000, respectively (Note 4) ..       23,070,754         22,700,811
 Related party receivables (Note 6) ....................................          334,934            411,067
 Costs and estimated earnings in excess of billings on uncompleted
   contracts (Note 4) ..................................................       24,159,724          8,634,134
 Inventories (Note 4) ..................................................       21,194,072         18,641,172
 Prepaid expenses and other ............................................        4,245,948          3,712,065
 Deferred tax asset (Note 5) ...........................................          455,499          1,001,368
                                                                             ------------      -------------
   Total current assets ................................................       76,698,934         57,261,284
                                                                             ------------      -------------
Property, plant and equipment, at cost (Notes 3, 4 and 7):
 Land ..................................................................        1,970,094          2,350,362
 Buildings and improvements ............................................        6,630,563          6,409,884
 Leasehold improvements ................................................        1,109,421            734,420
Furniture and fixtures .................................................        4,989,378          5,520,345
Machinery and equipment ................................................       11,430,893         13,097,138
                                                                             ------------      -------------
                                                                               26,130,349         28,112,149

Less-accumulated depreciation ..........................................       (9,155,674)       (11,034,471)
                                                                             ------------      -------------
                                                                               16,974,675         17,077,678
                                                                             ------------      -------------
Costs in excess of assets acquired and other intangible assets, net of accumulated amortization of $3,181,580 and $3,836,381 in 1999 and
 2000, respectively (Note 3) ...........................................       16,924,465         14,452,643
Other assets (Note 4) ..................................................          753,891            652,822
                                                                             ------------      -------------
                                                                               17,678,356         15,105,465
                                                                             ------------      -------------
                                                                             $111,351,965      $  89,444,427
                                                                             ============      =============
LIABILITIES AND PARENT'S EQUITY IN SEGMENT
Current liabilities:
 Current portion of debt due to third-parties (Note 7) .................     $  2,245,927      $   2,111,147
 Trade accounts payable ................................................       21,889,237         18,041,155
 Billings in excess of costs and estimated earnings on uncompleted
   contracts ...........................................................          360,725                 --
 Accrued liabilities (Note 4) ..........................................        6,665,966          8,304,120
 Customer deposits and deferred revenue ................................        1,381,456          5,498,582
                                                                             ------------      -------------
   Total current liabilities ...........................................       32,543,311         33,955,004
Other long-term liabilities ............................................          521,787            174,352
Deferred income taxes (Note 5) .........................................           26,201            210,815
Long-term debt due to third parties, net of current portion (Note 7)....          853,639          1,004,296
                                                                             ------------      -------------
   Total liabilities ...................................................       33,944,938         35,344,467
                                                                             ------------      -------------
Commitments and contingencies (Notes 8 and 11)
Parent's equity in segment (Notes 1 and 10):
 Advances from Kroll-O'Gara, net .......................................       77,360,861         58,138,979
 Deferred compensation .................................................         (214,171)           (72,176)
 Accumulated other comprehensive income (loss) .........................          260,337         (3,966,843)
                                                                             ------------      -------------
   Total parent's equity in segment ....................................       77,407,027         54,099,960
                                                                             ------------      -------------
                                                                             $111,351,965      $  89,444,427
                                                                             ============      =============

            The accompanying notes to combined financial statements are an integral part of these combined balance sheets.

                   THE SECURITY PRODUCTS AND SERVICES GROUP
                       COMBINED STATEMENTS OF OPERATIONS
             FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000


                                                             1998              1999               2000
                                                       ---------------   ---------------   -----------------
Net sales ..........................................    $137,736,262      $117,323,965       $ 104,991,972
Cost of sales ......................................      99,075,439        84,025,859          86,126,825
                                                        ------------      ------------       -------------
 Gross profit ......................................      38,660,823        33,298,106          18,865,147
Operating expenses:
 Selling and marketing .............................       9,423,372         9,135,057           6,782,321
 General and administrative ........................      11,385,896        16,348,053          16,915,286
 Restructuring charge (Note 4(e)) ..................              --           291,757             685,620
                                                        ------------      ------------       -------------
   Operating expenses ..............................      20,809,268        25,774,867          24,383,227
                                                        ------------      ------------       -------------
   Operating income (loss) .........................      17,851,555         7,523,239          (5,518,080)
Other income (expense):
 Interest expense ..................................      (2,410,211)       (1,994,705)         (2,365,341)
 Interest income ...................................         472,365            71,306              99,032
 Litigation settlement (Note 11(c)) ................              --                --          (1,254,457)
 Other, net ........................................        (547,593)         (244,391)           (697,298)
                                                        ------------      ------------       -------------
   Other expense ...................................      (2,485,439)       (2,167,790)         (4,218,064)
                                                        ------------      ------------       -------------
   Income (loss) before provision for income taxes
    and cumulative effect of change in accounting
    principle ......................................      15,366,116         5,355,449          (9,736,144)
Provision for income taxes (Note 5) ................      (5,978,353)       (3,534,299)           (274,626)
                                                        ------------      ------------       -------------
   Income (loss) before cumulative effect of change
    in accounting principle ........................       9,387,763         1,821,150         (10,010,770)
Cumulative effect of change in accounting principle,
 net of applicable tax benefit of $408,000 in 1999
 (Note 2(o)) .......................................              --          (778,041)                 --
                                                        ------------      ------------       -------------
    Net income (loss) ..............................    $  9,387,763      $  1,043,109       $ (10,010,770)
                                                        ============      ============       =============

            Theaccompanying notes to combined financial statements are an integral part of these combined statements.

                   THE SECURITY PRODUCTS AND SERVICES GROUP
               COMBINED STATEMENTS OF PARENT'S EQUITY IN SEGMENT
             FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000

                                                                                            ACCUMULATED
                                                                                               OTHER
                                           COMPREHENSIVE    ADVANCES FROM     DEFERRED     COMPREHENSIVE
                                           INCOME (LOSS)     KROLL O'GARA   COMPENSATION   INCOME (LOSS)        TOTAL
                                        ------------------ --------------- -------------- --------------- ----------------
Balance, December 31, 1997 ............                     $  27,246,665    $       --    $   (547,406)   $  26,699,259
Comprehensive income:
 Net income ...........................   $    9,387,763        9,387,763            --              --        9,387,763
                                          --------------
 Other comprehensive income (loss),
   net of tax (Notes 2(m) and 12):
 Foreign currency translation
  adjustment, net of $330,000 tax
  benefit .............................         (494,432)              --            --              --               --
                                          --------------
 Other comprehensive loss .............         (494,432)              --            --        (494,432)        (494,432)
                                          --------------
  Comprehensive income ................   $    8,893,331               --            --              --               --
                                          ==============
Change in advances from Kroll-O'Gara...                        29,998,511            --              --       29,998,511
                                                            -------------    ----------    ------------    -------------
Balance, December 31, 1998 ............                        66,632,939            --      (1,041,838)      65,591,101
Comprehensive income (loss):
 Net income ...........................   $    1,043,109        1,043,109            --              --        1,043,109
                                          --------------
 Other comprehensive income (loss),
   net of tax (Notes 2(m) and 12):
 Foreign currency translation
  adjustment, net of $868,000 tax
  provision ...........................        1,302,175               --            --              --               --
                                          --------------
 Other comprehensive income ...........        1,302,175               --            --       1,302,175        1,302,175
                                          --------------
  Comprehensive income ................   $    2,345,284               --            --              --               --
                                          ==============
Change in advances from Kroll-O'Gara...                         9,271,218            --              --        9,271,218
Deferred compensation related to
 restricted stock of Kroll-O'Gara
 (Note 10(b)) .........................                           413,595      (214,171)             --          199,424
                                                            -------------    ----------    ------------    -------------
Balance, December 31, 1999                                     77,360,861      (214,171)        260,337       77,407,027
Comprehensive income (loss):
 Net loss .............................   $  (10,010,770)     (10,010,770)           --              --      (10,010,770)
                                          --------------
Other comprehensive income (loss),
  net of tax (Notes 2(m) and 12):
  Foreign currency translation
   adjustment, net of $131,000 tax
   provision ..........................       (4,227,180)              --            --              --               --
                                          --------------
  Other comprehensive loss ............       (4,227,180)              --            --      (4,227,180)      (4,227,180)
                                          --------------
   Comprehensive loss .................   $  (14,237,950)              --            --              --               --
                                          ==============
Change in advances from Kroll-O'Gara...                        (9,211,112)           --              --       (9,211,112)
Deferred compensation related to
 restricted stock of Kroll-O'Gara
 (Note 10(b)) .........................                                --       141,995              --          141,995
                                                            -------------    ----------    ------------    -------------
Balance, December 31, 2000 ............                     $  58,138,979    $  (72,176)   $ (3,966,843)   $  54,099,960
                                                            =============    ==========    ============    =============

          Theaccompanying notes to combined financial statements are an integral part of these combined statements.

                   THE SECURITY PRODUCTS AND SERVICES GROUP
                  COMBINED STATEMENTS OF CASH FLOWS (NOTE 14)
             FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000


                                                                                        1998              1999             2000
                                                                                  ----------------  --------------- ----------------
Cash flows from operating activities:

 Net income (loss) ..............................................................  $    9,387,763    $   1,043,109    $ (10,010,770)
 Adjustments to reconcile net income (loss) to net cash provided by (used in)
  operations--
   Depreciation and amortization ................................................       2,413,473        3,688,942        3,720,053
   Bad debt expense .............................................................         337,203        1,132,518        1,186,307
   Shareholder stock compensation ...............................................              --          199,424           91,136
  Change in assets and liabilities, net of effects of acquisitions--
   Trade receivables ............................................................      (6,794,252)      (2,788,128)      (1,392,352)
   Costs and estimated earnings in excess of billings on uncompleted
     contracts ..................................................................     (14,510,296)       2,248,373       15,494,298
   Inventories, prepaid expenses and other assets ...............................      (4,094,132)        (976,767)       1,925,246
   Accounts payable and income taxes currently payable ..........................       1,198,949        1,899,901       (3,395,843)
   Billings in excess of costs and estimated earnings on uncompleted
     contracts ..................................................................         (68,214)         178,069         (360,725)
   Amounts due to/from related parties ..........................................        (158,862)        (294,758)         (76,133)
   Deferred taxes ...............................................................         175,885          321,056         (361,255)
   Accrued liabilities, long-term liabilities and customer deposits .............       2,457,446       (3,472,586)       5,841,556
                                                                                   --------------    -------------    -------------
     Net cash provided by (used in) operating activities ........................      (9,655,037)       3,179,153       12,661,518
                                                                                   --------------    -------------    -------------
Cash flows from investing activities:
 Purchases of property, plant and equipment, net ................................      (3,868,200)      (6,176,704)      (5,013,508)
 Acquisition, net of cash acquired (Note 3) .....................................      (3,200,000)              --               --
                                                                                   --------------    -------------    -------------
     Net cash used in investing activities ......................................      (7,068,200)      (6,176,704)      (5,013,508)
                                                                                   --------------    -------------    -------------
Cash flows from financing activities:
 Proceeds from third party debt, net ............................................         457,511               --           84,627
 Payments of third party debt, net ..............................................        (559,112)        (495,859)         (68,750)
 Increase (decrease) in advances from Kroll-O'Gara, net .........................      16,748,478        2,823,565       (9,160,253)
 Other ..........................................................................        (581,551)       1,608,717          599,417
                                                                                   --------------    -------------    -------------
     Net cash provided by (used in) financing activities ........................      16,065,326        3,936,423       (8,544,959)
                                                                                   --------------    -------------    -------------
Net increase (decrease) in cash and cash equivalents ............................        (657,911)         938,872         (896,949)
 Effects of foreign currency exchange rates on cash and cash equivalents ........          87,119         (179,387)        (180,387)
Cash and cash equivalents, beginning of year ....................................       3,049,310        2,478,518        3,238,003
                                                                                   --------------    -------------    -------------
Cash and cash equivalents, end of year ..........................................  $    2,478,518    $   3,238,003    $   2,160,667
                                                                                   ==============    =============    =============


          Theaccompanying notes to combined financial statements are an integral part of these combined statements.

                   THE SECURITY PRODUCTS AND SERVICES GROUP
                    NOTES TO COMBINED FINANCIAL STATEMENTS

1.   BASIS OF PRESENTATION

     The Security Products and Services Group (SPSG or the Company) is a wholly-owned segment of The Kroll-O'Gara Company (Kroll-O'Gara).

     On April 20, 2001, the Board of Directors of Kroll-O'Gara approved a definitive agreement, subject to a limited number of closing conditions, to sell the common stock of the active companies that comprise Kroll-O'Gara's SPSG segment, other than SPSG's subsidiaries that provide kidnap and ransom and risk information services, SPSG's Russian subsidiaries and certain other inactive companies, to Armor Holdings, Inc. (Armor) for up to $56.5 million. The accompanying SPSG combined financial statements and footnotes exclude the subsidiaries that provide kidnap and ransom and risk information services as they will continue to be operated by Kroll-O'Gara after the sale of SPSG. The Russian subsidiaries and certain other inactive companies are included within the accompanying combined financial statements as they have historically been included within the SPSG segment and might not be operated by Kroll-O'Gara after the sale. The Russian subsidiaries and certain other inactive companies had combined total assets of approximately $3.0 million at December 31, 2000 and net revenues of approximately $1.9 million for the year ended December 31, 2000.

     Of the $56.5 million sales price, a portion ($53.0 million subject to adjustment) is to be paid at closing, currently expected to occur late in the second quarter or in the third quarter of 2001. An escrow of $1.5 million will be maintained and a deferred payment of up to $2.0 million may be made based on the Company's achievement of a gross profit target for the year ending December 31, 2001. At Armor's option, up to $15.0 million of the purchase price can be paid in registered common stock of Armor. The purchase price will be reduced dollar-for-dollar to the extent tangible net assets, as defined, are less than approximately $37.4 million. Kroll-O'Gara currently believes the sale of SPSG will approximate the value of parent's equity in segment. In the event the sale to Armor is not consummated, Kroll-O'Gara will continue to evaluate all options available to it, including seeking other buyers or other alternatives.

     The accompanying combined financial statements are presented on a carve-out basis and include the historical results of operations and assets and liabilities of the SPSG entities as noted above. These combined financial statements have been prepared from Kroll-O'Gara's historical accounting records.

     SPSG was allocated $2.5 million, $3.9 million and $4.5 million of overhead costs related to Kroll-O'Gara's corporate administrative functions in 1998, 1999 and 2000, respectively. The allocations were based on a specific identification of Kroll-O'Gara's administrative costs attributable to SPSG and, to the extent that such identification was not practicable, on the basis of SPSG's sales as a percentage of Kroll-O'Gara's sales. The expenses associated with various corporate initiatives of Kroll-O'Gara were not allocated to SPSG. The allocated costs are included in the various operating expense captions in the accompanying combined statements of operations.

     SPSG's operations have been financed through its operating cash flows and advances from Kroll-O'Gara. SPSG's interest expense includes an allocation of Kroll-O'Gara's interest expense based on Kroll-O'Gara's weighted average interest rate applied to intercompany advances. Interest expense allocated from Kroll-O'Gara was $2.0 million, $1.7 million and $1.9 million for the years ended December 31, 1998, 1999 and 2000, respectively, at weighted average interest rates of 6.2%, 5.4%, and 9.5% for the years ended December 31, 1998, 1999, and 2000, respectively. Income tax was calculated as if SPSG had filed separate income tax returns. SPSG's current income taxes receivable or payable at any point in time are included in the advances from Kroll-O'Gara balance in parent's equity in segment. The advances from Kroll-O'Gara balance in

                   THE SECURITY PRODUCTS AND SERVICES GROUP
                     NOTES TO COMBINED FINANCIAL STATEMENTS

     parent's equity in segment also includes the equity accounts of specific legal entities included in SPSG, the net assets or liabilities of divisions included in SPSG and the net intercompany receivable and payable balances of all entities and divisions with Kroll-O'Gara.

     Management believes that the allocation methodologies utilized are reasonable.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) Nature of Operations--SPSG markets ballistic and blast-protected vehicles and security services. All material intercompany accounts and transactions are eliminated. Investments in 20% to 50% owned entities are accounted for using the equity method and investments in less than 20% owned entities are accounted for using the cost method. Affiliated entities are not included in the accompanying combined financial statements, and include entities that are directly or indirectly owned by current shareholders or former shareholders.


     (b) Revenue Recognition--Revenue related to certain contracts for security products (both government and commercial) that results principally from long-term fixed price contracts is recognized on the percentage-of-completion method calculated utilizing the cost-to-cost approach. The percent deemed to be complete is calculated by comparing the costs incurred to date to estimated total costs for each contract. This method is used because management considers costs incurred to be the best available measure of progress on these contracts. However, adjustments to this measurement are made when management believes that costs incurred materially exceed effort expended. Contract costs include all direct material and labor costs, along with certain direct overhead costs related to contract production. Changes in estimated total contract costs will result in revisions to the percentage of contract revenue recognized. These revisions are recognized when determined.

     Revenue related to other contracts for security products (both government and commercial) that results principally from short-term fixed price contracts is recognized on the completed contract method. Provisions for estimated total contract losses on any uncompleted contracts are recorded in the period in which it becomes known that such losses will occur.

     (c) Cash and Cash Equivalents--Cash equivalents consist of all highly liquid debt instruments with an initial maturity of three months or less at the date of purchase. SPSG invests excess cash in overnight repurchase agreements, which are government-collateralized securities. The carrying amount of cash and cash equivalents approximates fair value of those instruments due to their short maturity.

     (d) Concentrations of Credit Risk--Financial instruments that subject SPSG to credit risk consist principally of trade receivables. Concentrations of credit risk with respect to accounts receivable are limited by the number of clients that comprise SPSG's client base, along with the different industries and geographic regions in which SPSG's clients operate. SPSG does not generally require collateral or other security to support client receivables, although SPSG does require retainers, up-front deposits or irrevocable letters-of-credit in certain situations. SPSG has established an allowance for doubtful accounts based upon facts surrounding the credit risk of specific clients and past history. Management does not anticipate incurring losses on its trade receivables in excess of established allowances.

                   THE SECURITY PRODUCTS AND SERVICES GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

   (e) Property, Plant and Equipment--Property, plant and equipment are stated at cost. Depreciation is computed on both straight-line and accelerated methods over the estimated useful lives of the related assets as follows:

                   Buildings and improvements .........   5-40 years
                   Furniture and fixtures .............   4-10 years
                   Machinery and equipment ............   3-12 years
                   Leasehold improvements .............   Life of lease

     (f) Impairment of Long-Lived Assets--Pursuant to the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS 121), long-lived assets, certain identifiable intangibles and goodwill related to those assets must be reviewed for impairment by asset group for which the lowest level of independent cash flows can be identified. In accordance with this standard, SPSG periodically reviews the carrying value of these assets and impairments are recognized when the expected undiscounted future cash flows are less than the carrying amount of the asset. Based on its most recent analysis, SPSG believes no impairment existed at December 31, 2000. However, it is possible, due to a change in circumstances, that carrying values could become impaired in the future. Such impairment could have a material effect on the results of operations in a particular reporting period.

     (g) Costs in Excess of Assets Acquired--Costs in excess of assets acquired represents the excess of the purchase cost over the fair value of net assets acquired in a purchase business combination. Costs in excess of assets acquired, net of accumulated amortization, as of December 31, 1999 and 2000 were approximately $15,218,000 and $13,027,000, respectively. Amortization is recorded on a straight-line basis over periods ranging from 15 to 40 years. Amortization of costs in excess of assets acquired for the years ended December 31, 1998, 1999, and 2000 was approximately $642,000, $973,000 and $673,000, respectively.

     (h) Other Intangible Assets--Other intangible assets, comprised mainly of customer lists and non-compete agreements, are amortized on a straight-line basis. Customer lists are amortized over a fifteen year period and the non-compete agreements are amortized over the lives of the respective agreements, which range from two and one-half years to five years. Other intangible assets, net of accumulated amortization, as of December 31, 1999 and 2000 were approximately $1,707,000 and $1,426,000, respectively. Amortization of other intangible assets for the years ended December 31, 1998, 1999 and 2000 was approximately $469,000, $489,000 and $404,000, respectively.

     (i) Foreign Currency Translation--Assets and liabilities of foreign operations are translated using yearend exchange rates and revenues and expenses are translated using exchange rates prevailing during the year, with gains or losses resulting from translation included as a separate component of parent's equity in segment.

     Gains or losses resulting from foreign currency transactions are translated to local currency at the rates of exchange prevailing at the dates of the transactions. Amounts receivable or payable in foreign currencies, other than the subsidiary's local currency, are translated at the rates of exchange prevailing at the balance sheet date. The effect of transactional gains or losses is included in other income (expense) in the accompanying combined statements of operations.

     (j) Use of Estimates--The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of

                   THE SECURITY PRODUCTS AND SERVICES GROUP
                     NOTES TO COMBINED FINANCIAL STATEMENTS

         contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (k) Research and Development--Research and development costs are expensed as incurred. SPSG incurred approximately $537,000, $297,000 and $630,000 for the years ended December 31, 1998, 1999 and 2000, respectively, for research and development. These costs are included in general and administrative expenses in the accompanying combined statements of operations.

     (l) Advertising--SPSG expenses the cost of advertising as incurred. Advertising expenses for the years ended December 31, 1998, 1999 and 2000 were approximately $1,340,000, $1,510,000 and $1,554,000, respectively.

     (m) New Accounting Pronouncements--In 1998, SPSG adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130), which established standards for reporting and displaying comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. SPSG has chosen to disclose comprehensive income, which encompasses net income and foreign currency translation adjustments, in the combined statements of parent's equity in segment. The accumulated other comprehensive income (loss) balances of ($1.0) million, $0.3 million and ($4.0) million at December 31, 1998, 1999 and 2000, respectively, consisted entirely of foreign currency translation adjustments.

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133 establishes accounting and reporting standards requiring that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as assets and liabilities measured at fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS 133, as amended, is effective for fiscal years beginning after June 15, 2000. SPSG has several forward contracts in place in association with its net investment in one of its subsidiaries. These instruments have historically qualified for hedge accounting throughout the periods presented in the accompanying combined financial statements. SPSG has adopted the provisions of SFAS 133 beginning on January 1, 2001. SPSG has designated these contracts as net investment hedges under SFAS 133 and, as such, the accounting under this new statement will approximate its previous accounting. Based on current hedge instruments and designations, SPSG will account for changes in the fair value of its net investment hedge contracts with the related changes in fair value reported in other comprehensive income (loss). SPSG does not expect that it will realize any material charges to earnings pursuant to SFAS 133. See Note 12 for further discussion. However, in the event of a future change in facts or in the underlying net investment hedge relationships, SPSG could experience future volatility in earnings. A sale of net assets or portions of the business that does not include the corresponding hedge instrument could also result in future volatility in earnings.

     (n) Stock-Based Compensation--SPSG has elected to account for the cost of its employee stock options and other forms of employee stock-based compensation plans utilizing the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 (APB 25) as allowed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). APB 25 requires compensation cost for stock-based compensation plans to be recognized based on the difference, if any, between the fair market value of the stock on the date of grant and the option exercise price. SFAS 123 established a fair value-based method of accounting for compensation cost related to stock options and

                   THE SECURITY PRODUCTS AND SERVICES GROUP
                     NOTES TO COMBINED FINANCIAL STATEMENTS

         other forms of stock-based compensation. SFAS 123 allows an entity to continue to measure compensation cost using the principles of APB 25 if certain pro forma disclosures are made. The pro forma disclosures required by SFAS 123 are presented in Note 10(c).

     (o) Change in Accounting Principle--In April 1998, the American Institute of Certified Public Accountants released Statement of Position (SOP) 98-5, "Reporting on the Cost of Start-Up Activities". The SOP requires costs of start-up activities, including preoperating costs, organization costs and other start-up costs, to be expensed as incurred. SPSG's former practice was to capitalize certain of these expenses and amortize them over periods ranging from one to five years. SPSG adopted the provisions of this statement in the first quarter of 1999 and recorded a cumulative effect of a change in accounting principle of $0.8 million, net of a tax benefit of $0.4 million.

     (p) Derivative Financial Instruments--Financial instruments in the form of foreign currency exchange contracts are utilized by SPSG to hedge its exposure to movements in foreign currency exchange rates. SPSG does not hold or issue derivative financial instruments for trading purposes. Gains and losses on foreign exchange contracts are deferred and amortized as an adjustment to the cumulative foreign currency translation adjustment component of equity over the terms of the agreements in accordance with hedge accounting standards. The carrying value of foreign currency exchange contracts is not equal to the fair value. See Note 12 for further discussion.

     (q) Reclassifications--Certain reclassifications have been reflected in 1998 and 1999 to conform with the current period presentation. Specifically, in accordance with EITF Issue No. 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent" and EITF Issue No. 00-14, "Accounting for Certain Sales Incentives," SPSG has made reclassifications in the 1998 and 1999 combined statements of operations to include certain types of costs that are billed to its customers in net sales instead of offsetting the revenues against cost of sales and selling and marketing expenses.

3.   MERGERS AND ACQUISITIONS

     Kroll-O'Gara completed one acquisition in SPSG in 1998 that was accounted for as a purchase business combination. In September 1998, Kroll-O'Gara, through its O'Gara-Hess & Eisenhardt de Columbia (OHE-Columbia) subsidiary, completed the acquisition of the assets of Protec, S.A. (Protec), headquartered in Bogota, Colombia, which specializes in vehicle armoring systems and manufacturing bullet and smash resistant glass for its own use and for sale to third parties. OHE-Columbia has been included in SPSG. The purchase price of this acquisition amounted to approximately $4.1 million and consisted of $3.2 million in cash and 38,788 shares of Kroll-O'Gara common stock (valued at approximately $0.9 million or an average of $22.95 per share). For accounting purposes, the acquisition was effective on October 1, 1998, and the results of operations of OHE-Columbia are included in the combined financial statements from that date forward. The resulting goodwill from this transaction is being amortized over a 20 year period.

                   THE SECURITY PRODUCTS AND SERVICES GROUP
                     NOTES TO COMBINED FINANCIAL STATEMENTS

   In connection with the 1998 purchase acquisition of Protec, the original assets acquired and liabilities assumed were as follows (dollars in thousands):

   FAIR VALUE OF ASSETS ACQUIRED INCLUDING:
   Other current assets ..................................................    $     75
   Property, plant and equipment .........................................         311
   Costs in excess of assets acquired and other intangible assets ........       3,917
                                                                              --------
                                                                                 4,303

   Less: Cash paid for net assets ........................................      (3,200)
   Fair value of Kroll-O'Gara stock issued ...............................        (890)
                                                                              --------
                                                                              $    213
                                                                              ========
   LIABILITIES ASSUMED INCLUDING:
   Liabilities assumed and acquisition costs .............................    $     99
   Debt ..................................................................         114
                                                                              --------
                                                                              $    213
                                                                              ========

4.   BALANCE SHEET ACCOUNTS

     (a) Trade Accounts Receivable and Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts--The following summarizes the components of trade accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts:

                                                                         DECEMBER 31,
                                                                 -----------------------------
                                                                      1999            2000
                                                                 -------------   -------------
   United States Military:
     Billed receivables ......................................   $ 4,877,570     $ 6,826,533
     Costs and estimated earnings in excess of billings on
      uncompleted contracts ..................................    13,827,929       7,265,288
                                                                 -----------     -----------
        Total United States Military .........................   $18,705,499     $14,091,821
                                                                 ===========     ===========
   Other contracts and receivables:
     Billed receivables ......................................   $18,193,184     $15,874,278
     Costs and estimated earnings in excess of billings on
      uncompleted contracts ..................................    10,331,795       1,368,846
                                                                 -----------     -----------
        Total other contracts and receivables ................   $28,524,979     $17,243,124
                                                                 ===========     ===========
   Total trade accounts receivable, net ......................   $23,070,754     $22,700,811
                                                                 ===========     ===========
   Total costs and estimated earnings in excess of billings on
    uncompleted contracts ....................................   $24,159,724     $ 8,634,134
                                                                 ===========     ===========

     Costs and estimated earnings in excess of billings on uncompleted contracts are net of $131,582,751 and $139,118,840 of progress billings to the United States Military at December 31, 1999 and 2000, respectively.

     Costs and estimated earnings in excess of billings on uncompleted contracts represent revenue recognized on long-term contracts in excess of billings because amounts were not billable at the balance sheet date. It is anticipated such unbilled amounts attributable to the United States Military will generally be billed over the next 180 days from the balance sheet date as shipments

                   THE SECURITY PRODUCTS AND SERVICES GROUP
                     NOTES TO COMBINED FINANCIAL STATEMENTS

     are made. Amounts receivable on other contracts are also generally billed as shipments are made. It is estimated that substantially all such amounts will be billed within one year, although contract extensions may delay certain collections beyond one year.

     The following summarizes activity in the allowance for doubtful accounts on trade accounts receivable:

                                                          ADDITIONS
                                            BALANCE AT    CHARGED TO
                                           BEGINNING OF    COSTS AND                   BALANCE AT
                                              PERIOD       EXPENSES     DEDUCTIONS    END OF PERIOD
                                          -------------- ------------ -------------- --------------
   Year ended December 31, 1998 .........    $657,254     $  337,203    $ (484,947)    $  509,510
   Year ended December 31, 1999 .........     509,510      1,132,518      (683,279)       958,749
   Year ended December 31, 2000 .........     958,749      1,186,307      (924,602)     1,220,454

     (b) Inventories--Inventories are stated at the lower cost or market using the first-in, first-out (FIFO) method and include the following:

                                                            DECEMBER 31,
                                                    -----------------------------
                                                         1999           2000
                                                    -------------- --------------

        Raw materials .............................  $14,494,953    $11,650,878
        Vehicle costs and work-in-process .........    6,699,119      6,990,294
                                                     -----------    -----------
                                                     $21,194,072    $18,641,172
                                                     ===========    ===========

     The following summarizes activity in valuation reserves for inventory obsolescence:


                                                         ADDITIONS
                                           BALANCE AT    CHARGED TO
                                          BEGINNING OF   COSTS AND                 BALANCE AT
                                             PERIOD       EXPENSES   DEDUCTIONS   END OF PERIOD
                                         -------------- ----------- ------------ --------------
   Year ended December 31, 1998 ........    $340,332     $  9,668        $--       $  350,000
   Year ended December 31, 1999 ........     350,000      116,752         --          466,752
   Year ended December 31, 2000 ........     466,752      857,648         --        1,324,400

     (c) Other Assets--Other assets are stated at cost less accumulated amortization and are being amortized on a straight-line basis over their estimated useful lives, as applicable. Other assets consist of the following:


                                                                              DECEMBER 31,
                                                            USEFUL LIFE -------------------------
DESCRIPTION                                                   (YEARS)       1999         2000
-----------                                                   -------       ----         ----
   Security deposits .....................................        --     $  95,065    $  63,691
   Deferred financing fees ...............................        30       152,940      152,940
   Investment is unconsolidated subsidiary and other .....        20       493,316      474,987
   Advances to Kroll-O'Gara shareholder ..................        --        80,119       40,000
                                                                         ---------    ---------
                                                                           821,440      731,618
   Less--accumulated amortization ........................                 (67,549)     (78,796)
                                                                         ---------    ---------
                                                                         $ 753,891    $ 652,822
                                                                         =========    =========

                   THE SECURITY PRODUCTS AND SERVICES GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

     (d) Accrued Liabilities--Accrued liabilities consist of the following:


                                                                  DECEMBER 31,
                                                          -----------------------------
DESCRIPTION                                                    1999            2000
-----------                                               -------------   -------------
      Payroll and related benefits ....................    $3,625,072      $2,538,146
      Accrued professional fees .......................            --         124,199
      Property, sales and other taxes payable .........       400,306         683,567
      Accrued medical costs ...........................       332,394         295,845
      Accrued interest ................................            --           5,052
      Accrued warranty reserve ........................       442,597         464,933
      Accrued restructuring reserve ...................            --         315,146
      Other accruals ..................................     1,865,597       3,877,232
                                                           ----------      ----------
                                                           $6,665,966      $8,304,120
                                                           ==========      ==========

     (e) Restructuring of Operations--In the first quarter of 1999, SPSG began implementation of a restructuring plan (the 1999 Plan) to reduce costs and improve operating efficiencies. The 1999 Plan was substantially completed by the end of the second quarter of 1999. The total non-recurring pre-tax restructuring charge recorded pursuant to the 1999 Plan was approximately $0.3 million. Total payments or writeoffs made pursuant to the 1999 Plan through December 31, 1999 were $0.3 million. SPSG does not expect to incur any other significant restructuring charges in future periods related to the 1999 Plan. The principal element of the restructuring plan was the elimination of approximately 55 employees. The components of the restructuring charge in 1999 were as follows:


DESCRIPTION                                                     EXPENSE
-----------                                                   -----------
      Severance and related costs .........................    $195,095
      Writedown of property, plant and equipment ..........      96,662
                                                               --------
                                                               $291,757

                                                               ========

     In the third quarter of 2000, SPSG implemented and completed a plan to reduce costs and improve operating efficiencies (the 2000 Plan) with a total non-recurring pre-tax restructuring charge of approximately $0.7 million. Total payments pursuant to the 2000 Plan through December 31, 2000 were $0.4 million. SPSG does not expect to incur any other significant restructuring charges in future periods related to the 2000 Plan. The principal element of the restructuring plan was the elimination of approximately 25 employees. The only component of the restructuring charge was severance related to the termination of employees. At December 31, 2000, approximately $0.3 million remained as an accrual relating to the 2000 Plan.

5.   INCOME TAXES

     PSG accounts for income taxes under the liability method pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under the liability method, deferred tax liabilities and assets are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates.

     SPSG is a wholly-owned subsidiary of Kroll-O'Gara and does not file an individual tax return. Accordingly, for purposes of these separate combined financial statements, SPSG has computed

                   THE SECURITY PRODUCTS AND SERVICES GROUP
                     NOTES TO COMBINED FINANCIAL STATEMENTS

     deferred income tax assets and liabilities using the separate return method as allowed by SFAS 109. Under this method, the allocation of tax expense or tax benefit is based on what SPSG's current and deferred tax expense would have been had SPSG filed separate tax returns. This method also assumes that all net operating loss carryforwards are available to be utilized by the respective subsidiaries in the segment.

     SPSG's provision for income taxes, excluding the cumulative effect of a change in accounting principle, is summarized as follows:

                                 1998            1999           2000
                            -------------   -------------   ------------
Currently payable:
Federal .................    $4,019,928      $2,813,258      $      --
State and local .........       709,399         496,457             --
Foreign .................     1,632,204         592,815        322,402
                             ----------      ----------      ---------
                              6,361,531       3,902,530        322,402
                             ----------      ----------      ---------
Deferred:
Federal .................      (325,701)       (128,546)        41,790
State and local .........       (57,477)        (22,684)         7,375
Foreign .................            --        (217,001)       (96,941)
                             ----------      ----------      ---------
                               (383,178)       (368,231)       (47,776)
                             ----------      ----------      ---------
                             $5,978,353      $3,534,299      $ 274,626
                             ==========      ==========      =========

     A reconciliation between the statutory federal income tax rate and the effective tax rate is summarized as follows:


                                                  1998                     1999                        2000
                                        ------------------------ ------------------------ ------------------------------
                                            AMOUNT       RATE        AMOUNT       RATE         AMOUNT           RATE
                                        ------------- ---------- ------------- ---------- ---------------- -------------
Provision (benefit) for income
 taxes at the federal statutory
 rate .................................  $5,224,479       34.0%   $1,820,853       34.0%    $ (3,310,289)       (34.0)%
State and local income taxes,
 net of federal benefit ...............     433,063        2.8       285,680        5.3           62,979          0.7
Nondeductible expenses ................    (106,743)      (0.7)      314,421        5.9          770,133          7.9
Change in valuation allowance .........     107,206        0.7       661,620       12.4        2,418,132         24.8
Effect of foreign losses ..............     156,041        1.0        31,262        0.6          284,507          2.9
Other .................................     164,307        1.1       420,463        7.8           49,164          0.5
                                         ----------       ----    ----------       ----     ------------        -----
Provision for income taxes ............  $5,978,353       38.9%   $3,534,299       66.0%    $    274,626          2.8%
                                         ==========       ====    ==========       ====     ============        =====

                   THE SECURITY PRODUCTS AND SERVICES GROUP
                     NOTES TO COMBINED FINANCIAL STATEMENTS

     The components of SPSG's combined deferred income tax assets and liabilities as of December 31 are summarized below:

                                                                      1999             2000
                                                                 -------------   ---------------
   Deferred tax assets:
    Allowance for doubtful accounts ..........................    $  213,396      $    467,274
    Depreciation and amortization ............................        78,838            37,791
    Net operating loss carryforwards .........................       867,985         3,287,382
    Payroll and other benefits ...............................       534,734           556,921
    Other accruals ...........................................       212,764           220,786
    Other ....................................................        89,300           327,482
                                                                  ----------      ------------
                                                                   1,997,017         4,897,636
   Valuation allowance .......................................      (867,985)       (3,287,382)
                                                                  ----------      ------------
    Net deferred tax assets ..................................     1,129,032         1,610,254
                                                                  ----------      ------------
   Deferred tax liabilities:
    Percentage of completion on foreign subsidiaries .........      (201,148)               --
    Foreign leasing transactions .............................      (147,146)         (145,332)
    Other ....................................................      (351,440)         (674,369)
                                                                  ----------      ------------
                                                                    (699,734)         (819,701)
                                                                  ----------      ------------
       Net deferred tax asset ................................    $  429,298      $    790,553
                                                                  ==========      ============

     SPSG has certain domestic and foreign net operating loss carryforwards. The domestic net operating loss carryforward approximated $5.9 million at December 31, 2000 and expires in 2015. There was no domestic net operating loss carryforward at December 31, 1999. The foreign net operating loss carryforwards approximated $2.6 million and $3.9 million at December 31, 1999 and 2000, respectively, and relate primarily to Mexico and the Philippines. These carryforwards expire beginning in 2001. A valuation allowance for all existing domestic and foreign net operating loss carryforwards has been provided as it is not certain that the tax benefit will be realized in the foreseeable future. Adjustments to the valuation allowance, if any, will be recorded in the periods in which it is determined the asset is realizable.

                   THE SECURITY PRODUCTS AND SERVICES GROUP
                     NOTES TO COMBINED FINANCIAL STATEMENTS

6.   RELATED PARTY TRANSACTIONS

     (a) Summary of Related Party Transactions--The following summarizes transactions with related parties:

                                                                        YEARS ENDED DECEMBER 31,
                                                                 --------------------------------------
                                                                     1998          1999         2000
                                                                 ------------   ----------   ----------
Purchases
 from Kroll-O'Gara Shareholder ...............................   $ 118,700       $ 90,350     $     --
 from affiliated entities ....................................   1,325,410             --
Lease expense to affiliated entities .........................     838,597        566,213      450,764
Non-interest bearing advances to Kroll-O'Gara
 shareholders ................................................     562,541        132,707       92,587
Non-interest bearing advances to affiliated entities .........     282,346        282,346      358,480

     (b) Equipment Leases with Affiliated Entities--SPSG is currently leasing various equipment from an affiliated entity under month-to-month lease agreements. Rental expense approximated $547,000, $484,000 and $451,000 for the years ended December 31, 1998, 1999 and 2000, respectively.

7.   LONG-TERM DEBT DUE TO THIRD PARTIES

     (a) Debt Specifically Allocated to SPSG--The components of long-term debt due to third parties are as follows at:


                                                                              DECEMBER 31,
                                                                     -------------------------------
                                                                           1999            2000
                                                                     --------------- ---------------

   Economic Development Revenue Bonds, variable interest rate approximating 85%
     of the bond equivalent yield of 13 week U.S. Treasury bills (not to exceed
     12%) which approximated 5.84% at December 31, 2000, payable in scheduled installments through September 2016, subject to optional tender by the bondholders and a corresponding remarketing agreement, secured by certain property, plant and equipment
     and a bank letter of credit (Note 11) .........................  $  1,275,974    $  1,207,224
   Notes payable to former shareholders of acquired company,
     interest at 10%, payable in 2001 ..............................       250,000         250,000
   Other notes payable, interest at 6% to 10.9%, payable in
     scheduled installments through November 2010, certain notes
     secured by various equipment ..................................     1,573,592       1,658,219
                                                                      ------------    ------------
                                                                         3,099,566       3,115,443
   Less--current portion ...........................................    (2,245,927)     (2,111,147)
                                                                      ------------    ------------
                                                                      $    853,639    $  1,004,296
                                                                      ============    ============

                   THE SECURITY PRODUCTS AND SERVICES GROUP
                     NOTES TO COMBINED FINANCIAL STATEMENTS



     Scheduled maturities of long-term debt at December 31, 2000 are as follows:




     2001 ......................................................    $2,111,147
     2002 ......................................................       179,503
     2003 ......................................................       150,585
     2004 ......................................................       155,616
     2005 ......................................................       166,961
     Thereafter ................................................       351,631
                                                                    ----------
                                                                    $3,115,443
                                                                    ==========

     Included in other notes payable is a foreign revolving line-of-credit not to exceed $500,000. Amounts outstanding were $384,706 and $333,000 at December 31, 1999 and 2000, respectively.

     (b) Parent's Debt Not Specifically Allocated to SPSG--On March 30, 2001, Kroll-O'Gara entered into an amended and restated loan agreement to provide for a revolving credit facility that initially amounts to $40.0 million. The agreement was further amended on April 20, 2001 and expires on May 31, 2002. Additionally, the agreement provides for a letter of credit facility of $1,356,250 supporting the Company's Economic Development Revenue Bonds and up to $6.0 million of transactional letters of credit (see Note 11). Letters of credit cannot be issued or renewed with a maturity date beyond May 31, 2002. Advances under the revolving credit facility bear interest at prime plus 1.5% at December 31, 2000, and, based on the amendments on March 30, 2001 and April 20, 2001, bear interest at the greater of (a) 8.56% or (b) the prime rate plus 1.5%, plus 0.5% times the number of 30-day periods which have expired since April 20, 2001 (or, if less, the highest rate allowed by law). Kroll-O'Gara had approximately $36.5 million borrowed under the line of credit at December 31, 2000.

     Kroll-O'Gara had $35.0 million of senior notes payable outstanding at December 31, 2000. These agreements were also amended on March 30, 2001 and April 20, 2001. Based on the amendments, the senior notes bear interest at the greater of (a) 8.56% or (b) the prime rate plus 1.5%, plus 0.5% times the number of 30-day periods which have expired since April 20, 2001 (or, if less, the highest rate allowed by law).

     The loan agreement and the senior notes (together, the financing agreements) are secured by substantially all assets of Kroll-O'Gara and its subsidiaries and a pledge of the stock of essentially all of the subsidiaries, all of which jointly and severally guarantee obligations under the financing agreements. These financing agreements include financial covenants which, among other restrictions, require the maintenance of certain financial ratios and other financial requirements, including an interest coverage ratio, net worth minimums and minimum quarterly EBITDA, that requires Kroll-O'Gara to effectively break even before taxes and to generate EBITDA of $6.0 million per quarter. The financing agreements also impose limitations on mergers, acquisitions, stock redemptions, additional indebtedness and capital expenditures. The financing agreements do not permit the declaration or payment of any dividends, other than stock dividends. The net proceeds from any lender-approved asset sales in excess of $1.0 million per transaction or $2.0 million per fiscal year must be paid proportionately to the revolving credit facility lender and the holders of the senior notes, with a corresponding reduction in the total permitted borrowings under the revolving credit facility. A material adverse change in the business of Kroll-O'Gara, including a significant sale of net assets, would result in the acceleration of all amounts due to the revolving credit facility lender and the holders of the senior notes. In accordance with the April 20, 2001 amendment to the loan agreement, Kroll-O'Gara's agreement to sell SPSG would result in an acceleration of all amounts due under the loan agreement 60 days after the closing of the

                   THE SECURITY PRODUCTS AND SERVICES GROUP
                     NOTES TO COMBINED FINANCIAL STATEMENTS

     sale. Kroll-O'Gara was not in compliance with certain covenants of the financing agreements as of December 31, 2000. Had the lender and the holders of senior notes not amended and restated the financing agreements, all amounts outstanding under the financing agreements would have been immediately payable. Kroll-O'Gara believes it has the capability to continue to finance its operations and the operations of its segments through fiscal 2001.

8.   OPERATING LEASES

     SPSG leases office space and certain equipment and supplies under agreements with terms from one to fifteen years. The following is a schedule, by year, of approximate future minimum rental or usage payments required under operating leases that have initial or non-cancelable lease terms in excess of one year as of December 31, 2000:


     2001 .....................................................    $  851,987
     2002 .....................................................       627,435
     2003 .....................................................       565,190
     2004 .....................................................       517,763
     2005 .....................................................       289,333
     Thereafter ...............................................       724,333
                                                                   ----------
                                                                   $3,576,041
                                                                   ==========

     Rental expense charged against current operations amounted to approximately $1,169,888, $1,536,174 and $1,784,236 for the years ended December 31,
     1998, 1999 and 2000, respectively.

9.   DEFINED CONTRIBUTION PLAN

     SPSG participates in a Kroll-O'Gara sponsored profit sharing/401(k) plan covering substantially all domestic employees. Contributions to the plan are discretionary. The plan includes a matching contribution whereby SPSG will contribute a percentage of the amount a participant contributes, limited to certain maximum amounts. Plan contribution expense charged against current operations amounted to approximately $236,000 and $146,000 for the years ended December 31, 1999 and 2000, respectively. There was no contribution expense for the year ended December 31, 1998.

10.  PARENT EQUITY ARRANGEMENTS

     (a) Stock Option Plans--SPSG employees were granted stock options under Kroll-O'Gara's 1996 stock option plan (the 1996 Plan). Options for 60,500, 220,400 and 82,000 shares were granted during 1998, 1999 and 2000, respectively. Options granted under the 1996 Plan were generally granted at fair market value at the date of grant and are exercisable over periods not exceeding ten years.

     In 2000, Kroll-O'Gara adopted a stock option plan (the 2000 Plan) for non-executive employees. Options for 289,850 shares were granted to SPSG employees during 2000. Options granted under the 2000 Plan were generally granted at fair market value at the date of grant and are exercisable over periods not exceeding ten years.

     (b) Restricted Stock Plan--Effective August 12, 1998, Kroll-O'Gara adopted a stock incentive plan (the 1998 Stock Incentive Plan) for employees. There were no shares granted under the plan during 1998 or 2000, however, during fiscal 1999, 12,500 shares were granted under the plan to SPSG employees. In connection with the shares granted under the Stock Incentive Plan in 1999, SPSG recorded deferred compensation of $413,595 representing the difference

                   THE SECURITY PRODUCTS AND SERVICES GROUP
                     NOTES TO COMBINED FINANCIAL STATEMENTS

         between the fair market value of Kroll-O'Gara common stock on the date of grant and the purchase price of the shares. This amount is presented as a reduction of parent's equity in segment and is being amortized ratably over the vesting periods of the applicable grants. Approximately $199,000 and $91,000 was expensed in 1999 and 2000, respectively.

     (c) Stock Based Compensation Disclosure--SFAS 123 requires, at a minimum, pro forma disclosures of expense for stock-based awards based on their fair values. The pro forma amounts below are not necessarily representative of the effects of stock-based awards on future pro forma net income because future plans that include SPSG employees may differ from Kroll-O'Gara stock option plans and accordingly (1) future grants of employee stock options may not be comparable to awards made to employees while SPSG was a part of Kroll-O'Gara, and (2) the assumptions used to compute the fair value of any future stock option awards will be specific to these future plans and therefore, may not be comparable to the Kroll-O'Gara assumptions used. If SPSG had measured compensation cost for the Kroll-O'Gara stock options granted to its employees under the fair value method prescribed by SFAS 123, SPSG's net income (loss) for the years ended December 31, 1998, 1999 and 2000 would have been as follows:

                              1998          1999            2000
                         ------------- ------------- -----------------
   Net income (loss):
   As reported .........  $9,387,763    $1,043,109     $ (10,010,770)
   Pro forma ...........  $8,817,376    $  101,957     $ (10,967,658)

     The fair value of each Kroll-O'Gara stock option granted to SPSG employees is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used by Kroll-O'Gara for grants in 1998, 1999 and 2000:


                                              YEAR ENDED DECEMBER 31,
                                     -----------------------------------------
                                            1998            1999       2000
                                     ------------------ ----------- ----------
   Dividend yield ..................      --                 --          --
   Expected volatility .............     41.4%              41.4%       43.7%
   Risk-free interest rate .........      5.4%               5.4%        6.7%
   Expected lives .................. 2.5 -- 7.5 years   7.5 years   7.5 years

     The 60,500 options granted by Kroll-O'Gara to SPSG employees during 1998 have a weighted-average exercise price of $18.92, a weighted-average fair value of $10.02 and remaining contractual lives, on a weighted-average basis, of 7.4 years. The 220,400 options granted by Kroll-O'Gara to SPSG employees during 1999 have a weighted-average exercise price of $27.66, a weighted-average fair value of $17.01 and contractual lives, on a weighted-average basis, of 8.2 years. The 371,850 options granted by Kroll-O'Gara to SPSG employees during 2000 have a weighted-average exercise price of $6.38, a weighted-average fair value of $3.74 and contractual lives, on a weighted-average basis, of 9.4 years.

     A summary of the status of Kroll-O'Gara stock options granted to SPSG employees at December 31, 1998, 1999 and 2000, and the change during the years then ended is presented in the table below:

                   THE SECURITY PRODUCTS AND SERVICES GROUP
                     NOTES TO COMBINED FINANCIAL STATEMENTS

                                                1998                        1999                         2000
                                      -------------------------   -------------------------   ---------------------------
                                                      WEIGHTED                    WEIGHTED                      WEIGHTED
                                                       AVERAGE                     AVERAGE                      AVERAGE
                                                      EXERCISE                    EXERCISE                      EXERCISE
                                         SHARES         PRICE        SHARES         PRICE         SHARES         PRICE
                                      ------------   ----------   ------------   ----------   -------------   -----------
Outstanding, beginning of year.....      381,449      $  11.60       386,671      $  13.01        569,895      $  18.66
Granted ...........................       60,500         18.92       220,400         27.66        371,850          6.38
Exercised .........................      (52,778)         9.36       (24,209)        10.16             --            --
Forfeited/Expired/Cancelled .......       (2,500)        17.50       (12,967)        19.19       (287,877)        15.05
                                         -------      --------       -------      --------       --------      --------
Outstanding, end of year ..........      386,671      $  13.01       569,895      $  18.66        653,868      $  13.26
                                         =======      ========       =======      ========       ========      ========
Exercisable, end of year ..........      188,144      $  11.47       218,557      $  12.79        278,907      $  15.90
                                         =======      ========       =======      ========       ========      ========

          Of the options outstanding at December 31, 2000, 59,309 options are exercisable at prices per share ranging from $1.00 to $9.00 per share, 57,751 options are exercisable at prices per share ranging from $9.88 to $12.75 per share and 161,847 options are exercisable at prices per share ranging from $17.25 to $26.94 per share.

11.  COMMITMENTS AND CONTINGENCIES

     (a) Letters of Credit--Under the terms of the Economic Development Revenue Bonds Agreement, SPSG is required to maintain a letter of credit supporting the debt. As of December 31, 2000, SPSG's lender was committed to providing this letter of credit through May 31, 2001. As of December 31, 2000, SPSG had an outstanding letter of credit in the amount of $1,356,250.

     At December 31, 2000, SPSG had standby and purchase letters of credit, issued on its behalf by its primary lender, in the aggregate amount of $1,875,562.

     (b) Employment Agreements--Kroll-O'Gara and SPSG have month-to-month employment agreements with SPSG executive officers and management level personnel with annual compensation ranging in value from $135,000 to $350,000. The agreements generally provide for salary continuation in the event of termination without cause for the greater of the remainder of the agreement or one year. The agreements also contain certain non-competition clauses and generally provide for one year's salary if the agreement is not renewed.

     As of December 31, 2000, the remaining aggregate commitment under these employment agreements if all individuals were terminated without cause was approximately $785,000.

     (c) Legal Matters--Kroll-O'Gara has been named as a defendant in eight lawsuits alleging that its officers and directors breached their fiduciary duties in connection with the now terminated proposed acquisition of a majority of Kroll-O'Gara's shares by a company formed by Blackstone Capital Partners III Merchant Banking Fund L.P. (Blackstone). The plaintiffs allege that Kroll-O'Gara's officers and directors breached their fiduciary duties by deferring acquisitions, by negotiating an inadequate acquisition price, by failing to engage in arms-length negotiations and by failing to seek redress from Blackstone after Blackstone terminated the proposed transaction. The plaintiffs also allege that Blackstone and American International Group, Inc. and its subsidiaries (AIG) aided and abetted the directors' and officers' alleged breaches of fiduciary duties. The plaintiffs seek to bring their claims derivatively on behalf of Kroll-O'Gara and also seek class certification. The plaintiffs seek a declaration that the individual defendants breached their fiduciary duty and seek damages and attorneys' fees in an unspecified amount. Kroll-O'Gara believes that the allegations in the complaint are meritless and will defend the suits vigorously.

                   THE SECURITY PRODUCTS AND SERVICES GROUP
                     NOTES TO COMBINED FINANCIAL STATEMENTS

     In 1999, Kroll-O'Gara learned that an individual had filed a qui tam suit against an SPSG subsidiary under the Civil False Claims Act alleging that the SPSG subsidiary and three of its vendors knowingly violated their contractual requirements with the Army due to the vendors' alleged failure to have certified welders. In October 2000, SPSG settled this litigation with the Department of Justice for approximately $1.1 million, plus legal costs. SPSG admitted no wrongdoing as part of the settlement. SPSG paid $0.55 million of the settlement amount in November 2000; the remainder is due on December 30, 2001.

     In addition to the matters discussed above, SPSG is involved in litigation from time to time in the ordinary course of its business; however, SPSG does not believe that there is any currently pending or threatened litigation, individually or in the aggregate, that is likely to have a material adverse effect on its financial position, results of operations or its cash flows.

12.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of significant current assets, current liabilities and long-term debt approximate their respective historical carrying amounts.

     SPSG has entered into six foreign currency exchange contracts to effectively hedge its exposure to certain foreign currency rate fluctuations on intercompany demand loans to one subsidiary which are denominated in a foreign currency. By virtue of these contracts, SPSG has fixed the total dollar amount which it will receive under the aforementioned subsidiary loan through the maturity dates of the contracts regardless of the fluctuations in the exchange rate. As of December 31, 2000, the total notional amount of the contracts, which mature between January 2001 and July 2002, was $11.5 million. SPSG's cumulative foreign currency translation adjustment component of parent's equity in segment was increased by $2.0 million in 1999 and decreased by $0.3 million in 2000 as a result of these contracts.

     SPSG has estimated the fair value of its foreign exchange contracts based on information obtained from the counterparty. Fair value represents the amount SPSG would have received at December 31, 2000 if the agreements had been terminated. As of December 31, 2000, SPSG would have received approximately $0.9 million upon cancellation of all contracts. If SFAS 133 had to be applied to all net investment hedge contracts in place at December 31, 2000, the effect would have been to decrease assets by approximately $0.2 million with an offsetting amount recorded in the accumulated other comprehensive income (loss) component of parent's equity in segment.

                   THE SECURITY PRODUCTS AND SERVICES GROUP
                     NOTES TO COMBINED FINANCIAL STATEMENTS

13.  CUSTOMER DATA

     (a) Geographic Data--The following summarizes information about SPSG's different geographic areas:


                                     UNITED STATES      FRANCE      OTHER FOREIGN     ELIMINATIONS       COMBINED
                                    ---------------   ----------   ---------------   --------------   -------------
                                                                (DOLLARS IN THOUSANDS)
1998
----
Net sales to unaffiliated
 customers ......................      $  83,812       $26,164        $ 27,760          $     --        $ 137,736
Intercompany ....................            898           637             186            (1,721)              --
                                       ---------       -------        --------          --------        ---------
Total net sales .................      $  84,710       $26,801        $ 27,946          $ (1,721)       $ 137,736
                                       =========       =======        ========          ========        =========
Operating income ................      $  11,851       $ 2,185        $  3,816          $     --        $  17,852
                                       =========       =======        ========          ========        =========

1999
----
Net sales to unaffiliated
 customers ......................      $  68,263       $25,315        $ 23,746          $     --        $ 117,324
Intercompany ....................          2,037         1,445             423            (3,905)              --
                                       ---------       -------        --------          --------        ---------
Total net sales .................      $  70,300       $26,760        $ 24,169          $ (3,905)       $ 117,324
                                       =========       =======        ========          ========        =========
Operating income (loss) .........      $   7,318       $ 2,012        $ (1,807)         $     --        $   7,523
                                       =========       =======        ========          ========        =========

2000
----
Net sales to unaffiliated
 customers ......................      $  55,541       $25,159        $ 24,292          $     --        $ 104,992
Intercompany ....................          3,962         1,218             758            (5,938)              --
                                       ---------       -------        --------          --------        ---------
Total net sales .................      $  59,503       $26,377        $ 25,050          $ (5,938)       $ 104,992
                                       =========       =======        ========          ========        =========
Operating income (loss) .........      $  (5,413)      $   927        $ (1,032)         $     --        $  (5,518)
                                       =========       =======        ========          ========        =========

     SPSG accounts for transfers between geographic areas at cost plus a proportionate share of operating profit.

     The following summarizes SPSG's sales in the United States and foreign locations:

                                            YEARS ENDED DECEMBER 31,
                                      ------------------------------------
                                         1998         1999         2000
                                      ----------   ----------   ----------
                                             (DOLLARS IN THOUSANDS)

Sales to unaffiliated customers:
U.S. Government ...................    $ 62,059     $ 54,953     $ 49,960
Other United States ...............      11,859        7,989        8,716
Middle East .......................       3,998        1,618        2,403
Europe ............................      31,202       29,759       24,610
Central and South America .........      20,766       19,716       16,025
Other Foreign .....................       7,852        3,289        3,278
                                       --------     --------     --------
                                       $137,736     $117,324     $104,992
                                       ========     ========     ========

     Export sales by SPSG's domestic operations were approximately 10%, 5% and 4% of net sales for the years ended December 31, 1998, 1999 and 2000, respectively.

                   THE SECURITY PRODUCTS AND SERVICES GROUP
                     NOTES TO COMBINED FINANCIAL STATEMENTS

     SPSG is subject to audit and investigation by various agencies which oversee contract performance in connection with SPSG's contracts with the U.S. government. Management believes that potential claims from such audits and investigations will not have a material adverse effect on the combined financial statements. In addition, contracts with the U.S. government may contain cost or performance incentives or both based on stated targets or other criteria. Cost or performance incentives are recorded at the time there is sufficient information to relate actual performance to targets or other criteria.

     SPSG has foreign operations and assets in Brazil, Colombia, France, Italy, Mexico, Russia and the Philippines. In addition, SPSG sells its products and services in other foreign countries and has continued to increase its level of international activity. Accordingly, SPSG is subject to various risks including, among others, foreign currency restrictions, exchange rate fluctuations, government instability and complexities of local laws and regulations.

     (b) Major Customers during the years ended December 31, 1998, 1999 and 2000 sales to the U.S. government approximated 45%, 47% and 48% of SPSG's net sales, respectively.

14.  SUPPLEMENTAL CASH FLOWS DISCLOSURES

     The following is a summary of cash paid related to certain items:

                                                                      1998            1999           2000
                                                                 -------------   -------------   -----------
   Supplemental disclosure of cash flow information:
   Cash paid for interest ....................................    $  473,107      $  212,277      $170,763
                                                                  ==========      ==========      ========
   Cash paid for taxes .......................................    $1,303,277      $2,455,459      $312,316
                                                                  ==========      ==========      ========
   Supplemental disclosure of non-cash activities:

   Deferred compensation related to restricted stock .........    $       --      $  413,595      $     --
                                                                  ==========      ==========      ========
   Fair value of Kroll-O'Gara stock issued in connection
     with acquisition of businesses ..........................    $  890,185      $       --      $     --
                                                                  ==========      ==========      ========

     The supplemental cash flow disclosure information does not include allocated interest and tax expense that was funded directly by Kroll-O'Gara.

                   THE SECURITY PRODUCTS AND SERVICES GROUP
                      COMBINED BALANCE SHEETS (UNAUDITED)
                   AS OF DECEMBER 31, 2000 AND JUNE 30, 2001

                              (DOLLARS IN 000'S)


                                                                                DECEMBER 31,      JUNE 30,
                                                                                    2000            2001
                                                                               --------------   ------------
ASSETS
Current Assets:
 Cash and cash equivalents .................................................     $   2,161       $   2,231
 Trade accounts receivable, net of allowance for doubtful accounts of approximately $1,220 and $1,022 at December 31, 2000 and June 30,
   2001, respectively ......................................................        22,701          14,777
 Related party receivables .................................................           411             338
 Costs and estimated earnings in excess of billings on uncompleted contracts         8,634          12,726
 Inventories (note 4) ......................................................        18,641          18,512
 Prepaid expenses and other ................................................         3,712           2,794
 Deferred tax asset ........................................................         1,001           1,001
                                                                                 ---------       ---------
   Total current assets ....................................................        57,261          52,379
                                                                                 ---------       ---------
Property, Plant And Equipment, at cost:
 Land ......................................................................         2,350           2,342
 Buildings and improvements ................................................         6,410           6,188
 Leasehold improvements ....................................................           735             726
 Furniture and fixtures ....................................................         5,520           6,384
 Machinery and equipment ...................................................        13,097          12,504
                                                                                 ---------       ---------
                                                                                    28,112          28,144
 Less--accumulated depreciation ............................................       (11,034)        (11,924)
                                                                                 ---------       ---------
                                                                                    17,078          16,220
                                                                                 ---------       ---------
Costs In Excess Of Assets Acquired And Other Intangible Assets, net of
 accumulated amortization of approximately $3,836 and $4,284 at December
 31,2000 and June 30,2001, respectively ....................................        14,453          13,413
Other Assets ...............................................................           652             595
                                                                                 ---------       ---------
                                                                                    15,105          14,008
                                                                                 ---------       ---------
                                                                                 $  89,444       $  82,607
                                                                                 =========       =========
LIABILITIES AND PARENT'S EQUITY IN SEGMENT
Current Liabilities:
 Current portion of long-term debt due to third-parties ....................     $   2,111       $   2,070
 Trade accounts payable ....................................................        18,041          15,036
 Accrued liabilities .......................................................         8,304           7,392
 Customer deposits and deferred revenue ....................................         5,499           4,023
                                                                                 ---------       ---------
   Total current liabilities ...............................................        33,955          28,521
Other Long-Term Liabilities ................................................           174             391
Deferred Income Taxes ......................................................           211             211
Long-Term Debt Due To Third Parties, net of current portion ................         1,004             945
                                                                                 ---------       ---------
   Total liabilities .......................................................        35,344          30,068
Parent's Equity In Segment (note 1):
 Advances from Kroll-O'Gara, net ...........................................        58,139          57,641
 Deferred compensation .....................................................           (72)            (20)
 Accumulated other comprehensive loss ......................................        (3,967)         (5,082)
                                                                                 ---------       ---------
   Total parent's equity in segment ........................................        54,100          52,539
                                                                                 ---------       ---------
                                                                                 $  89,444       $  82,607
                                                                                 =========       =========

 The accompanying notes are an integral part of these combined balance sheets.

                   THE SECURITY PRODUCTS AND SERVICES GROUP
                 COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)
  FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2000 AND 2001 (DOLLARS IN 000'S)


                                                    THREE MONTHS ENDED            SIX MONTHS ENDED
                                                         JUNE 30,                     JUNE 30,
                                                 -------------------------   ---------------------------
                                                    2000          2001           2000           2001
                                                 ----------   ------------   ------------   ------------
Net sales ....................................    $22,755       $ 32,928       $ 51,440       $ 61,404
Cost of sales ................................     17,598         28,202         38,211         50,250
                                                  -------       --------       --------       --------
   Gross profit ..............................      5,157          4,726         13,229         11,154
Operating Expenses:
 Selling and marketing expenses ..............        880            845          2,700          2,410
 General and administrative expenses .........      3,816          3,914          7,978          7,207
                                                  -------       --------       --------       --------
   Operating income (loss) ...................        461            (33)         2,551          1,537
Other Income (expense):
 Interest expense ............................       (370)          (638)        (1,004)        (1,215)
 Other, net ..................................        (84)          (141)          (118)          (292)
                                                  -------       --------       --------       --------
   Income (loss) before provision for
    income taxes .............................          7           (812)         1,429             30
 Provision for income taxes ..................        117            290            209            382
                                                  -------       --------       --------       --------
   Net income (loss) .........................    $  (110)      $ (1,102)         1,220           (352)
                                                  =======       ========       --------       --------
Other comprehensive loss, net of tax:
 Foreign currency translation adjustment,
   net of $1,010 and $424 tax provision,
   respectively ..............................                                   (2,658)        (1,115)
                                                                               --------       --------
   Comprehensive loss ........................                                 $ (1,438)      $ (1,467)
                                                                               ========       ========

          The accompanying notes are an integral part of these combined financial statements.

                   THE SECURITY PRODUCTS AND SERVICES GROUP
                 COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)
       FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 2001 (DOLLARS IN 000'S)


                                                                            SIX MONTHS ENDED
                                                                                JUNE 30,
                                                                        ------------------------
                                                                            2000         2001
                                                                        -----------   ----------
Cash flows from operating activities:

 Net income (loss) ..................................................    $  1,220      $   (352)
 Adjustments to reconcile net income (loss) to net cash provided by operating activities-
   Depreciation and amortization ....................................       2,062         1,879
   Bad debt expense .................................................          40           237
   Noncash compensation expense .....................................          55            52
 Change in assets and liabilities-
 Trade accounts receivables .........................................       1,141         6,874
 Costs and estimated earnings in excess of billings on uncompleted
   contracts ........................................................       8,919        (4,092)
 Inventories, prepaid expenses and other assets .....................      (6,113)          536
 Trade accounts payable .............................................      (2,645)       (2,336)
 Amounts due to/from related parties ................................          25            67
 Accrued liabilities, long-term liabilities and customer deposits and
   deferred revenue .................................................         864        (1,477)
                                                                         --------      --------
   Net cash provided by operating activities ........................       5,568         1,388
                                                                         --------      --------
Cash flows from investing activities:
 Purchases of property, plant and equipment, net ....................      (1,764)       (1,035)
                                                                         --------      --------
   Net cash used in investing activities ............................      (1,764)       (1,035)
                                                                         --------      --------
Cash flows from financing activities:
 Payments of third party debt, net ..................................        (208)         (100)
 Decrease in advances from Kroll-O'Gara, net ........................      (4,480)         (144)
 Other ..............................................................        (564)           36
                                                                         --------      --------
   Net cash used in financing activities ............................      (5,252)         (208)
                                                                         --------      --------
Net increase (decrease) in cash and cash equivalents ................      (1,448)          145
 Effects of foreign currency exchange rates on cash and cash
   equivalents ......................................................        (158)          (75)
Cash and cash equivalents, beginning of period ......................       3,238         2,161
                                                                         --------      --------
Cash and cash equivalents, end of period ............................    $  1,632      $  2,231
                                                                         ========      ========

         The accompanying notes are an integral part of these combined financial statements.

                   THE SECURITY PRODUCTS AND SERVICES GROUP
               NOTES TO COMBINED UNAUDITED FINANCIAL STATEMENTS

(1)  GENERAL

     The Security Products and Services Group (SPSG or the Company) is a wholly-owned segment of The Kroll-O'Gara Company (Kroll-O'Gara).

     On April 20, 2001, the Board of Directors of Kroll-O'Gara approved a definitive agreement, subject to a limited number of closing conditions, to sell the common stock of the active companies that comprise Kroll-O'Gara's SPSG segment, other than SPSG's subsidiaries that provide kidnap and ransom and risk information services, SPSG's Russian subsidiaries and certain other inactive companies, to Armor Holdings, Inc. (Armor) for up to $56.5 million. The accompanying SPSG combined financial statements and footnotes exclude the subsidiaries that provide kidnap and ransom and risk information services as they will continue to be operated by Kroll-O'Gara after the sale of SPSG. The Russian subsidiaries and certain other inactive companies are included within the accompanying combined financial statements as they have historically been included within the SPSG segment and might not be operated by Kroll-O'Gara after the sale.

     Of the $56.5 million sales price, a portion ($53.0 million subject to adjustment) is to be paid at closing, currently expected to occur in the third quarter of 2001. An escrow of $1.5 million will be maintained and a deferred payment of up to $2.0 million may be made based on SPSG's achievement of a gross profit target for the year ending December 31, 2001. At Armor's option, up to $15.0 million of the purchase price can be paid in registered common stock of Armor. The purchase price will be reduced dollar-for-dollar to the extent tangible net assets, as defined, are less than approximately $37.4 million. Kroll-O'Gara currently believes the sale of SPSG will approximate the value of parent's equity in segment. In the event the sale to Armor is not consummated, Kroll-O'Gara will continue to evaluate all options available to it, including seeking other buyers or other alternatives.

     The accompanying combined financial statements are presented on a carve-out basis and include the historical results of operations and assets and liabilities of the SPSG entities as noted above. These combined financial statements have been prepared from Kroll-O'Gara's historical accounting records.

     SPSG was allocated $0.9 million and $1.2 million of overhead costs related to Kroll-O'Gara's corporate administrative functions for the three months ended June 30, 2000 and 2001, respectively, and $2.0 million and $2.2 million for the six months ended June 30, 2000 and 2001, respectively. The allocations were based on a specific identification of Kroll-O'Gara's administrative costs attributable to SPSG and, to the extent that such identification was not practicable, on the basis of SPSG's sales as a percentage of Kroll-O'Gara's sales. The expenses associated with various corporate initiatives of Kroll-O'Gara were not allocated to SPSG. The allocated costs are included in the various operating expense captions in the accompanying combined statements of operations.

     SPSG's operations have been financed through its operating cash flows and advances from Kroll-O'Gara. SPSG's interest expense includes an allocation of Kroll-O'Gara's interest expense based on Kroll-O'Gara's weighted average interest rate applied to intercompany advances. Interest expense allocated from Kroll O'Gara was $0.9 million and $1.0 million at weighted average interest rates of 3.8% and 6.0% for the six months ended June 30, 2000 and 2001, respectively. Income tax was calculated as if SPSG had filed separate income tax returns. SPSG's current income taxes receivable or payable at any point in time are included in the advances from Kroll-O'Gara in parent's equity in segment. The advances from Kroll-O'Gara balance in parent's equity in segment also includes the equity accounts of specific legal entities included in SPSG, the net assets or liabilities of divisions included in SPSG and the net intercompany balances of all entities and divisions with Kroll-O'Gara.

     Management believes that its allocation methodologies are reasonable.

     The accompanying unaudited combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting

                   THE SECURITY PRODUCTS AND SERVICES GROUP
         NOTES TO COMBINED UNAUDITED FINANCIAL STATEMENTS--(CONTINUED)

principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for fair presentation have been included. Operating results for the three months and six months ended June 30, 2001 are not necessarily indicative of the results that may be expected for the year ended December 31, 2001. The accompanying combined financial statements should be read in conjunction with the combined financial statements and notes thereto in SPSG's audited financial statements for the year ended December 31, 2000.

(2)  PARENT'S DEBT NOT SPECIFICALLY ALLOCATED TO SPSG

     On March 30, 2001, Kroll-O'Gara entered into an amended and restated loan agreement to provide for a revolving credit facility that initially amounts to $40.0 million. The agreement was further amended on April 20, 2001 and expires on May 31, 2002. Additionally, the agreement provides for a letter of credit facility of $1,356,250 supporting the Company's Economic Development Revenue Bonds and up to $6.0 million of transactional letters of credit. Letters of credit cannot be issued or renewed with a maturity date beyond May 31, 2002. Advances under the revolving credit facility bear interest at prime plus 1.5% at June 30, 2001 and, based on the amendments on March 30, 2001 and April 20, 2001, bear interest at the greater of (a) 8.56% or (b) the prime rate plus 1.5%, plus 0.5% (monthly interest factor which was negotiated with the lender to receive advanced waiver to release pledged collateral for the sale of SPSG to Armor) times the number of 30-day periods which have expired since April 20, 2001 (or, if less, the highest rate allowed by law). At June 30, 2001, the interest rate on the revolving credit facility was 9.25%. Kroll-O'Gara had approximately $36.1 million borrowed under the revolving credit facility at June 30, 2001.

     Kroll-O'Gara had $35.0 million of senior notes payable outstanding at June 30, 2001. These agreements were also amended on March 30, 2001 and April 20, 2001. Based on the amendments, the senior notes bear interest at the greater of
(a) 8.56% or (b) the prime rate plus 1.5%, plus 0.5% (monthly interest factor which was negotiated with the lender to receive advanced waiver to release pledged collateral for the sale of SPSG to Armor) times the number of 30-day periods which have expired since April 20, 2001 (or, if less, the highest rate allowed by law). At June 30, 2001, the interest rate on the senior notes was 9.25%.

     The loan agreement and the senior notes (together, the financing agreements) are secured by substantially all assets of Kroll-O'Gara and its subsidiaries and a pledge of the stock of essentially all the subsidiaries, all of which jointly and severally guarantee obligations under the financing agreements. These financing agreements include financial covenants which, among other restrictions, require the maintenance of certain financial ratios and other financial requirements, including an interest coverage ratio, net worth minimums and minimum quarterly EBITDA, that requires Kroll-O'Gara to effectively break even before taxes and to generate EBITDA of $6.0 million per quarter. The financing agreements also impose limitations on mergers, acquisitions, stock redemptions, additional indebtedness and capital expenditures. The financing agreements do not permit the declaration or payment of any dividends, other than stock dividends. The net proceeds from any lender-approved asset sales in excess of $1.0 million per transaction or $2.0 million per fiscal year must be paid proportionately to the revolving credit facility lender and the holders of the senior notes, with a corresponding reduction in the total permitted borrowings under the revolving credit facility. A material adverse change in the business of Kroll-O'Gara, including a significant sale of net assets, would result in the acceleration of all amounts due to the revolving credit facility lender and the holders of the senior notes. In accordance with the April 20, 2001 amendment to the loan agreement, Kroll-O'Gara's agreement to sell SPSG would result in an acceleration of all amounts due under the loan agreement 60 days after the closing of the sale. Kroll-O'Gara was not in compliance with certain covenants of the financing agreements as of December 31, 2000 and June 30, 2001. Had the revolving credit facility lender and the holders of the senior notes not amended and restated the financing

                   THE SECURITY PRODUCTS AND SERVICES GROUP
         NOTES TO COMBINED UNAUDITED FINANCIAL STATEMENTS--(CONTINUED)

agreements on March 30, 2001 and April 20, 2001, or waived the events of non-compliance as of June 30, 2001, all amounts outstanding under the financing agreements would have been immediately payable. Kroll-O'Gara anticipates compliance with all covenants and believes it has the capability to continue to finance its operations and the operations of its segments throughout the remainder of 2001.

(3)  SUPPLEMENTAL CASH FLOW DISCLOSURE

     The following is a summary of cash paid related to certain items:


                                                           SIX MONTHS ENDED
                                                              JUNE 30,
                                                           ---------------------
                                                              2000        2001
                                                           ---------   ---------
                                                           (DOLLARS IN 000'S)
   Cash paid for taxes .................................      $224        $63
   Cash paid for interest (exclusive of Kroll O'
     Gara interest allocation discussed in Note 1) .....        63        141

(4)  INVENTORIES

     Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method and include the following:


                                                  DECEMBER 31,     JUNE 30,
                                                      2000           2001
                                                 --------------   ---------
                                                      (DOLLARS IN 000'S)

   Raw materials .............................       $11,651       $11,547
   Vehicle costs and work-in-process .........         6,990         6,965
                                                     -------       -------
     Total inventory .........................       $18,641       $18,512
                                                     =======       =======

(5)  RESTRUCTURING OF OPERATIONS

     In the third quarter of 2000, SPSG implemented and completed a plan to reduce costs and improve operating efficiencies (the 2000 Plan) with a total pre-tax restructuring charge of approximately $0.7 million. Total payments pursuant to the 2000 Plan through June 30, 2001 were $0.6 million. SPSG does not expect to incur any other significant restructuring charges in future periods related to the 2000 Plan. The principal element of the restructuring plan was the elimination of approximately 25 employees. The only component of the restructuring charge was severance related to the termination of employees. At June 30, 2001, approximately $0.1 million remained as an accrual relating to the 2000 Plan.

(6)  NEW ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 141, "Business Combinations" (SFAS No. 141), which addresses financial accounting and reporting for business combinations. SFAS No. 141 requires all business combinations in the scope of the statement to be accounted for using one method, the purchase method. The provisions of this statement apply to all business combinations initiated after June 30, 2001. Due to the recent issuance of the standard, the Company is still assessing the potential impact to its combined financial statements.

     In June 2001, the FASB issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142), which establishes accounting and reporting standards for goodwill and other intangible assets that are acquired individually or with a group of other assets. The provisions of this statement are effective for fiscal years beginning after December 15, 2001. For

                   THE SECURITY PRODUCTS AND SERVICES GROUP
         NOTES TO COMBINED UNAUDITED FINANCIAL STATEMENTS--(CONTINUED)

example, the Company had amortization expense related to goodwill and other intangible assets of approximately $0.5 million for the six months ended June 30, 2001. Due to the recent issuance of the standard, the Company is still assessing the potential impact to its combined financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

     The following unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2000 and the nine months ended September 30, 2001 are presented for informational purposes only and are not necessarily indicative of actual results that would have been achieved had the O'Gara Acquisition been consummated at the beginning of, or for, the periods indicated. These pro forma condensed consolidated statements of operations do not purport to indicate results of operations as of any future period. The pro forma condensed consolidated statement of operations for the year ended December 31, 2000 and the nine months ended September 30, 2001 reflect only anticipated cost savings directly attributable to the O'Gara Acquisition which we believe would have resulted had the acquisition occurred on January 1, 2000 and reflects the implementation of Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets, as if it had been applied to the O'Gara Acquisition. The unaudited pro forma condensed consolidated statements of operations should be read in conjunction with our Consolidated Financial Statements and the related notes thereto filed with our Form 10-K for the year ended December 31, 2000, and the Combined Financial Statements of SPSG included herein.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                             HISTORICAL                           PRO FORMA
                                                ARMOR        SPSG (1)            ADJUSTMENTS            PRO FORMA
                                            ------------   ------------   -------------------------   ------------
Revenues ................................     $220,955      $ 104,992          $     7,428 (2)(5)       $333,375
Cost of sales ...........................      137,499         86,127                3,966 (2)(5)        227,592
Operating expenses ......................       50,341         22,620                 (849)(3)(5)         72,112
Amortization expense ....................        3,429          1,077               (1,077)(4)(5)          3,429
Equity in earnings of
 investee ...............................          (87)            --                   --                   (87)
Restructuring and related charges .......           --            686                   --                   686
Integration and other non-recurring
 charges ................................        3,290             --                   --                 3,290
                                              --------      ---------          -----------              --------
Operating income (loss) .................       26,483         (5,518)               5,388                26,353
Interest expense, net ...................        1,896          2,266                  333 (7)             4,495
Other (income) expense, net .............       (1,803)         1,952                 (109)(5)                40
Provision (benefit) for income taxes ....        9,342            275               (2,124)(6)             7,493
                                              --------      ---------          -----------              --------
Net income (loss) .......................     $ 17,048      $ (10,011)         $     7,288              $ 14,325
                                              ========      =========          ===========              ========
Earnings per share:
 Basic ..................................     $   0.75                                                  $   0.61
 Diluted ................................     $   0.73                                                  $   0.59
Weighted average number of shares
 outstanding:
 Basic ..................................       22,630                               1,009 (8)            23,639
 Diluted ................................       23,356                               1,009 (8)            24,365

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS


(1) SPSG's combined results of operations are presented for the year ended December 31, 2000.

(2) Reflects a change from O'Gara's revenue recognition policy on long-term contracts from percentage of completion based on the cost incurred basis to percentage of completion based on the units completed basis. For the year ended December 31, 2000, this change in revenue recognition would have resulted in an increase in revenues of approximately $9.3 million and an increase in cost of sales of approximately $5.6 million.

(3) Represents an adjustment to operating expenses to reflect the reduction in information technology consulting and data circuit costs of $262,000, and reduced insurance fees of $100,000 pursuant to our existing contracts.


(4) Reflects the elimination of amortization expense for the SPSG companies being acquired pursuant to this acquisition. According to Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets, goodwill arising from business combinations completed after July 1, 2001 will no longer require annual amortization but rather be tested for impairment.

(5) Reflects the elimination of the Russian operations with revenues of $1.9 million, cost of sales of $1.6 million, operating expenses of $487,000, amortization expense of $450,000 and other income of $109,000. These operations were not purchased as part of the O'Gara Acquisition.

(6) Reflects the adjustment to the provision for taxes by applying our effective tax rate to the pro forma income derived from the pro forma adjustments described above.

(7) Reflects interest expense of $2.7 million related to the debt incurred as a result of the O'Gara Acquisition, net of the elimination of SPSG's allocated interest expense of $2.4 million.

(8) Reflects the issuance of 1,009,422 shares of our $0.01 par value per share common stock valued at $15 million issued as part of the consideration for the O'Gara Acquisition.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)




                                   HISTORICAL                                        PRO FORMA
                                      ARMOR       SPSG (1)      SPSG (2)            ADJUSTMENTS            PRO FORMA
                                  ------------   ----------   ------------   -------------------------   -------------
Revenues ......................     $186,676      $61,404       $ 17,955           $     (545) (3)(6)      $ 265,490
Cost of sales .................      118,563       50,250         17,228                 (402) (3)(6)        185,639
Operating expenses ............       43,763        9,169          4,813                 (421) (4)(6)         57,324
Amortization expense ..........        2,621          448             73                 (521) (5)(6)          2,621
Restructuring and related
 charges ......................        9,959           --             --                   --                  9,959
Integration and other
 non-recurring charges ........        1,800           --             --                   --                  1,800
                                    --------      -------       --------           ----------              ---------
Operating (loss) income .......        9,970        1,537         (4,159)                 799                  8,147
Interest expense, net .........        2,639        1,215            280                1,416 (8)              5,550
Other (income)
 expense, net .................          (52)         292            683                   13 (6)                936
Provision (benefit) for
 income taxes .................        2,658          382             --               (2,429) (7)               611
                                    --------      -------       --------           ----------              ---------
Net (loss) income .............     $  4,725      $  (352)      $ (5,122)          $    1,799              $   1,050
                                    ========      =======       ========           ==========              =========
Earnings per share:
 Basic ........................     $   0.20                                                               $    0.04
 Diluted ......................     $   0.20                                                               $    0.04
Weighted average number of
 shares outstanding:
 Basic ........................       23,190                                              865 (9)             24,055
 Diluted ......................       23,905                                              865 (9)             24,770

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                     CONSOLIDATED STATEMENT OF OPERATIONS

(1) SPSG's combined results of operations are presented for the six months ended June 30, 2001.


(2) Represents the results of operations of SPSG for the period July 1, 2001 to August 22, 2001 and includes adjustments subject to review under the terms of the O'Gara Acquisition.

(3) Reflects a change from O'Gara's revenue recognition policy on long-term contracts from percentage of completion based on the cost incurred basis to percentage of completion based on the units completed basis. For the nine months ended September 30, 2001, this change in revenue recognition would have resulted in an increase in revenues of approximately $606,000 and an increase in cost of sales of approximately $515,000.

(4) Represents an adjustment to operating expenses to reflect reduced information technology consulting and data circuit costs of $160,000 and reduced insurance fees of $75,000 pursuant to our existing contracts.

(5) Reflects the elimination of the historical amortization expense associated with pre-existing goodwill on the SPSG companies being acquired pursuant to this acquisition. In addition, no adjustment has been made to recognize amortization of goodwill associated with the O'Gara Acquisition. According to Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets, goodwill arising from business combinations completed after July 1, 2001 will no longer require annual amortization but rather be tested for impairment.

(6) Reflects the elimination of the Russian operations with revenues of $1,151,000, cost of sales of $917,000, operating expenses of $186,000, amortization expense of $146,000 and other income of $13,000. These operations were not purchased as part of the O'Gara Aquisition.

(7) Reflects an adjustment to the provision for taxes by applying our estimated effective tax rate of 36%, as impacted by O'Gara's historical operations, to the pro forma adjustments.

(8) Reflects additional interest expense of $1,416,000 related to the acquisition debt incurred as a result of the O'Gara Acquisition.

(9) Reflects the additional impact on our weighted average basic and diluted shares outstanding of the August 22, 2001 issuance of 1,009,422 shares of our $0.01 par value per share common stock valued at $15 million issued as part of the consideration for the O'Gara Acquisition.

                     [PICTURES OF CERTAIN OF OUR PRODUCTS]

================================================================================



                                5,000,000 SHARES

                          [ARMOR HOLDINGS, INC. LOGO]

                                  COMMON STOCK



                               ----------------
                              P R O S P E C T U S
                               ----------------



                               MERRILL LYNCH & CO.

                            BEAR, STEARNS & CO. INC.

                               WACHOVIA SECURITIES


                                       , 2001


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     We will pay the following costs and expenses incident to the offering and sale to the public of the shares being registered. All amounts, other than the Commission registration fee, are estimates.


SEC Registration Fee .................    $   35,233
Listing Fee ..........................        50,000
Accounting fees and expenses .........       500,000
Legal fees and expenses ..............       500,000
Printing Fees ........................       100,000
Miscellaneous expenses ...............        64,767
                                          ----------
 Total ...............................    $1,250,000
                                          ==========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify our officers and directors under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

     As permitted by the DGCL, our Charter provides that, to the fullest extent permitted by the DGCL, no director shall be liable to the Company or to its stockholders for monetary damages for breach of his fiduciary duty as a director. Delaware law does not permit the elimination of liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision in the Charter is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

     Our Charter provides that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

     Our Charter also provides that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the

Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Our Charter also provides that to the extent a director or officer of the Company has been successful in the defense of any action, suit or proceeding referred to in the previous paragraphs or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for in the Charter shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the Company may purchase and maintain insurance on behalf of a director or officer of the Company against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the Company would have the power to indemnify him against such liabilities under the provisions of Section 145 of the DGCL.

ITEM 16. EXHIBITS


  EXHIBIT
    NO.    DESCRIPTION
---------- -----------

   1.1     Form of Underwriting Agreement*
   4.1     Form of Common Stock Certificate (filed as Exhibit 4.1 to Registration Statement
           No. 333-28879 on Form S-1 of the Company and incorporated herein by reference)
   5.1     Opinion of Kane Kessler, P.C. regarding the validity of our common stock being registered*
  23.1     Consent of Kane Kessler, P.C. (included in Exhibit 5.1)
  23.2     Consent of PricewaterhouseCoopers LLP
  23.3     Consent of Arthur Andersen LLP
  24.1     Power of Attorney **


----------
* To be filed by amendment


** Previously filed


ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4)or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.


   (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City New York, State of New York, on November 16, 2001.


                                        ARMOR HOLDINGS, INC.

                                        By: /s/ Warren B. Kanders
                                            ------------------------------------
                                        Warren B. Kanders, Chairman of
                                        the Board of Directors

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 16, 2001.




             SIGNATURE                                      TITLE
             ---------                                      -----

          /s/ Warren B. Kanders       Chairman of the Board of Directors
---------------------------------
          Warren B. Kanders

                  *                   President, Chief Executive Officer
---------------------------------       and Director (Principal Executive
                                        Officer)
         Jonathan M. Spiller


                  *                   Executive Vice President, Chief
---------------------------------        Financial Officer (Principal
         Robert R. Schiller              Accounting Officer)


                  *                   Director
---------------------------------
          Burtt R. Ehrlich


                  *                   Director
---------------------------------
          Nicholas Sokolow


                  *                   Director
---------------------------------
          Thomas W. Strauss


                  *                   Director
---------------------------------
          Alair A. Townsend


                  *                   Director
---------------------------------
            Stephen B. Salzman


    *By: /s/ Warren B. Kanders
---------------------------------
         Warren B. Kanders
        as Attorney-in-fact


                                 EXHIBIT INDEX


  EXHIBIT
    NO.    DESCRIPTION
    ---    -----------
   1.1     Form of Underwriting Agreement*
   4.1     Form of Common Stock Certificate (filed as Exhibit 4.1 to Registration Statement
           No. 333-28879 on Form S-1 of the Company and incorporated herein by reference)
   5.1     Opinion of Kane Kessler, P.C. regarding the validity of our common stock being registered*
  23.1     Consent of Kane Kessler, P.C. (included in Exhibit 5.1)
  23.2     Consent of PricewaterhouseCoopers LLP
  23.3     Consent of Arthur Andersen LLP
  24.1     Power of Attorney **


----------
* To be filed by amendment


** Previously filed